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As filed with the Securities and Exchange Commission on September 24, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DRAGONWAVE INC.
(Exact name of Registrant as specified in its charter)

Canada (Province or other Jurisdiction of Incorporation or Organization)	4812 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number, if applicable)

411 Legget Drive, Suite 600, Ottawa, Ontario, Canada, K2K 3C9, (613) 599-9991
(Address and telephone number of Registrant's principal executive offices)

Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, (800) 927-9800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Peter Allen DragonWave Inc. 411 Legget Drive, Suite 600 Ottawa, Ontario, K2K 3C9 Canada (613) 599-9991	Andrea Johnson Fraser Milner Casgrain LLP 99 Bank Street, Suite 1420 Ottawa, Ontario, K1P 1H4 Canada (613) 783-9600	Craig Andrews Matthew Leivo DLA Piper LLP (US) 4635 Executive Drive, Suite 1100 San Diego, CA 92121 USA (858) 677-1400	Martin Langlois Ian G. Putnam Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario, M5L 1B9 Canada (416) 869-5500	Edwin S. Maynard Andrew Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 USA (212) 373-3000

          Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

          It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Shares	14,918,145	U.S.$7.60	U.S.$113,377,902	U.S.$6,326.49

(1)
Includes 1,945,845 common shares that the underwriters have the option to purchase to cover over-allotments, if any, as well as associated rights to purchase common shares pursuant to the Registrant's Shareholder Rights Plan Agreement dated January 29, 2009.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, based on the average of the high and low prices of the Registrant's common shares on the Toronto Stock Exchange on September 18, 2009 converted into U.S. dollars at the U.S.-Canadian dollar exchange rate of U.S.$1.00 = C$1.0754 on September 23, 2009. Includes 1,945,845 common shares that the underwriters have the option to purchase to cover over-allotments, if any, as well as associated rights to purchase common shares pursuant to the Registrant's Shareholder Rights Plan Agreement dated January 29, 2009.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

EXPLANATORY NOTE RELATED TO CANADIAN PROSPECTUS ALTERNATIVE PAGES

        This registration statement contains two forms of prospectus: one to be used in connection with the offering of securities described herein in the United States (the "U.S. Prospectus") and one to be used connection with the offering of such securities in Canada (the "Canadian Prospectus"). The U.S. Prospectus and the Canadian Prospectus are identical except for the cover page, the table of contents and the back page, and except that the Canadian Prospectus includes sections titled "Eligibility For Investment" and "Purchasers' Statutory Rights" and auditors' consents, certificate of corporation and certificate of the underwriters. The form of the U.S. Prospectus is included herein and is supplemented by the alternate pages to be used in the Canadian Prospectus. Each of the alternate pages for the Canadian Prospectus included herein is labeled "Alternative Page for Canadian Prospectus."

I-1

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

A copy of this preliminary short form prospectus has been filed with securities regulatory authorities in every province of Canada, except the province of Quebec, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from securities regulatory authorities.

This short form prospectus has been filed under procedures in all the provinces of Canada, except the province of Quebec, that permit certain information about these securities to be determined after the short form prospectus has become final and that permit the omission of that information from this prospectus. The procedures require the delivery to purchasers of a supplemented PREP prospectus containing the omitted information within a specified period of time after agreeing to purchase any of these securities. All of the information contained in the supplemented PREP prospectus that is not contained in this short form base PREP prospectus will be incorporated by reference into this short form base PREP prospectus as of the date of the supplemented PREP prospectus.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons authorized to sell such securities in those jurisdictions.

Information contained herein is subject to completion or amendment. DragonWave Inc. has filed a registration statement on Form F-10 with the U.S. Securities and Exchange Commission, under the United States Securities Act of 1933, as amended, with respect to the sale of these securities. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any U.S. state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such U.S. state.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of DragonWave Inc. at 411 Legget Drive, Suite 600, Ottawa, Ontario, Canada, K2K 3C9, telephone: (613) 599-9991; facsimile: (613) 599-4225 and are also available electronically at www.sedar.com.

This offering of securities is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system ("MJDS") adopted by the United States and Canada, to prepare this short form prospectus in accordance with Canadian disclosure requirements. Purchasers of the Offered Shares (as defined below) should be aware that such requirements are different from those of the United States. Consolidated financial statements contained and incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditor and independence standards, and thus may not be comparable to financial statements of United States companies. Information regarding the impact upon our audited consolidated financial statements of significant differences between Canadian and United States generally accepted accounting principles is contained in note 20 (entitled "Reconciliation with United States Generally Accepted Accounting Principles") presented in the consolidated financial statements comprising DragonWave Inc.'s (i) amended audited consolidated financial statements for the fiscal years ended February 28, 2009 and February 29, 2008 (together with the auditors' report thereon dated April 17, 2009 except as to note 20 which is as of August 25, 2009) and (ii) amended unaudited consolidated financial statements for the three month period ended May 31, 2009, which are contained elsewhere and are incorporated by reference in this short form prospectus.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences in both the United States and Canada. This short form prospectus or any applicable prospectus supplement may not describe these tax consequences fully for investors who are resident in, or citizens of either Canada or the United States. You should consult your tax advisor about the potential tax consequences that may be applicable in your particular circumstances.

PRELIMINARY SHORT FORM BASE PREP PROSPECTUS

New Issue and Secondary Offering	September 24, 2009

DragonWave Inc.

U.S.$        •

12,972,300 Common Shares

This offering (the "Offering") is the initial public offering of the common shares (the "Common Shares") of DragonWave Inc. ("DragonWave", "we", "us", "our" or the "Company") in the United States and includes a new issue of Common Shares in Canada. The Offering consists of a treasury offering of 7,454,050 Common Shares (the "Treasury Shares") by us and a secondary offering by Enterprise Partners V, L.P., Enterprise Partners VI, L.P., Wesley Clover Corporation and Wesley Clover International Corporation, Venture Coaches Fund L.P. and certain members of our management (collectively, the "Selling Shareholders") of an aggregate of 5,518,250 Common Shares (the "Secondary Shares", and together with the Treasury Shares, the "Offered Shares"). See "Selling Shareholders". The Offering is being made concurrently in Canada under the terms of this short form prospectus and in the United States under the terms of a registration statement on Form F-10 filed with the United States Securities and Exchange Commission (the "SEC"). Our outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol "DWI". We have applied to list the Treasury Shares on the TSX. NASDAQ has conditionally approved the listing of the Treasury Shares and our outstanding Common Shares (including the Secondary Shares) on the NASDAQ Global Market under the trading symbol "DRWI". Listing will be subject to our fulfillment of all of the listing requirements of the TSX and NASDAQ, respectively. On September 23, 2009, the last trading day prior to the filing of this short form prospectus, the closing price of our Common Shares on the TSX was U.S.$7.46 or C$8.00 based on the prevailing U.S.-Canadian dollar exchange rate of U.S.$1.00 = C$1.0724 on September 23, 2009.

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

The Offered Shares are being offered in Canada by Canaccord Capital Corporation, CIBC World Markets Inc., GMP Securities L.P., RBC Dominion Securities Inc., Dundee Securities Corporation and TD Securities Inc. (the "Canadian Underwriters") and in the United States by Canaccord Adams Inc., Piper Jaffray & Co., Pacific Crest Securities LLC, CIBC World Markets Corp., GMP Securities L.P., Dundee Securities Inc. and TD Securities (USA) LLC (together with the Canadian Underwriters, the "Underwriters"). See "Plan of Distribution".

Price: U.S.$        •        per Common Share

	Price to Public(1)	Underwriters' Fees(2)	Net Proceeds to Us(3)(4)	Net Proceeds to the Selling Shareholders
Per Common Share	U.S.$ •	U.S.$ •	U.S.$ •	U.S.$ •
Total	U.S.$ •	U.S.$ •	U.S.$ •	U.S.$ •
(1)
The public Offering price for the Offered Shares offered in the U.S. of U.S.$    •    per Common Share is payable in U.S. dollars and the public Offering price of the Offered Shares offered in Canada of C$    •    per Common Share is payable in Canadian dollars, except as may otherwise be agreed by the Underwriters. The U.S. dollar amount is the approximate equivalent of such Canadian dollar amount based on the prevailing U.S.-Canadian dollar exchange rate of U.S.$1.00 = C$    •    on     •    .

(2)
The Underwriters will receive a fee of U.S.$    •    (C$    •    ) per Offered Share (5.75% of the price of the Offered Shares), that will be paid in the currency in which we and the Selling Shareholders receive payment for the Offered Shares. See "Plan of Distribution".

(3)
Before deducting expenses of the Offering estimated to be U.S.$    •    (C$    •    ). The expenses of the Offering will be paid solely by us, and the Selling Shareholders will not pay any portion of such expenses, as provided in the Underwriting Agreement (as defined herein). We have agreed to pay all of the expenses of the Offering since the sale of the Secondary Shares has not added materially to the expenses of the Offering. See "Plan of Distribution".

(4)
If the Over-Allotment Option (as defined below) is exercised in full, the total number of Offered Shares under the Offering will be 14,918,145, the total "Price to Public" will be U.S.$    •    , the total "Underwriters' Fees" will be U.S.$    •    , the total "Net Proceeds to Us" will be U.S.$    •    (or C$    •    , C$    •    and C$    •    respectively). The total Net Proceeds to the Selling Shareholders will be unaffected by the exercise of the Over-Allotment Option.

There are certain risks associated with an investment in the Offered Shares which prospective purchasers should carefully review and consider. See "Risk Factors" beginning on page 11 of this short form prospectus.

We have granted to the Underwriters an option (the "Over-Allotment Option") allowing the Underwriters to purchase that number of Common Shares representing up to 15% of the Offered Shares sold pursuant to the Offering at the Offering price, for a period of 30 days following the Closing Date (as defined below), to cover over-allotments, if any, and for market stabilization purposes. See "Plan of Distribution". This short form prospectus qualifies both the grant of the Over-Allotment Option and the issuance of Common Shares if the Over-Allotment Option is exercised. A purchaser who acquires Common Shares forming part of the Underwriters' over-allocation position acquires those securities under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or through secondary market purchases. See "Plan of Distribution".

Underwriters' Position	Maximum size	Exercise period	Exercise price
Over-Allotment Option	1,945,845 Common Shares	30 days following the Closing Date	U.S.$ • per Common Share (C$ • per Common Share)

Unless otherwise indicated, all information in this short form prospectus is presented without giving effect to the exercise of the Over-Allotment Option.

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by us and if, as and when sold by the Selling Shareholders in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution" and subject to the approval of certain legal matters on our behalf by our Canadian counsel Fraser Milner Casgrain LLP and our U.S. counsel DLA Piper LLP (US) and on behalf of the Underwriters by the Underwriters' Canadian counsel Stikeman Elliott LLP and U.S. counsel Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Subject to applicable laws, the Underwriters may, in connection with the Offering, effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time. The Underwriters may offer the Offered Shares at lower prices than stated above. See "Plan of Distribution".

Subscriptions for the Offered Shares will be received subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice. We expect to arrange for an instant deposit of the Offered Shares to or for the account of the Underwriters with CDS Clearing and Depositary Services Inc. and The Depositary Trust Company on the date of closing, which is expected to take place on or about    •    , 2009, or such other date as may be agreed upon by us and the Underwriters, but in any event no later than    •    , 2009 (the "Closing Date"). In any event, the Offered Shares are to be taken up by the Underwriters, if at all, on or before a date not later than 42 days after the date of the receipt of the final short form base PREP prospectus.

Two of the Selling Shareholders, Enterprise Partners V, L.P. and Enterprise Partners VI, L.P., are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction. Mr. McCormack, a Selling Shareholder, is a U.S. citizen and resides in the U.S. Although prior to the Closing Date such Selling Shareholders will appoint Fraser Milner Casgrain LLP, 99 Bank Street, Suite 1420, Ottawa, Ontario, K1P 1H4 as their agent for service of process in all of the provinces of Canada, except Quebec, it may not be possible for investors to enforce judgments obtained in Canada against such Selling Shareholders.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that DragonWave is incorporated under the laws of Canada, that a majority of our officers and directors and experts are residents of Canada, that some or all of the Underwriters or experts named in the registration statement to which this short form prospectus relates are residents of a foreign country and that a substantial portion of our assets and said persons are located outside of the United States.

NEITHER THE SEC NOR ANY STATE OR CANADIAN SECURITIES COMMISSIONS OR SIMILAR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE OFFERED SHARES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Our head and registered office is 411 Legget Drive, Suite 600, Ottawa, Ontario, Canada, K2K 3C9.

In this short form prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. All references to "dollars", "C$" or "$" are to Canadian dollars and all references to "U.S.$" are to United States dollars. See "Currency Presentation and Exchange Rate Information".

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

Page
GENERAL MATTERS	iv
GLOSSARY OF TECHNICAL TERMS	v
CAUTION REGARDING FORWARD-LOOKING STATEMENTS	1
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION	2
PROSPECTUS SUMMARY	3
OUR BUSINESS	3
THE OFFERING	7
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	9
RISK FACTORS	11
OUR BUSINESS	26
DIRECTORS AND MANAGEMENT	48
INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	54
DESCRIPTION OF SECURITIES BEING DISTRIBUTED	55
CONSOLIDATED CAPITALIZATION	56
USE OF PROCEEDS	57
DIVIDEND POLICY	57
SELECTED CONSOLIDATED FINANCIAL INFORMATION	58
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	60
OPTIONS AND WARRANTS TO PURCHASE SECURITIES	84
PRIOR SALES	86
TRADING PRICE AND VOLUME	87
PRINCIPAL SHAREHOLDERS	87
SELLING SHAREHOLDERS	89
PLAN OF DISTRIBUTION	90
DOCUMENTS INCORPORATED BY REFERENCE	94
AUDITORS, TRANSFER AGENT AND REGISTRAR	95
RECONCILIATION TO U.S. GAAP	95
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR NON-RESIDENTS OF CANADA	95
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS	96
NASDAQ QUORUM REQUIREMENT	101
WHERE YOU CAN FIND MORE INFORMATION	101
ENFORCEABILITY OF CIVIL LIABILITIES	102
LEGAL MATTERS	102
EXPERTS	102
ELIGIBILITY FOR INVESTMENT	102
PURCHASERS' STATUTORY RIGHTS	103
AUDITORS' CONSENT	104

AMENDED AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED FEBRUARY 28, 2009 AND FEBRUARY 29, 2008 AND AMENDED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTH PERIOD ENDED MAY 31, 2009

F-1
CERTIFICATE OF THE COMPANY	C-1
CERTIFICATE OF THE UNDERWRITERS	C-2

iii

Information contained herein is subject to completion or amendment. A registration statement related to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2009

Preliminary Prospectus

U.S.$    •
12,972,300 Common Shares

This offering (the "Offering") is the initial public offering of the common shares (the "Common Shares") of DragonWave Inc. ("DragonWave", "we", "us", "our" or the "Company") in the United States and includes a new issue of Common Shares in Canada. The Offering consists of a treasury offering of 7,454,050 Common Shares (the "Treasury Shares") by us and a secondary offering by Enterprise Partners V, L.P., Enterprise Partners VI, L.P., Wesley Clover Corporation and Wesley Clover International Corporation, Venture Coaches Fund L.P. and certain members of our management (collectively, the "Selling Shareholders") of an aggregate of 5,518,250 Common Shares (the "Secondary Shares", and together with the Treasury Shares, the "Offered Shares"). See "Selling Shareholders". The Offering is being made concurrently in Canada under the terms of this short form prospectus and in the United States under the terms of a registration statement on Form F-10 filed with the United States Securities and Exchange Commission (the "SEC"). Our outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol "DWI". We have applied to list the Treasury Shares on the TSX. NASDAQ has conditionally approved the listing of the Treasury Shares and our outstanding Common Shares (including the Secondary Shares) on the NASDAQ Global Market under the trading symbol "DRWI". Listing will be subject to our fulfillment of all of the listing requirements of the TSX and NASDAQ, respectively. On September 23, 2009, the last trading day prior to the filing of this short form prospectus, the closing price of our Common Shares on the TSX was U.S.$7.46 or C$8.00 based on the prevailing U.S.-Canadian dollar exchange rate of U.S.$1.00 = C$1.0724 on September 23, 2009.

Investing in our Common Shares involves a high degree of risk. Before investing, you should read "Risk Factors" beginning on page 11.

This offering of securities is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system ("MJDS") adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included and incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences in both the United States and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully for investors who are resident in, or citizens of either Canada or the United States. You should consult your tax advisor about the potential tax consequences that may be applicable in your particular circumstances.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that DragonWave is incorporated under the laws of Canada, that a majority of our officers and directors and experts are residents of Canada, that some or all of the underwriters or experts named in the registration statement to which this prospectus relates are residents of a foreign country and that a substantial portion of the assets of DragonWave and said persons are located outside of the United States.

NEITHER THE SEC NOR ANY STATE OR CANADIAN SECURITIES COMMISSIONS OR SIMILAR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE OFFERED SHARES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price to Public(1)	Underwriters' Fees(2)	Net Proceeds to Us(3)(4)	Net Proceeds to the Selling Shareholders
Per Common Share	U.S.$ •	U.S.$ •	U.S.$ •	U.S.$ •
Total	U.S.$ •	U.S.$ •	U.S.$ •	U.S.$ •
(1)
The public Offering price for the Offered Shares offered in the U.S. of U.S.$    •    per Common Share is payable in U.S. dollars and the public Offering price of the Offered Shares offered in Canada of C$    •    per Common Share is payable in Canadian dollars, except as may otherwise be agreed by the Underwriters. The U.S. dollar amount is the approximate equivalent of such Canadian dollar amount based on the prevailing U.S.-Canadian dollar exchange rate of U.S.$1.00 = C$    •    on    •    , 2009.

(2)
The Underwriters will receive a fee of U.S.$    •    (5.75%) of the price of the Offered Shares offered hereby, that will be paid in the currency in which we and the Selling Shareholders receive payment for the Offered Shares. See "Plan of Distribution".

(3)
Before deducting expenses of the Offering estimated to be U.S.$    •    . The expenses of the Offering will be paid solely by us, and the Selling Shareholders will not pay any portion of such expenses, as provided in the Underwriting Agreement (as defined herein). We have agreed to pay all of the expenses of the Offering since the sale of the Secondary Shares has not added materially to the expenses of the Offering. See "Plan of Distribution".

(4)
If the Over-Allotment Option (as defined below) is exercised in full, the total number of Offered Shares under the Offering will be     •    , the total "Price to Public" will be U.S.$    •    , the total "Underwriters' Fees" will be U.S.$    •    , the total "Net Proceeds to Us" will be U.S.$    •    . The total Net Proceeds to the Selling Shareholders will be unaffected by the exercise of the Over-Allotment Option.

Joint Bookrunners

Canaccord Adams	Piper Jaffray

Pacific Crest Securities

CIBC GMP Securities L.P. RBC Capital Markets Dundee Securities Inc. TD Securities

Two of the Selling Shareholders, Enterprise Partners V, L.P. and Enterprise Partners VI, L.P., are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction. Mr. McCormack, a Selling Shareholder, is a U.S. citizen and resides in the U.S. Although prior to the Closing Date such Selling Shareholders will appoint Fraser Milner Casgrain LLP, 99 Bank Street, Suite 1420, Ottawa, Ontario, K1P 1H4, as their agent for service of process in all of the provinces of Canada, except Quebec, it may not be possible for investors to enforce judgments obtained in Canada against such Selling Shareholders.

The Offered Shares are being offered in Canada by Canaccord Capital Corporation, CIBC World Markets Inc., GMP Securities L.P., RBC Dominion Securities Inc., Dundee Securities Corporation and TD Securities Inc. (the "Canadian Underwriters") and in the United States by Canaccord Adams Inc., Piper Jaffray & Co., Pacific Crest Securities LLC, CIBC World Markets Corp., GMP Securities L.P., Dundee Securities Inc. and TD Securities (USA) LLC (together with the Canadian Underwriters, the "Underwriters"). See "Plan of Distribution".

Information has been incorporated by reference in this prospectus from documents filed with the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of DragonWave Inc. at 411 Legget Drive, Suite 600, Ottawa, Ontario, Canada, K2K 3C9, telephone: (613) 599-9991; facsimile: (613) 599-4225 and are also available electronically at www.sedar.com and www.sec.gov.

We have granted to the Underwriters an option (the "Over-Allotment Option") allowing the Underwriters to purchase that number of Common Shares representing up to 15% of the Offered Shares sold pursuant to the Offering at the Offering price, for a period of 30 days following the Closing Date (as defined below), to cover over-allotments, if any, and for market stabilization purposes. See "Plan of Distribution". This prospectus qualifies both the grant of the Over-Allotment Option and the issuance of Common Shares if the Over-Allotment Option is exercised. A purchaser who acquires Common Shares forming part of the Underwriters' over-allocation position acquires those securities under this prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or through secondary market purchases. See "Plan of Distribution".

Underwriters' Position	Maximum size	Exercise period	Exercise price
Over-Allotment Option	1,945,845 Common Shares	30 days following the Closing Date	U.S.$ • per Common Share

Unless otherwise indicated, all information in this prospectus is presented without giving effect to the exercise of the Over-Allotment Option.

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by us and if, as and when sold by the Selling Shareholders in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution" and subject to the approval of certain legal matters on our behalf by our Canadian counsel Fraser Milner Casgrain LLP and our U.S. counsel DLA Piper LLP (US) and on behalf of the Underwriters by the Underwriters' Canadian counsel Stikeman Elliott LLP and U.S. counsel Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Subject to applicable laws, the Underwriters may, in connection with the Offering, effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time. The Underwriters may offer the Offered Shares at lower prices than stated above. See "Plan of Distribution".

Subscriptions for the Offered Shares will be received subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice. We expect to arrange for an instant deposit of the Offered Shares to or for the account of the Underwriters with CDS Clearing and Depositary Services Inc. and The Depositary Trust Company on the date of closing, which is expected to take place on or about    •    , 2009, or such other date as may be agreed upon by us and the Underwriters, but in any event no later than    •    , 2009 (the "Closing Date"). In any event, the Offered Shares are to be taken up by the Underwriters, if at all, on or before a date not later than 42 days after the date of the receipt of the final prospectus.

Our head and registered office is 411 Legget Drive, Suite 600, Ottawa, Ontario, Canada, K2K 3C9.

In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. All references to "dollars", "C$" or "$" are to Canadian dollars and all references to "U.S.$" are to United States dollars. See "Currency Presentation and Exchange Rate Information".

Fiber core network
LTE
WiMAX
DragonWave
Fixed Mobile Convergence

FIBER EXTENSION
PA
Broadband Wireless Access LTE/WiMAX
Private/Enterprise Networks
IP Video
3G/4G Cellular
Mobile Broadband
nicipalities, Schools and Hospitals
Smartphones
Real-Time Internet

Page
GENERAL MATTERS	iv
GLOSSARY OF TECHNICAL TERMS	v
CAUTION REGARDING FORWARD-LOOKING STATEMENTS	1
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION	2
PROSPECTUS SUMMARY	3
OUR BUSINESS	3
THE OFFERING	7
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	9
RISK FACTORS	11
OUR BUSINESS	26
DIRECTORS AND MANAGEMENT	48
INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	54
DESCRIPTION OF SECURITIES BEING DISTRIBUTED	55
CONSOLIDATED CAPITALIZATION	56
USE OF PROCEEDS	57
DIVIDEND POLICY	57
SELECTED CONSOLIDATED FINANCIAL INFORMATION	58
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	60
OPTIONS AND WARRANTS TO PURCHASE SECURITIES	84
PRIOR SALES	86
TRADING PRICE AND VOLUME	87
PRINCIPAL SHAREHOLDERS	87
SELLING SHAREHOLDERS	89
PLAN OF DISTRIBUTION	90
DOCUMENTS INCORPORATED BY REFERENCE	94
AUDITORS, TRANSFER AGENT AND REGISTRAR	95
RECONCILIATION TO U.S. GAAP	95
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR NON-RESIDENTS OF CANADA	95
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS	96
NASDAQ QUORUM REQUIREMENT	101
WHERE YOU CAN FIND MORE INFORMATION	101
ENFORCEABILITY OF CIVIL LIABILITIES	102
LEGAL MATTERS	102
EXPERTS	102

AMENDED AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED FEBRUARY 28, 2009 AND FEBRUARY 29, 2008 AND AMENDED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTH PERIOD ENDED MAY 31, 2009

F-1

 GENERAL MATTERS

        Documents incorporated by reference in this short form prospectus include market share information and industry data and forecasts obtained from independent industry publications and surveys. References in such documents to research reports, surveys or articles should not be construed as depicting the complete findings of the entire referenced report, survey or article. The information in any such report, survey or article is not incorporated by reference in this short form prospectus. Although we believe these sources are reliable, we have not independently verified any of the data nor ascertained the underlying economic assumptions relied upon in such reports, surveys or articles. Some data is also based on our estimates, which are derived from our review of our internal surveys, as well as independent sources. We cannot and do not provide any assurance as to the accuracy or completeness of such information. Market forecasts, in particular, are likely to be inaccurate, especially over long periods of time.

        Investors should rely only on the information contained in or incorporated by reference in this short form prospectus. Neither we, nor the Selling Shareholders, nor the Underwriters have authorized any other person to provide investors with different information.

        Readers should not assume that the information contained in this short form prospectus is accurate as of any date other than the date on the front of this short form prospectus, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this short form prospectus and the documents incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations or prospects may have changed since those dates.

        Certain terms and phrases used in this short form prospectus are defined in the "Glossary of Technical Terms".

        Unless indicated otherwise, all information in this short form prospectus is presented without giving effect to the exercise of the Over-Allotment Option.

        Information contained on our website, www.dragonwaveinc.com, is not part of this short form prospectus and is not incorporated herein by reference and may not be relied upon by prospective purchasers for the purpose of determining whether to invest in the Offered Shares offered under this short form prospectus.

 GLOSSARY OF TECHNICAL TERMS

"2G": refers to the second generation family of standards for mobile wireless communications, based on GSM or CDMA technologies.

"3G+": refers to the third generation family of standards for wireless communication for mobile voice and data communications established by the International Telecommunications Union ("ITU") as well as fourth generation (4G) standards still being defined. 3G+ includes such advanced all-IP wireless networking technologies as HSPA, WiMAX and LTE. The 3G+ family of standards enable concurrent use of voice and other data services such as enhanced multimedia (Internet, email, video and other data) at broadband transmission speed, and roaming capability. 3G+ networks enable network operators to offer users a wider range of more advanced services while achieving greater network capacity through improved spectral efficiency.

"ATPC": is an acronym for "automatic transmit power control", a technique used to reduce the level of radio signal interference between communications systems. The ATPC reduces transmitter power during clear weather when the path attenuation is low and increases transmitter power during rain, when the path attenuation increases.

"backhaul": refers to the means by which information (or data) is carried from a radio access network wireless base station or other collection point to a core network node, from which it can be transported over the high capacity fiber optic network.

"broadband": refers to a telecommunication technology in which a wide band of frequencies is available to transmit information. Where a wide band of frequencies is available, information can be multiplexed and sent on many different frequencies or channels within the band concurrently. This allows more information to be transmitted in a given amount of time.

"CCTV": is an acronym for "closed circuit television", the use of video cameras to transmit a signal to a specific place, on a limited set of monitors. More generally, CCTV refers to the use of video for surveillance applications.

"CDMA": is an acronym for "code division multiple access", a channel access method utilized by various radio communications technologies.

"DEMS": is an acronym for "digital electronic messaging services", a wireless service providing local broadband data transmission.

"DS3": is an acronym for "digital signal 3", a high-speed TDM circuit for data connectivity equivalent in bandwidth to 28 T1 lines (45 Mbps).

"DSL": is an acronym for "digital subscriber line", a technology for bringing high-bandwidth Internet connectivity to homes and small businesses over ordinary copper telephone lines.

"E1": refers to a 2.0 Mbps point-to-point dedicated digital circuit typically provided by the telephone companies. This is a standard interface used mostly outside the United States.

"EDGE": refers to Enhanced Data rates for GSM Evolution, a digital mobile communications technology that allows increased data transmission rates and improved data transmission reliability. EDGE is generally classified as a '2.75G' mobile wireless technology.

"Ethernet": refers to a common method of networking computers in a local area network (or LAN) and is specified in an IEEE standard, IEEE 802.3.

"EV-DO": refers to Evolution-Data Optimized, a 3G+ wireless radio broadband data standard based upon the CDMA access scheme that enables faster speeds than are available in early CDMA networks or other 2G services, such as GPRS or EDGE. EV-DO was designed as an evolution of the CDMA2000 standard that would support high data rates and could be deployed alongside a wireless carrier's voice services. "1xEV-DO Rev A" and "EV-DO Rev B" refer to different revisions of this CDMA-based technology.

v

"FOMA": is an acronym for "freedom of mobile multimedia access", the brand name of a CDMA-based 3G+ telecommunications service offered by the Japanese telecommunications service provider NTT DoCoMo. FOMA is an implementation of UMTS and was one of the world's first 3G+ services to commence operation.

"FPGA": is an acronym for "field-programmable gate array", a semiconductor device that can be configured by the customer or designer after manufacturing. FPGAs are programmed to specify how the chip will work. FPGAs can be used to implement any logical function that an application-specific integrated circuit (or ASIC) could perform, but the ability to update the functionality after shipping offers advantages for many applications.

"Gbps": is an acronym for "billions of bits per second" or "gigabits per second", a measure of bandwidth (the total information flow over a given time) on a telecommunications medium.

"GHz": is an abbreviation of "gigahertz", frequencies in the billions of cycles per second range. In radio communications, GHz is used to define the size of radio bands in the electromagnetic spectrum.

"Gigabit Ethernet" or "GigE": refers to a transmission technology based on the Ethernet protocol used in LANs which provides a data rate of 1 billion bits per second (one gigabit).

"GPRS": is an acronym for "general packet radio service", a packet-oriented mobile data service available to users of the 2G cellular communication systems GSM, as well as in certain 3G+ technologies and network standards.

"GSM": is an acronym for "global system for mobile communications", a cellular network technology and the most common standard for mobile phones globally.

"HSDPA": is an acronym for "high speed download packet access", a 3G+ mobile telephony communications protocol in the HSPA family, which allows networks based on UMTS to increase data capacity and increase transfer rates.

"HSPA" is an acronym for "high speed packet access", a family of high-speed 3G+ digital data services provided by cellular carriers worldwide based on GSM technology. HSPA service works with HSPA handsets as well as laptops and other portable devices with HSPA modems. The two established standards of HSPA are HSDPA and HSUPA.

"HSUPA": is an acronym for "high speed upload packet access", a 3G+ mobile telephony protocol in the HSPA family that improves the performance of uplink dedicated transport channels to increase uplink data capacity and increase transfer rates.

"IEEE": is an acronym for "Institute of Electrical and Electronics Engineers", a U.S.-based organization of engineers, scientists and students involved in electrical, electronics, and related fields. IEEE also functions as a publishing house and standards making body.

"IF": is an acronym for "intermediate frequency", a frequency between the base band and RF frequency that is used in communications between a modem and a radio.

"IP" or "Internet Protocol": refers to a standardized method of transporting information across the Internet in packets of digital data.

"ISM": is an acronym for "industrial, scientific and medical", a part of the radio spectrum that can be used for specific applications such as point-to-point communications without a license in most countries.

"LMDS": is an acronym for "local multipoint distribution systems", a system for broadband fixed microwave wireless transmission direct from a local antenna to homes and businesses within line-of-sight.

"LTE" is an acronym for "long term evolution", an advanced 3G+ all-IP technology for both GSM and CDMA cellular service providers for which initial deployments are expected in the 2010 time frame. Approved in 2008, LTE is expected to enable typical download speeds of approximately 6 Mbps, a considerably higher bandwidth than HSPA (evolved from GSM) and EV-DO (evolved from CDMA) technologies.

"Mbps": is an acronym for "millions of bits per second" or "megabits per second", a measure of bandwidth (the total information flow over a given time) on a telecommunications medium.

"MHz": is an abbreviation of "megahertz", frequencies in the millions of cycles per second range. In radio communications, MHz is used to define the size of radio bands in the electromagnetic spectrum.

"ms": is an abbreviation of "millisecond".

"multiplexer": refers to a device that can send several signals over a single line. The signals are then separated by a similar device at the other end of the link.

"native Ethernet": refers to systems that are designed to transport Ethernet directly rather than adapting Ethernet to existing SONET/SDH or PDH transport systems.

"PDA": is an acronym for "personal digital assistant", a lightweight handheld consumer electronic device that performs basic computing tasks such as diary and personal database management.

"PDH": is an acronym for "plesiochronous digital hierarchy", the data rates and formats used in telecommunications equipment and described in International Telecommunications Standard G 920. Common data rates include 1.5 Mbps (or T1) and 2.0 Mbps (or E1).

"points of presence": refers to a site that houses a service provider's telecommunication equipment such as a switching system or a facility node.

"pseudowire technology": refers to technology that allows a communications service provider or network operator to package any network service, legacy or emerging, and send it into the network in a format that both preserves the service's original features and delivers the values of end-to-end OAM&P (operations, administration, maintenance and provisioning), statistical multiplexing, and unified management.

"RF": is an acronym for "radio frequency", the range of electromagnetic frequencies above the audio range and below visible light. All broadcast transmissions, from AM radio to satellites, fall into this range, which is between 30 kilohertz and 300 GHz.

"SDH": is an acronym for "synchronous digital hierarchy", the data rates and formats used in telecommunications equipment and described in International Telecommunications Union standard G.823. Common data rates include 155 Mbps (or STM1) and 622 Mbps (or STM4).

"SNMP": is an acronym for "simple network management protocol", a protocol for exchanging management information and commands across a network between a management computer and a managed device.

"SONET": is an acronym for "synchronous optical network", the data rates and formats used in telecommunications equipment and described in American National Standards Institute standard GR-253-CORE. Common data rates include 155 Mbps (or OC3) and 622 Mbps (or OC12).

"T1": refers to a 1.544 Mbps point-to-point dedicated digital circuit provided by telephone companies.

"Tbps": is an acronym for "tera bits per second", a measure of bandwidth (the total information flow over a given time) on a telecommunications medium.

"TDM": is an acronym for "time division multiplexing", a scheme in which numerous signals are combined for transmission on a single communications line or channel.

"topology": refers to the physical or logical connectivity of a network.

"UMTS": is an acronym for "universal mobile telecommunications system", a 3G+ mobile telecommunications technology and standard specified by the 3rd Generation Partnership Project (or 3GPP) and the ITU-IMT-2000.

"VLAN": is an acronym for "virtual local area network", a group of hosts with a common set of requirements that communicate as if they were attached to the broadcast domain, regardless of their physical location. A VLAN has the same attributes as a physical local area network, but allows for end stations to be grouped together even if they are not located on the same network switch. In a VLAN, network reconfiguration can be performed through software instead of physically relocating devices.

"VoIP": is an acronym for "voice over internet protocol", a category of hardware and software that enables the use of the Internet as the transmission medium for telephone calls.

"WiFi": is an acronym for "wireless fidelity", a set of product compatibility standards for wireless local area networks (or WLANs) based on the IEEE 802.11 standard. WiFi operates in unlicensed frequency bands.

"WiMAX": is an acronym for "worldwide interoperability for microwave access", a set of product compatibility standards for wireless metropolitan-area networks based on the IEEE 802.16 standard.

        The following is a summary of the principal features of this Offering and should be read together with the more detailed information and financial data contained elsewhere in this short form prospectus, including the documents incorporated by reference in this short form prospectus. Prospective purchasers should carefully consider, among other things, the matters discussed in "Risk Factors" beginning on page 11 of this short form prospectus.

 CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This short form prospectus contains or incorporates by reference certain information that may constitute "forward-looking information" and "forward-looking statements" within the meaning of applicable Canadian and United States securities laws. All forward looking information and forward-looking statements are necessarily based on a number of estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies. All statements other than statements which are reporting results as well as statements of historical fact set forth or incorporated herein by reference, are forward-looking statements that may involve a number of known and unknown risks, uncertainties and other factors; many of which are beyond our ability to control or predict. Forward-looking statements include, without limitation, statements regarding strategic plans, future production, sales and revenue estimates, cost estimates and anticipated financial results, capital expenditures and objectives. These statements relate to analysis and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements.

        Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may", "will", "should", "continue", "expect", "anticipate", "estimate", "believe", "intend", "plan" or "project" or the negative of these words or other variations on these words or comparable terminology. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The following are some of the important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements:

  •
  our dependence on the development and growth of the market for high-capacity wireless communications services;

  •
  our reliance on a small number of customers for a large percentage of revenue;

  •
  intense competition from several competitors;

  •
  competition from indirect competitors;

  •
  our dependence on our ability to develop new products and enhance existing products;

  •
  our history of losses;

  •
  our ability to successfully manage growth;

  •
  quarterly revenue and operating results which are difficult to predict and can fluctuate substantially;

  •
  the impact of the general economic downturn on our customers;

  •
  disruption resulting from economic and geopolitical uncertainty;

  •
  currency fluctuations;

  •
  our exposure to credit risk for accounts receivable;

  •
  pressure on our pricing models;

  •
  the allocation of radio spectrum and regulatory approvals for our products;

  •
  the ability of our customers to secure a license for applicable radio spectrum;

  •
  changes in government regulation or industry standards that may limit the potential market for our products;

  •
  our dependence on establishing and maintaining relationships with channel partners;

  •
  our reliance on outsourced manufacturing;

  •
  our reliance on suppliers of components;

  •
  our ability to protect our own intellectual property and potential harm to our business if we infringe the intellectual property rights of others;

  •
  risks associated with software licensed by us;

  •
  a lengthy and variable sales cycle;

  •
  our dependence on ability to recruit and retain management and other qualified personnel;

  •
  our exposure to risks resulting from our international sales and operations, including the requirement to comply with export control and economic sanctions laws;

  •
  our ability to successfully effect acquisitions of products or businesses; and

  •
  product defects, product liability claims, or health and safety risks relating to wireless products.

        Although we have attempted to identify important factors that could cause our actual results to differ materially from expectations, intentions, estimates or forecasts, there may be other factors that could cause our results to differ from what we currently anticipate, estimate or intend. Recent unprecedented events in global financial and credit markets have resulted in high market price volatility and contraction in credit markets. These on-going events could impact forward-looking statements contained in this short form prospectus and in the documents incorporated herein by reference in an unpredictable and possibly detrimental manner. In light of these risks, uncertainties and assumptions, the forward-looking events described in this short form prospectus and the documents incorporated by reference might not occur or might not occur when stated.

        Forward-looking statements made in a document incorporated by reference in this short form prospectus are made as at the date of the original document and have not been updated by us except as expressly provided for in this short form prospectus. Except as required under applicable securities legislation, we undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

        In this short form prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. All references to "dollars", "C$" or "$" are to Canadian dollars and all references to "U.S.$" are to United States dollars. For the amounts referenced under "Use of Proceeds" and "Plan of Distribution", the rate of exchange was U.S.$1.00=C$    •    or C$1.00=U.S.$    •    , each based on the Bank of Canada's noon exchange rate for     •    .

        The following table sets out (1) the high and low rate of exchange for one Canadian dollar in U.S. dollars during the indicated periods, (2) the average of the rate of exchange on the last business day of each month during those periods, and (3) the exchange rate in effect as at the end of each of those periods, each based on the noon rate published by the Bank of Canada.

	High	Low	Average	End of Period
Three Month Periods ended August 31,
2009	0.9358	0.8580	0.8981	0.9118
2008	0.9987	0.9365	0.9738	0.9411
Three Month Periods ended May 31,
2009	0.9123	0.7692	0.8246	0.9123
2008	1.0161	0.9729	0.9949	1.0058
Fiscal Years Ended
February 28, 2009	1.0161	0.7711	0.9133	0.7870
February 29, 2008	1.0905	0.8467	0.9588	1.0206

 PROSPECTUS SUMMARY

OUR BUSINESS

Overview

        We are a leading provider of high-capacity Ethernet microwave equipment used in emerging IP networks. We design, develop, market and sell proprietary, carrier-grade microwave networking equipment, or links, that wirelessly transmit broadband voice, video and other data between two points. Our Ethernet microwave links, which are based on a native Ethernet platform, function as a wireless extension to an existing fiber optic core telecommunications network. Our products principally perform the backhaul function in a communication service provider's network, connecting high traffic points of aggregation such as high-capacity wireless base stations (3G+ wireless networks, including HSPA, WiMAX and LTE-based systems) and large `out of territory' enterprises to nodes on the fiber optic core network.

        We target principally the global wireless communications service provider market and, in particular, service providers offering high-capacity wireless communication services, including 3G+ wireless service providers. At the end of our most recent fiscal year, we had shipped approximately 9,500 product units and our customer base included more than 250 customers worldwide in 56 countries. Our customers include Clearwire Corporation ("Clearwire"), which has launched the world's most advanced mobile WiMAX deployment, as well as Globalive Wireless Management Corp. ("Globalive"), which has selected our products for deployment in Globalive's North American 3G+ (HSPA) cellular network in support of its wireless services offered in the Canadian market under the brand name WIND. Based on our review of published United States Federal Communications Commission ("FCC") data, in 2008 we had the largest U.S. market share, at 32%, in combined 6, 11, 18 and 23 GHz links, and in 2008 we increased our market share in the U.S. market for 18 and 23 GHz bands to 46%.

        Our revenue for the three months ended May 31, 2009 was $16.0 million, representing an increase of 49% or $5.2 million compared to the same period in the previous fiscal year. Revenue growth was driven by the acceleration of network deployment by Clearwire, as well as by overall increased sales activity. In the fiscal year ended February 28, 2009, our revenue was $43.3 million, representing an increase of 7.3% or $2.9 million compared to the previous fiscal year.

Industry Background

        There are two key trends driving the increased demand for our products: increased demand for backhaul capacity and IP convergence. Demand for backhaul capacity is predicted to experience strong growth. According to a 2009 research report prepared by ABI Research titled "Mobile Backhaul — Global Market Analysis and Forecast (CAPEX and Lease Revenue Opportunities for Carrier Ethernet, Microwave, MPLS-TE, PBB-TE, TDM and Cable Backhaul Solutions)" (the "ABI Report"), global demand for backhaul capacity is expected to grow by almost five times from 2008 to 2014 (from 13.51 Tbps in 2008 to 66.49 Tbps in 2014), representing a compound annual growth rate of 30%. We believe the following factors are key drivers of demand for increased backhaul capacity:

  •
  Increasing Functionality of Mobile Devices and Capacity at the Edge of Wireless Networks. Access technologies currently being deployed or planned, including WiMAX, HSPA and LTE, in concert with the availability of sophisticated mobile devices, including smartphones, data cards and netbooks, significantly increase bandwidth demand per user within mobile networks.

  •
  Shift in Demand from Voice to Multimedia Content and Services in Mature Markets. Service providers in areas with mature subscriber bases are attempting to increase average revenue per user, or ARPU, by offering data services such as e-mail, web browsing, music and video downloading and other Internet related services, as well as mobile video services.

  •
  Increasing Demand for Wireless Coverage in Emerging Markets.  As early broadband and wireless markets have matured, growth of broadband and wireless subscribers is shifting to emerging markets in developing countries and rural areas. In rural areas of the United States, some deployments are expected to receive government funding or other support through the U.S.$7.2 billion rural broadband stimulus package.

  •
  Increase in Global Wireless Communications Subscribers.  According to the ABI Report, the number of cellular subscribers globally is expected to increase from more than 4 billion at the end of 2008 to approximately 5.9 billion by the end of 2014.

  •
  Global Investment in Wireless Access Network Spectrum.  There have been numerous auctions around the world of radio spectrum that is used in wireless access networks. The purchasers of this spectrum require backhaul solutions such as ours.

        With the dramatic increase in mobile data, service providers are increasingly looking to integrate all communications traffic, including voice, video and other data traffic, onto a single, unified IP-based network. IP convergence enables service providers to carry more volume and types of data on a single network, improving efficiency, lowering network costs and giving service providers the ability to offer more advanced services. Advanced wireless networks such as certain 3G+ networks will utilize IP-based platforms and are expected to utilize the superior backhaul efficiencies of carrier-grade Ethernet equipment that supports scalability, high-availability, legacy TDM traffic support and service management.

Our Solutions

        We believe our Ethernet microwave links are an attractive alternative to other backhaul solutions such as leased lines and fiber optic cable deployments. The key characteristics of our solutions are as follows:

  •
  Ethernet Microwave.  Our products are based on a native Ethernet design which delivers high efficiency, low latency and full support for Ethernet data transport features. The advantages of Ethernet are lower price points when compared to SONET or SDH alternatives, more efficient transport due to the ability to perform statistical multiplexing, traffic priority management and fine bandwidth control.

  •
  High-Capacity and Scalable.  Our products feature Gigabit Ethernet transport with link speeds up to 4 Gbps. The capacity of our Ethernet microwave links can be remotely controlled using our Flex software to match network demands without the need for site visits to upgrade hardware.

  •
  High Availability.  Our products deliver 99.999% availability using Ethernet networking through a combination of equipment reliability and network level redundancy, including support for ring / mesh architectures. Our proprietary rapid link shutdown feature provides SONET-like failover speeds with low-cost Ethernet switching.

  •
  Cost Competitive.  Our proprietary surface mount designs and manufacturing processes enable us to offer a cost competitive product compared with those that rely on conventional microwave manufacturing techniques. We deliver scalable bandwidth managed in 10 Mbps increments, providing our customers with an attractive `pay as you grow' approach.

  •
  Support for Legacy Networking Standards.  Our Service Delivery Unit, or SDU, supports pseudowire, a technology that emulates the essential attributes of legacy TDM services over an IP switched network. Our SDU allows our customers to continue offering revenue-generating legacy services, while making a smooth transition to more efficient IP-based networks.

  •
  Network Management and Planning.  Our products use industry standard simple network management protocol, or SNMP, rather than costly, proprietary network management systems. This significantly reduces the cost to service providers of integrating our product into their networks. We also offer deployment planning services to assist our customers in the design of their networks and the deployment of our products.

Clearwire Relationship

        Clearwire is an alternative mobile network operator using pre-WiMAX and WiMAX 802.16 E-2005 technology to deliver mobile, fixed and nomadic Internet services to its subscribers in the United States and

Europe in the 2.5 GHz and 3.5 GHz frequency bands, respectively. In 2008, Clearwire Corporation was formed through the combination of Clearwire LLC and certain Sprint WiMAX network and 2.5 GHz assets and operations. These wireless assets were combined with investments from Intel Capital Corp., Google Inc., Comcast Corp., Time Warner Cable Inc. and Bright House Networks LLC. Clearwire has since announced plans to launch WiMAX networks in more than 80 markets, with the objective of expanding coverage to 120 million subscriber points of presence by the end of 2010. Clearwire has also announced that as of March, 2009, it had markets covering 75 million people under development and construction, with some of these markets launching later in 2009 and others in 2010. Clearwire also stated in March, 2009 that it was working on the long lead time low-cost site acquisition zoning and permitting work for the markets covering the remaining 45 million people over the course of 2009, and most recently announced (in August, 2009) that it has more than 20,000 cell sites under development. Clearwire has deployed wireless networks in multiple markets across North America using our Ethernet microwave links, and we are currently the primary supplier of licensed microwave equipment to Clearwire.

Our Growth Strategy

        Our objective is to strengthen our position as a global leader in high-capacity Ethernet microwave communication equipment that enables the transition by wireless service providers to high-capacity all-IP networks. In order to accomplish this goal, we aim to leverage our technological leadership, broaden our market penetration, and demonstrate competitiveness for deployment with key customers in multiple radio access network types such as WiMAX, HSPA and LTE. The specific elements of our growth strategy are as follows:

  •
  Continue Product Development Investment.  We believe that our growth to date has been, in large part, due to our product development focus on high-capacity Ethernet microwave equipment. We intend to continue to develop products to address market requirements in various applications and geographic markets around the world.

  •
  Expand Geographical Reach.  We intend to build on our leading U.S. market share and our current international market penetration to expand our geographical reach. This multi-faceted strategy includes increasing global direct sales activities, expanding our distributor, value added reseller ("VAR") and original equipment manufacturer ("OEM") arrangements around the globe and investing in training and tools for our international distribution partners.

  •
  Capitalize on Broadband Stimulus Funding.  The U.S. government has recently announced substantial funding of new rural broadband initiatives under the American Recovery and Reinvestment Act of 2009 totaling U.S.$7.2 billion in grants and loans. We believe that broadband stimulus funding of rural projects represents a significant opportunity for us to develop new and expanded markets for our backhaul transport solutions.

  •
  Continue to Focus on Operational Excellence and Deliver Effective Customer Service and Support. We intend to continue to focus on improving product quality, reducing delivery time, reducing costs, streamlining manufacturing processes and optimizing inventories. This focus on operational excellence has allowed us to significantly reduce our manufacturing costs and shorten our delivery time.

  •
  Review Selective Strategic Acquisitions.  We intend to selectively review opportunities to acquire companies or technologies that complement our existing product portfolio and market reach.

Recent Developments

        On September 14, 2009, we introduced Horizon Quantum, our newest product designed to provide significantly increased bandwidth capacity of up to 4 Gbps per link in a half-rack-unit device incorporating a bandwidth accelerator feature that enables superior spectral efficiency by up to a factor of 2.5 times as compared to conventional systems. Shipments of Horizon Quantum are scheduled to commence by the end of 2009.

Corporate Information

        We were incorporated on February 24, 2000 by a Certificate and Articles of Incorporation issued under the Canada Business Corporations Act. Our head and registered office is 411 Legget Drive, Suite 600, Ottawa, Ontario, Canada, K2K 3C9.

        Unless otherwise noted or the context otherwise indicates, the terms "DragonWave", "we", "us", "our" and the "Company" refer to DragonWave Inc. and its wholly-owned subsidiaries DragonWave Corp. and 4472314 Canada Inc.

        This short form prospectus contains company names, logos, trade names, trademarks and service marks of DragonWave and other organizations, all of which are the property of their respective owners.

 THE OFFERING

Common Shares offered by us:	7,454,050 Common Shares
Common Shares offered by the Selling Shareholders:	5,518,250 Common Shares
Offering price:	U.S.$ • (C$ • ) per Common Share
Size of Offering:	U.S.$ • (C$ • Common Shares)
Common Shares Outstanding Assuming Completion of the Offering:
36,087,993 Common Shares. This represents immediate dilution of 21% for existing holders of Common Shares. The number of Common Shares and the dilution calculation assume no exercise of the Underwriters' Over-Allotment Option or any other options or warrants described in "Options and Warrants to Purchase Securities". See "Consolidated Capitalization".
Offering Type:	Offering in the U.S. under the MJDS and in each of the provinces of Canada, except the province of Quebec.
Use of Proceeds:	We expect to use the net proceeds of the sale of the Treasury Shares as follows:

(i) as to approximately U.S.$ • (C$ • ) (40% of the net proceeds), to strengthen our balance sheet in preparation for new mobile broadband network deployments and to better position us to be selected as an equipment vendor for large network service providers;
(ii) as to approximately U.S.$ • (C$ • ) (30% of the net proceeds), to fund working capital requirements associated with accelerating sales and production of our products;

(iii) as to approximately U.S.$ • (C$ • ) (20% of the net proceeds), to continue to fund our efforts to increase sales penetration in regions outside North America, including increasing global direct sales activity, expanding our distribution, VAR and OEM network, and providing training and support to strengthen the systems engineering and support organizations of our VARs and OEMs. We also plan to invest in human resources and supporting infrastructure to support this effort; and
(iv) as to the balance, to provide an available source of funding for potential future acquisition opportunities.
Over-Allotment Option:
We have granted the Underwriters an option to purchase up to an additional 1,945,845 Common Shares (equal to 15% of the Offered Shares) at the Offering price, exercisable during the period ending 30 days after the closing of this Offering to cover over-allotments, if any, and for market stabilization purposes. See "Plan of Distribution".
Dividend Policy:	We have never paid dividends and do not anticipate paying dividends in the foreseeable future. See "Dividend Policy".
Selling Shareholders:
Enterprise Partners V, L.P., Enterprise Partners VI, L.P., Wesley Clover Corporation and Wesley Clover International Corporation, Venture Coaches Fund L.P. and certain members of our management (namely, Peter Allen, Erik Boch, David Farrar, Russell Frederick, Brian McCormack and Alan Solheim).

Listing:	The outstanding Common Shares are listed and posted for trading on the TSX under the symbol "DWI". We have applied to list the Treasury Shares on the TSX. NASDAQ has conditionally approved the listing of the Treasury Shares and our outstanding Common Shares (including the Secondary Shares) on the NASDAQ Global Market under the trading symbol "DRWI". Listing will be subject to our fulfillment of all of the listing requirements of the TSX and NASDAQ, respectively.
Risk Factors:
An investment in Common Shares is speculative and involves a high degree of risk. Each purchaser should carefully consider the information set out under "Risk Factors" beginning on page 11 and the other information in this short form prospectus before purchasing Common Shares.

        The number of Common Shares to be offered by us and the number of Common Shares to be outstanding are based on the number of Common Shares outstanding as of September 23, 2009. Unless we specifically state otherwise, the information in this short form prospectus:

  •
  is based on the assumption that the Underwriters will not exercise the Over-Allotment Option;

  •
  excludes 2,136,217 Common Shares reserved for issuance upon the exercise of options outstanding as of September 23, 2009 at a weighted average exercise price of $2.92 per Common Share; and

  •
  excludes 252,020 Common Shares reserved for issuance upon the exercise of warrants outstanding as of September 23, 2009 at a weighted average exercise price of $4.48 per Common Share.

        See "Options and Warrants to Purchase Securities".

 SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following sets forth summary consolidated financial information for the periods indicated and is derived from our amended audited consolidated financial statements for the fiscal year ended February 28, 2009, and from our amended unaudited interim consolidated financial statements for the three month period ended May 31, 2009 ("DragonWave's Financial Statements"). This summary has been derived from DragonWave's Financial Statements contained elsewhere, and incorporated by reference in this short form prospectus. Historical results do not necessarily indicate results for any future period. Each prospective purchaser should read the following information in conjunction with DragonWave's Financial Statements, contained elsewhere, and incorporated by reference, in this short form prospectus and in conjunction with our management's discussion and analysis of consolidated results of operations and financial condition for the fiscal year ended February 28, 2009 dated May 7, 2009 and our management's discussion and analysis of consolidated results of operations and financial condition for the period ended May 31, 2009 dated July 14, 2009, which are incorporated by reference in this short form prospectus.

        Our audited consolidated financial statements have been prepared in Canadian dollars in accordance with Canadian GAAP. We have prepared a reconciliation of the significant differences between Canadian GAAP and U.S. GAAP, which is presented in note 20 to DragonWave's Financial Statements. We have filed DragonWave's Financial Statements on the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR") which can be accessed at www.sedar.com and on the SEC's website at www.sec.gov. See "Reconciliation to U.S. GAAP".

	Three Months Ended May 31,		Fiscal Years Ended February 28/29,
	2009	2008	2009	2008
	(amounts in C$ thousands, except for share and per share amounts)
	(unaudited)	(unaudited)	(audited)	(audited)
Consolidated Statements of Operations, Comprehensive Loss and Deficit:
REVENUE	15,950	10,725	43,334	40,404
Cost of sales	10,440	6,344	28,683	24,980

Gross profit	5,510	4,381	14,651	15,424

EXPENSES
Research and development	3,024	3,131	10,628	10,378
Selling and marketing	2,539	2,624	10,649	8,858
General and administrative	1,231	1,130	4,079	3,885
Investment tax credits	(60)	(50)	(82)	(492)
Restructuring charges	—	—	501	—

	6,734	6,835	25,775	22,629

Loss from operations	(1,224)	(2,454)	(11,124)	(7,205)

Interest income	34	254	693	1,109
Interest expense	(7)	(9)	(35)	(203)
Foreign exchange gain (loss)	(1,686)	268	4,514	(1,453)
Interest expense on debt component of redeemable preferred shares and convertible debt	—	—	—	(500)

Loss before income taxes	(2,883)	(1,941)	(5,952)	(8,252)
Income taxes	—	—	(37)	—

Net and comprehensive loss	(2,883)	(1,941)	(5,989)	(8,252)
Deficit, beginning of period	(77,860)	(71,871)	(71,871)	(63,619)

Deficit, end of period	(80,743)	(73,812)	(77,860)	(71,871)

Loss per share(1)
Basic and fully diluted	(0.10)	(0.07)	(0.21)	(0.35)

Basic and diluted(2) weighted average number of shares outstanding	28,569,238	28,480,522	28,537,202	23,448,504

(1)
Basic loss per share is calculated by dividing net loss by the weighted average number of Common Shares outstanding during the period. For all periods presented, the net loss available to shareholders equates to the net loss. The diluted loss per share does not differ from the basic loss per share as outstanding dilutive instruments are anti-dilutive.

(2)
Excludes the effect of all options and warrants that are anti-dilutive for all periods presented.

		Fiscal Years Ended
	Three Months Ended May 31, 2009	February 28, 2009	February 29, 2008
	C$ (thousands)
	(unaudited)	(audited)	(audited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	21,975	8,504	1,551
Short-term investments	—	14,994	31,908
Total assets	49,818	51,828	59,815
Total debt (line of credit)	586	641	550
Total liabilities	9,153	8,533	11,318
Total liabilities and shareholders' equity	49,818	51,828	59,815

 RISK FACTORS

        An investment in the Offered Shares involves a number of risks. In addition to the other information contained in this short form prospectus, prospective purchasers should give careful consideration to the following risk factors. Any of the matters highlighted in these risk factors could have a material adverse effect on our business, results of operations and financial condition, causing an investor to lose all, or part of, its, his or her investment.

        The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are not aware of or focused on, or that we currently deem to be immaterial, may also impair our business operations and cause the trading price of the Offered Shares to decline.

Risks Related to Our Business and Industry

Our growth is dependent on the development and growth of the market for high-capacity wireless communications services.

        The market for high-capacity wireless communications services is still emerging and the market demand, price sensitivity and preferred business model to deliver these services remain highly uncertain. Our growth is dependent on, among other things, the size and pace at which the market for high-capacity wireless communications services develops. If this market does not gain widespread acceptance and declines, remains constant or grows more slowly than anticipated, we may not be able to grow or sustain our growth, and our overall revenues and operating results will be materially and adversely affected.

        In particular, our products are optimized for service providers that wish to deploy networks based on emerging 3G+ technologies such as HSPA, WiMAX and LTE. There can be no assurance that there will be sufficient end-user demand for services offered using these emerging network technologies. Other competing technologies may be developed that have advantages over these emerging technologies, and service providers of other networks based on these competing technologies may be able to deploy their networks at a lower cost, which may allow these service providers to compete more effectively.

        Service providers that do choose to deploy emerging technologies for high-capacity wireless communications services are also dependent on suppliers other than us in order to build and operate their networks. If these third party suppliers are not successful in developing the network components, subscriber equipment and other equipment required by our customers in a timely and cost-efficient manner, network deployments by our customers and demand for our products will be materially and adversely affected.

We rely on a small number of customers for a large percentage of our revenue.

        We have been dependent, and expect that in at least the next twelve months we will continue to be dependent, on a key customer, Clearwire. Clearwire represented approximately 52% of our sales for the three months ended May 31, 2009 (three months ended May 31, 2008 — 39%), 19% of our sales for the fiscal year ended February 28, 2009, and 27% of our sales for the fiscal year ended February 29, 2008. We supply products to our customers, including Clearwire, on a purchase order basis and, accordingly, customers are under no ongoing obligation to buy our products. Our relationships with our customers are generally not exclusive. To the extent that certain of our customers regard us as a critical supplier of equipment, such customers may choose to develop alternative sources of supply, such as our competitors, in order to mitigate actual or perceived risk to their own supply chains. If one or more of our customers discontinues its relationship with us for any reason, or reduces or postpones current or expected purchases of our products or services, our business, results of operations and financial condition could be materially adversely affected.

We face intense competition from several competitors and if we do not compete effectively with these competitors, our revenue may not grow and could decline.

        We have experienced, and expect to continue to experience, intense competition from a number of companies. We compete principally with Harris Stratex Networks, Inc. and Ceragon Networks Ltd. Our existing and/or new competitors may announce new products, services or enhancements that better meet the needs of customers or changing industry standards or deeply discount the price of their products. Further, new competitors or alliances among competitors could emerge. Increased competition may cause price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations. Our competitors may also establish or strengthen co-operative relationships with sales channel partners or other parties with whom we have strategic relationships, thereby limiting our ability to promote our products.

        Many of our competitors and potential competitors have significantly greater financial, technical, marketing and/or service resources than us and/or have greater geographical reach to existing and prospective customers. Many of these companies also have a larger installed base of products, longer operating histories or greater name recognition than we do. Customers for our products are particularly concerned that their suppliers will continue to operate and provide upgrades and maintenance for their products over a long-term period. Our relatively small size and short operating history may be considered negatively by current and prospective customers. In addition, our competitors may be able to respond more quickly than us to changes in end-user requirements and devote greater resources to the enhancement, promotion and sale of their products.

We face competition from indirect competitors.

        In addition to direct competitors, we face competition from broadband technologies that compete with wireless transmission. Our products compete to a certain extent with other high-speed communications solutions, including fiber optic lines, DSL, free space optics, low and medium capacity point-to-point radios and other wireless technologies. Some of these technologies utilize existing installed infrastructure and have achieved significantly greater market acceptance and penetration than high-capacity broadband wireless technologies. Our wireless products and many other wireless products require a direct line of sight between antennas, potentially limiting deployment options and the ability to deploy products in a cost-effective manner. In addition, customers may wish to use transmission frequencies for which we do not offer products and, therefore, such customers may turn to our competitors to fulfill their requirements. We expect to face increasing competitive pressures from both current and future technologies in the broadband backhaul market. In light of these factors, the market for broadband wireless solutions may fail to develop or may develop more slowly than expected. Any of these outcomes could have a material adverse effect on our business, results of operations and financial condition.

Our success depends on our ability to develop new products and enhance existing products.

        The markets for our products are characterized by rapidly changing technology, evolving industry standards and increasingly sophisticated customer requirements. The introduction of products embodying new technology and the emergence of new industry standards can render our existing products obsolete and unmarketable and can exert price pressures on existing products. Our success depends on our ability to anticipate and react quickly to changes in technology or in industry standards and to successfully develop and introduce new, enhanced and competitive products on a timely basis. In particular, the continued acceptance and future success of our product offerings will depend on the capacity of those products to handle growing volumes of traffic, their reliability and security, and their cost-effectiveness compared to competitive product offerings. We cannot give assurance that we will successfully develop new products or enhance and improve our existing products, that new products and enhanced and improved existing products will achieve market acceptance or that the introduction of new products or enhanced existing products by others will not render our products obsolete. Our inability to develop products that are competitive in technology and price and that meet customer needs could have a material adverse effect on our business, financial condition and results of operations. Accelerated product introductions and short product life cycles require high levels of expenditure for research and development that could adversely affect our operating results. Further, any new products that we develop could require long development and testing periods and may not be introduced in a timely manner or may not achieve the broad market acceptance necessary to generate significant revenue.

        As we develop new products, our older products will reach the end of their lives. As we discontinue the sale of these older products, we must manage the liquidation of inventory, supplier commitments and customer expectations. Part of our inventory may be written off, which would increase our cost of sales. In addition, we may be exposed to inventory-related losses on inventories purchased by our contract manufacturers. If we are unable to properly manage the discontinuation of older products and secure customer acceptance of new products, our business, financial condition and results of operations could be materially and adversely affected.

We have a history of losses and cannot provide assurance that we will attain profitability. If we fail to do so, our share price may decline.

        We reported net losses of $10.724 million for our 2007 fiscal year, $8.252 million for our 2008 fiscal year, $5.989 million for our 2009 fiscal year and $2.883 million for the three months ended May 31, 2009. We expect our expenses will grow to support our revenue growth. We cannot provide assurance that we will be able to attain profitability on a quarterly or annual basis. If we do achieve profitability, our profitability may not be sustained. Our business strategies may not be successful. Our results of operations will be harmed if our revenue does not increase at a rate equal to or greater than increases in our expenses or if our revenue is insufficient for us to attain profitability. If we are not able to attain profitability, our share price may decline and we may require additional financing, which may not be available.

Failure to manage our growth successfully may adversely impact our operating results.

        The growth of our operations places a strain on managerial, financial and human resources. Our ability to manage future growth will depend in large part upon a number of factors, including our ability to rapidly:

  •
  build a network of channel partners to create an expanding presence in the evolving marketplace for our products and services;

  •
  build a sales team to keep customers and channel partners informed regarding the technical features, issues and key selling points of our products and services;

  •
  attract and retain qualified technical personnel in order to continue to develop reliable and flexible products and provide services that respond to evolving customer needs;

  •
  develop support capacity for customers as sales increase, so that we can provide post-sales support without diverting resources from product development efforts; and

  •
  expand our internal management and financial controls significantly, so that we can maintain control over our operations and provide support to other functional areas as our number of personnel and size increases.

        Our inability to achieve any of these objectives could harm our business, financial condition and results of operations.

Our quarterly revenue and operating results can be difficult to predict and can fluctuate substantially.

        Our revenue is difficult to forecast, is likely to fluctuate significantly and may not be indicative of our future performance from quarter to quarter. In addition, our operating results may not follow any past trends. The factors affecting our revenue and results, many of which are outside of our control, include:

  •
  competitive conditions in our industry, including strategic initiatives by us or our competitors, new products or services, product or service announcements and changes in pricing policy by us or our competitors;

  •
  market acceptance of our products and services;

  •
  our ability to maintain existing relationships and to create new relationships with channel partners;

  •
  varying size, timing and contractual terms of orders for our products, which may delay the recognition of revenue;

  •
  the project based nature of deployments of our products;

  •
  the discretionary nature of purchase and budget cycles of our customers and changes in their budgets for, and timing of, equipment purchases;

  •
  strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

  •
  general weakening of the economy resulting in a decrease in the overall demand for telecommunications products and services or otherwise affecting the capital investment levels of service providers;

  •
  timing of product development and new product initiatives; and

  •
  the length and variability of the sales cycles for our products.

        Because our quarterly revenue is dependent upon a relatively small number of transactions, even minor variations in the rate and timing of conversion of our sales prospects into revenue could cause us to plan or budget inaccurately, and those variations could adversely affect our financial results. Delays, reductions in the amount or cancellations of customers' purchases would adversely affect our business, results of operations and financial condition.

A general global economic downturn may negatively affect our customers and their ability to purchase our products. A downturn may decrease our revenues and increase our costs and may increase credit risk with our customers and impact our ability to collect accounts receivable and recognize revenue.

        Disruptions in the financial markets have had and may continue to have an adverse effect on the U.S. and world economy, which could negatively impact business spending patterns. Current tightening of credit in financial markets could adversely affect the ability of our customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in or cancellation of orders for our products.

        The current financial market conditions and the extent of the accompanying economic downturn may exacerbate some of the other risks that affect our business, results of operations and financial condition. A tighter credit market for consumer, business, and service provider spending may have several adverse effects, including reduced demand for our products, increased price competition or deferment of purchases and orders by our customers. Additional effects may include increased demand for customer finance, difficulties in collection of accounts receivable and increased risk of counterparty failures.

We may be negatively affected by economic and geopolitical uncertainty.

        The market for our products depends on economic and geopolitical conditions affecting the broader market. Economic conditions globally are beyond our control. In addition, acts of terrorism and the outbreak of hostilities and armed conflicts between countries can create geopolitical uncertainties that may affect the global economy. Downturns in the economy or geopolitical uncertainties may cause our customers to delay or cancel projects, reduce their overall capital or operating budgets or reduce or cancel orders for our products, which could have a material adverse effect on our business, results of operations and financial condition.

We may be adversely affected by currency fluctuations.

        A substantial portion of our revenue is earned in U.S. dollars, but a substantial portion of our operating expenses are incurred in Canadian dollars. Fluctuations in the exchange rate between the U.S. dollar and other currencies, such as the Canadian dollar, may have a material adverse effect on our business, financial condition and operating results. We do not currently engage in transactional hedging schemes but we do attempt to hedge or mitigate the risk of currency fluctuations by actively monitoring and managing our foreign currency holdings relative to our foreign currency expenses.

We may be adversely affected by credit risk.

        We are exposed to credit risk for accounts receivable in the event that counterparties do not meet their obligations. We attempt to mitigate our credit risk to the extent possible by performing credit reviews. Both economic and geopolitical uncertainty can influence the ultimate collectability of these receivable amounts. Failure to collect outstanding receivables could have a material adverse effect on our business, results of operations and financial condition.

If we are required to change our pricing models to compete successfully, our margins and operating results may be adversely affected.

        The intensely competitive market in which we conduct our business may require us to reduce our prices. If our competitors offer deep discounts on certain products or services in an effort to recapture or gain market share or to sell other products and services, we may be required to lower our prices or offer other favorable terms to compete successfully. Any such changes would reduce our margins and could adversely affect our operating results.

If sufficient radio spectrum is not allocated for use by our products, or we fail to obtain regulatory approval for our products, our ability to market our products may be restricted.

        Radio communications are subject to regulation in North America, Europe and other jurisdictions in which we sell our products. Generally, our products must conform to a variety of national and international standards and requirements established to avoid interference among users of radio frequencies and to permit the interconnections of telecommunications equipment. In addition, our products are affected by the allocation and licensing (by auction or other means) of radio spectrum by governmental authorities. Such governmental authorities may not allocate or license sufficient radio spectrum for use by prospective customers of our products. Historically, in many developed countries, the lack of availability of commercial radio spectrum or the failure by governments to license that spectrum has inhibited the growth of wireless telecommunications networks.

        In order to sell our products in any given jurisdiction, we must obtain regulatory approval for our products. Each jurisdiction in which we market our products has its own rules relating to such approval. Products that support emerging wireless telecommunications services can be marketed in a jurisdiction only if permitted by suitable radio spectrum allocations and regulations, and the process of establishing new regulations is complex and lengthy.

        Any failure by regulatory authorities to allocate suitable and sufficient radio spectrum to potential customers in a timely manner could negatively impact demand for our products and may result in the delay or loss of potential orders for our products. In addition, any failure by us to obtain or maintain the proper regulatory approvals for our products could have a material adverse effect on our business, financial condition and results of operations.

If our current or prospective customers are unable to secure a license for applicable radio spectrum, the customer may not be permitted to deploy a wireless network using our products.

        Our products operate primarily on government-licensed radio frequencies. Users of our products must either have a spectrum license to operate and provide communications services in the applicable frequency or must acquire the right to do so from another license holder. Obtaining such licenses is a lengthy process and is subject to significant uncertainties regarding timing and availability. There can be no assurance as to when any government may license radio spectrum or as to whether our customers will be successful in securing, maintaining or renewing any necessary spectrum licenses.

        In addition, if a license holder of such radio spectrum files for liquidation, dissolution or bankruptcy, substantial time could pass before its licenses are transferred, cancelled, reissued or made available by the applicable government licensing authority. Until the licenses are transferred, cancelled, reissued or otherwise made available, other operators may be precluded from operating in such licensed spectrum, which could decrease demand for our products. In addition, if the authorities choose to revoke licenses for certain radio frequencies, demand for our products may decrease as well.

Changes in government regulation, or industry standards, may limit the potential markets for our products. We may need to modify our products, which may increase our product costs and adversely affect our ability to become profitable.

        Radio frequencies are subject to extensive regulation both nationally and internationally. The emergence or evolution of regulations and industry standards for wireless products, through official standards committees or widespread use by operators, could require us to modify our systems. This may be expensive and time-consuming. Each country has different regulations and procedures for the approval of wireless communications equipment and the uses of radio spectrum in association with that equipment. If new industry standards emerge that we do not anticipate, our products could be rendered obsolete.

Our ability to sell products and services is dependent upon our establishing and maintaining relationships with channel partners.

        We are dependent upon our ability to establish and develop new relationships and to build on existing relationships with channel partners, which we rely on to sell our current and future products and services. We cannot provide assurance that we will be successful in maintaining or advancing our relationships with channel partners. In addition, we cannot provide assurance that our channel partners will act in a manner that will promote the success of our products and services. Failure by channel partners to promote and support our products and services could adversely affect our business, results of operations and financial condition.

        Some channel partners also sell products and services of our competitors. If some of our competitors offer their products and services to our channel partners on more favorable terms or have more products or services available to meet their needs, there may be pressure on us to reduce the price of our products or services or increase the commissions payable to channel partners, failing which our channel partners may stop carrying our products or services or de-emphasize the sale of our products and services in favor of the products and services of our competitors.

We rely primarily upon two outsourced manufacturers and we are exposed to the risk that these manufacturers will not be able to satisfy our manufacturing needs on a timely basis.

        We do not have any internal manufacturing capabilities and we rely upon a small number of outsourced manufacturers to manufacture our products. Substantially all of our products are currently manufactured by BreconRidge Corporation ("BreconRidge") and Plexus Corp. ("Plexus"). See "Our Business — Manufacturing and Supply Chain Management". Our ability to ship products to our customers could be delayed or interrupted as a result of a variety of factors relating to our outsourced manufacturers, including:

  •
  our outsourced manufacturers not being required to manufacture our products on a long-term basis in any specific quantity or at any specific price;

  •
  early termination of, or failure to renew, contractual arrangements;

  •
  our failure to effectively manage our outsourced manufacturer relationships;

  •
  our outsourced manufacturers experiencing delays, disruptions or quality control problems in their manufacturing operations;

  •
  lead-times for required materials and components varying significantly and being dependent on factors such as the specific supplier, contract terms and the demand for each component at a given time;

  •
  underestimating our requirements, resulting in our outsourced manufacturers having inadequate materials and components required to produce our products, or overestimating our requirements, resulting in charges assessed by the outsourced manufacturers or liabilities for excess inventory, each of which could negatively affect our gross margins; and

  •
  the possible absence of adequate capacity and reduced control over component availability, quality assurances, delivery schedules, manufacturing yields and costs.

        Although we believe that BreconRidge and Plexus have sufficient economic incentive to perform our manufacturing, the resources devoted to these activities by BreconRidge and Plexus are not within our control, and there can be no assurance that manufacturing problems will not occur in the future. Insufficient supply or an interruption or stoppage of supply from BreconRidge and Plexus or our inability to obtain additional manufacturers when and if needed, could have a material adverse effect on our business, results of operations and financial condition.

        If any of our outsourced manufacturers are unable or unwilling to continue manufacturing our products in required volumes and quality levels, we will have to identify, qualify, select and implement acceptable alternative manufacturers, which would likely be time consuming and costly. In addition, an alternate source may not be available to us or may not be in a position to satisfy our production requirements at commercially reasonable prices and quality. Therefore, any significant interruption in manufacturing would result in us being unable to deliver the affected products to meet our customer orders, which could have a material adverse effect on our business, results of operations and financial condition.

We rely on our suppliers to supply components for our products and we are exposed to the risk that these suppliers will not be able to supply components on a timely basis, or at all.

        The manufacturers of our products depend on obtaining adequate supplies of components on a timely basis. We source several key components used in the manufacture of our products from a limited number of suppliers, and in some instances, a single source supplier.

        In addition, these components are often acquired through purchase orders and we may have no long-term commitments regarding supply or pricing from our suppliers. Lead-times for various components may lengthen, which may make certain components scarce. As component demand increases and lead-times become longer, our suppliers may increase component costs. We also depend on anticipated product orders to determine our materials requirements. Lead-times for limited-source materials and components can be as long as six months, vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. From time to time, shortages in allocations of components have resulted in delays in filling orders. Shortages and delays in obtaining components in the future could impede our ability to meet customer orders. Any of these sole source or limited source suppliers could stop producing the components, cease operations entirely, or be acquired by, or enter into exclusive arrangements with, our competitors. As a result, these sole source and limited source suppliers may stop selling their components to our outsourced manufacturers at commercially reasonable prices, or at all. Any such interruption, delay or inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time would adversely affect our ability to meet scheduled product deliveries to our customers and reduce margins realized.

        Alternative sources of components are not always available or available at acceptable prices. In addition, we rely on, but have limited control over, the quality, reliability and availability of the components supplied to it. If we cannot manufacture our products due to a lack of components, or are unable to redesign our products with other components in a timely manner, our business, results of operations and financial condition could be adversely affected.

If our intellectual property is not adequately protected, we may lose our competitive advantage.

        Our success depends in part on our ability to protect our rights in our intellectual property. We rely on various intellectual property protections, including patents, copyright, trade-mark and trade secret laws and contractual provisions, to preserve our intellectual property rights. Our present protective measures may not be adequate or enforceable to prevent misappropriation of our technology or to prevent a third party from developing the same or similar technology. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Policing unauthorized use of intellectual property is difficult, and some foreign laws do not protect proprietary rights to the same extent as the laws of Canada or the United States.

        To protect our intellectual property, we may become involved in litigation, which could result in substantial expenses, divert management's attention, cause significant delays, materially disrupt the conduct of our business or adversely affect our revenue, financial condition and results of operations.

Our business may be harmed if we infringe on the intellectual property rights of others.

        Our commercial success depends, in part, upon us not infringing intellectual property rights owned by others. A number of our competitors and other third parties have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by us in our products. Some of these patents may grant very broad protection to the owners of the patents. We cannot determine with certainty whether any existing third party patents or the issuance of any third party patents would require us to alter our technology, obtain licenses or cease certain activities. We may become subject to claims by third parties that our technology infringes their intellectual property rights due to the growth of products in our target markets, the overlap in functionality of these products and the prevalence of products. Aggressive patent litigation is not uncommon in our industry and can be disruptive. We may become subject to these claims either directly or through indemnities against these claims that we routinely provide to our customers and channel partners. In some of our agreements we do not have a limit on our liability for such claims and therefore a successful claim could result in significant liability to us.

        In addition, we have received, and may receive in the future, claims from third parties asserting infringement and other related claims. Litigation may be necessary to determine the scope, enforceability and validity of such third party proprietary rights or to establish our proprietary rights. Some of our competitors have, or are affiliated with companies having, substantially greater resources than us and these competitors may be able to sustain the costs of complex intellectual property litigation to a greater degree and for a longer period of time than us. Regardless of their merit, any such claims could:

  •
  be time consuming to evaluate and defend;

  •
  result in costly litigation;

  •
  cause product shipment delays or stoppages;

  •
  divert the attention and focus of our management and technical personnel away from our business;

  •
  subject us to significant damages, noting that in the United States plaintiffs may be entitled to treble damages if intellectual property infringement is found to be wilful;

  •
  subject us to significant other liabilities, including liability to indemnify end-customers pursuant to standard contractual indemnities entered into by us in favor of those customers;

  •
  require us to enter into costly royalty or licensing agreements; and

  •
  require us to modify, rename or stop using the infringing technology.

        We may be prohibited from developing or commercializing certain technologies and products unless we obtain a license from a third party. There can be no assurance that we will be able to obtain any such license on commercially favorable terms, or at all. If we do not obtain such a license, our business, results of operations and financial condition could be materially adversely affected and we could be required to cease related business operations in some markets and to restructure our business to focus on operations in other markets.

        Moreover, license agreements with third parties may not include all intellectual property rights that may be issued to or owned by the licensors, and future disputes with these parties are possible. Current or future negotiations with third parties to establish license or cross license arrangements, or to renew existing licenses, may not be successful and we may not be able to obtain or renew a license on satisfactory terms or at all. If we cannot obtain required licenses, or if existing licenses are not renewed, litigation could result.

If we lose our rights to use software we currently license from third parties, we could be forced to seek alternative technology, which could increase our operating expenses and could adversely affect our ability to compete.

        We license certain software used in our products from third parties, generally on a non-exclusive basis. The termination of any of these licenses, or the failure of the licensors to adequately maintain or update their software, could delay our ability to ship our products while we seek to implement alternative technology offered by other sources and could require significant unplanned investments on our part if we are forced to develop alternative technology internally. In addition, alternative technology may not be available to us on commercially reasonable terms from other sources. In the future, it may be necessary or desirable to obtain other third party technology licences relating to one or more of our products or relating to current or future technologies to enhance our product offerings. There is a risk that we will not be able to obtain licensing rights to the needed technology on commercially reasonable terms, or at all.

We have a lengthy and variable sales cycle.

        It is difficult for us to forecast the timing of revenue from sales of our products because our customers typically invest substantial time, money and other resources researching their needs and available competitive alternatives before deciding to purchase our products and services. Typically, the larger the potential sale, the more time, money and other resources will be invested by customers. As a result, it may take many months after our first contact with an end-customer before a sale can actually be completed. In addition, we rely on our channel partners to sell our products to customers and, therefore, our sales efforts are vulnerable to delays at both the channel partner and the end-customer level.

        During these long sales cycles, events may occur that affect the size or timing of the order or even cause it to be cancelled, including:

  •
  purchasing decisions may be postponed, or large purchases reduced, during periods of economic uncertainty;

  •
  we or our competitors may announce or introduce new products or services;

  •
  our competitors may offer lower prices; or

  •
  budget and purchasing priorities of customers may change.

        If these events were to occur, sales of our products or services may be cancelled or delayed, which would reduce our revenue.

Our ability to recruit and retain management and other qualified personnel is crucial to our ability to develop, market, sell and support our products and services.

        We depend on the services of our key technical, sales, marketing and management personnel. The loss of any of these key persons could have a material adverse effect on our business, results of operations and financial condition. Our success is also highly dependent on our continuing ability to identify, hire, train, motivate and retain highly qualified technical, sales, marketing and management personnel. Competition for such personnel can be intense, and we cannot provide assurance that we will be able to attract or retain highly qualified technical, sales, marketing and management personnel in the future. Stock options comprise a significant component of our compensation of key employees, and if our share price declines, it may be difficult to recruit and retain such individuals. In addition, the number of stock options available for grant under our Stock Option Plan (as defined herein) is limited (see "Options and Warrants to Purchase Securities — Equity Compensation Plans") and even though the number of stock options available for grant will increase as a result of this Offering, the size of our option pool may limit our ability to use equity incentives as a means to recruit and retain key employees. Our inability to attract and retain the necessary technical, sales, marketing and management personnel may adversely affect our future growth and profitability. It may be necessary for us to increase the level of compensation paid to existing or new employees to a degree that our operating expenses could be materially increased. We do not currently maintain corporate life insurance policies on key employees.

Our international sales and operations subject us to additional risks that can adversely affect our operating results.

        Our business model is to sell our products across the world in jurisdictions where service providers are building new communications networks or expanding existing networks, and our sales and operations are, therefore, global in nature. Our current and future international operations subject us to a variety of risks, including:

  •
  difficulty managing and staffing foreign offices and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;

  •
  difficulties in enforcing contracts, collecting accounts receivable and longer payment cycles, especially in emerging markets;

  •
  the need to localize our products and licensing programs for international customers;

  •
  tariffs and trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets;

  •
  increased exposure to foreign currency exchange rate risk; and

  •
  reduced protection for intellectual property rights in some countries.

        Because our products are sold and marketed in different countries, the products must function in and meet the requirements of many different environments and be compatible with various systems and products. If our products fail to meet these requirements, this could negatively impact on sales and have a material adverse effect on our business, results of operation and financial condition.

We are subject to government regulations concerning the sale and export of our products and our failure or inability to comply with these regulations could materially restrict our operations and subject us to penalties.

        As discussed above, our sales and operations are global in nature and we must comply with applicable export control and economic sanctions laws. Canadian export control and economic sanctions laws govern any information, products or materials that we ship from Canada or otherwise provide to non-Canadian persons. On May 27, 2009 and August 14, 2009, we filed a 'non-compliance report' with Canada's Export and Import Controls Bureau ("EICB") relating to our inadvertent non-compliance with the requirement to obtain an export permit covering certain of our products and a number of export sales and electronic transfers of these products since October 2004. While there can be no assurance that the Government of Canada will not exercise its discretion to impose penalties or impose conditions with respect to the issuance of new export permits in respect of the past acts of non-compliance, since the time we first reported past non-compliance on May 27, 2009, the EICB has issued new export permits to us with standard conditions and has invited us to apply for an exceptional broad-based permit to cover our future exports. We understand that the EICB accepts applications for broad-based permits as a policy matter only from exporters in whom the EICB has confidence in terms of compliance. Nevertheless, and regardless of its past practice, if the EICB elects to decline the issuance of further export permits to us or otherwise conditions such permits further based on its final pending assessment of our non-compliance reports, our ability to continue to export our products could be restricted which could materially disrupt the conduct of our business or adversely affect our revenue, financial condition and results of operations.

        Finally, although we are a Canadian company, certain of our business transactions are also governed by U.S. export control requirements, including the export of items containing more than de minimis amounts of U.S. controlled content. While we are not aware of any instances of non-compliance with U.S. licensing requirements for hardware or technology exports made during the past five years, an internal review has raised questions concerning certain past internet-based transfers of software (some of which apparently contained small amounts of low-level encryption for networking), and we have filed a voluntary disclosure with the U.S. Department of Commerce so it can determine whether any past electronic transfers resulted in non-compliance. While there can be no assurance that the U.S. Department of Commerce will not exercise its discretion to impose penalties in the event we are found to have been non-compliant, we have no reason to believe, based on a review of past enforcement actions by the U.S. Department of Commerce, that any likely enforcement outcome would present a material risk to our ongoing business operations. We remain committed to compliance with all applicable export controls and sanctions laws, both in Canada and in the United States.

We may be unable to identify and complete acquisitions. Acquisitions could divert management's attention and financial resources, may negatively affect our operating results and could cause significant dilution to our shareholders.

        In the future, we may engage in selective acquisitions of products or businesses that we believe are complementary to our products or business. There is a risk that we will not be able to identify suitable acquisition candidates available for sale at reasonable prices, complete any acquisition, or successfully integrate any acquired product or business into our operations. We are likely to face competition for acquisition candidates from other parties including those that have substantially greater available resources. Acquisitions may involve a number of other risks, including:

  •
  diversion of management's attention;

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  disruption to our ongoing business;

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  failure to retain key acquired personnel;

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  difficulties in integrating acquired operations, technologies, products or personnel;

  •
  unanticipated expenses, events or circumstances;

  •
  assumption of disclosed and undisclosed liabilities;

  •
  inappropriate valuation of the acquired in-process research and development, or the entire acquired business; and

  •
  difficulties in maintaining customer relations.

        If we do not successfully address these risks or any other problems encountered in connection with an acquisition, the acquisition could have a material adverse effect on our business, results of operations and financial condition. Problems with an acquired business could have a material adverse effect on our performance or our business as a whole. In addition, if we proceed with an acquisition, our available cash may be used to complete the transaction, diminishing our liquidity and capital resources, or shares may be issued which could cause significant dilution to our existing shareholders.

Defects in our products could result in significant costs to us and could impair our ability to sell our products.

        Our products are complex and, accordingly, they may contain defects or errors, particularly when first introduced or as new versions are released. We may not discover such defects or errors until after a product has been released and used by our end-customers. Defects and errors in our products could materially and adversely affect our reputation, result in significant costs to us, delay planned release dates and impair our ability to sell our products in the future. The costs we incur correcting any product defects or errors may be substantial and could adversely affect our operating margins. While we plan to continually test our products for defects and errors and work with customers through our post-sales support services to identify and correct defects and errors, defects or errors in our products may be found in the future.

If a successful product liability claim were made against us, our business could be seriously harmed.

        Our agreements with our customers typically, although not always, contain provisions designed to limit our exposure to potential product liability claims. Despite this, it is possible that these limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions. We have not experienced a material product liability claim to date; however, the sale and support of our products may entail the risk of those claims, which are likely to be substantial in light of the use of our products in critical applications. A successful product liability claim could result in significant monetary liability to us and could seriously harm our business.

There may be health and safety risks relating to wireless products.

        In recent years, there has been publicity regarding the potentially negative direct and indirect health and safety effects of electromagnetic emissions from cellular telephones and other wireless equipment sources, including allegations that these emissions may cause cancer. Our wireless communications products emit electromagnetic radiation. Health and safety issues related to our products may arise that could lead to litigation or other actions against us or to additional regulation of our products. We may be required to modify our technology and may not be able to do so. We may also be required to pay damages that may reduce our profitability and adversely affect our financial condition. Even if these concerns prove to be baseless, the resulting negative publicity could affect our ability to market our products and, in turn, could harm our business and results of operations.

Risks relating to the Offering and our Share Capital

The trading price of our Common Shares has been, and may continue to be, subject to large fluctuations.

        Our Common Shares are listed on the TSX and we have applied to list the Treasury Shares on the TSX. The Treasury Shares and our outstanding Common Shares (including the Secondary Shares) have been conditionally aproved for listing on the NASDAQ Global Market. Listing will be subject to our fulfillment of the requirements of the TSX and NASDAQ, respectively. The trading price of our Common Shares has been, and may continue to be, subject to large fluctuations and, therefore, the value of any of the Offered Shares may also fluctuate significantly, which may result in losses to investors. The trading price of our Common Shares may increase or decrease in response to a number of events and factors, including:

  •
  low trading volumes;

  •
  actual or anticipated fluctuations in our results of operations;

  •
  changes in estimates of our future results of operations by us or securities analysts;

  •
  announcement of technological innovations or new products or services by us or our competitors;

  •
  changes affecting the communications industry; and

  •
  other events and factors, including the risk factors identified or incorporated by reference in this short form prospectus.

        Listing our Common Shares and the Offered Shares on the NASDAQ Global Market in addition to the TSX may increase share price volatility on the TSX and also result in volatility of the trading price on NASDAQ because trading will be split between the two markets, resulting in less liquidity on both exchanges. In addition, different liquidity levels, volume of trading, currencies and market conditions on the two exchanges may result in different prevailing trading prices.

        Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources, which could adversely affect our business. Any adverse determination in litigation against us could also subject us to significant liabilities.

Our Common Shares have no prior trading history in the United States, and an active market may not develop.

        Our Common Shares are currently listed on the TSX but are not listed on any United States stock exchange or quoted on any United States quotation system. Accordingly, prior to the Offering, there has been no public market in the United States for our Common Shares. The initial United States public Offering price for the Offered Shares may bear no relationship to the price at which the Common Shares will trade on the completion of the Offering. The price of the Common Shares may be lower than the Offering price. In addition, because the liquidity and trading patterns of securities listed on the TSX may be substantially different from those of securities quoted on NASDAQ, historical trading prices may not be indicative of the prices at which our Common Shares will trade in the future on NASDAQ.

        Although our outstanding Common Shares and the Offered Shares have been conditionally approved for listing on the NASDAQ Global Market, an active trading market for our Common Shares may never develop or be sustained in the United States following the Offering. On January 5, 2009, we cancelled the admission of our Common Shares to trading on the Alternative Investment Market operated by the London Stock Exchange Group plc ("AIM"), in part because low trading volumes did not justify continued admission. If an active market for our Common Shares does not develop, it may be difficult for United States residents to sell the Offered Shares they purchase in the Offering without depressing the market price for the shares, or at all.

As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

        DragonWave is a "foreign private issuer" under applicable U.S. federal securities laws and, therefore, we are not required to comply with all the periodic disclosure and current reporting requirements of the United States Securities and Exchange Act of 1934, as amended (the "Exchange Act") and related rules and regulations. As a result, we do not file the same reports that a U.S. domestic issuer would file with the SEC, although we will be required to file or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. In addition, our officers, directors, and principal shareholders are exempt from the reporting and "short swing" profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell their Common Shares, as the reporting deadlines under the corresponding Canadian insider reporting requirements are longer. In addition, as a foreign private issuer we are exempt from the proxy rules under the Exchange Act.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

        We may in the future lose our foreign private issuer status if a majority of our Common Shares are held in the U.S. and we fail to meet the additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly more than the costs incurred as a Canadian foreign private issuer eligible to use the MJDS. If we are not a foreign private issuer, we would not be eligible to use the MJDS or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We may also be required to prepare our financial statements in accordance with U.S. GAAP. In addition, we may lose the ability to rely upon exemptions from NASDAQ corporate governance requirements that are available to foreign private issuers. Further, if we engage in capital raising activities after losing foreign private issuer status, there is a higher likelihood that investors may require us to file resale registration statements with the SEC as a condition to any such financing.

The financial reporting obligations of being a public company in the U.S. will be expensive and time consuming, and will place significant additional demands on our management.

        Prior to the consummation of the Offering, we have not been subject to public company reporting obligations in the U.S. The additional obligations of being a public company in the U.S. will require significant additional expenditures and place additional demands on our management. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations implementing Section 404 require an annual evaluation of our internal controls over financial reporting to be attested to by an independent auditing firm. Under current rules, we will be subject to these requirements beginning with the fiscal year ending February 28, 2011. This process will increase our legal and financial compliance costs, and could make some activities more difficult, time-consuming or costly. If an independent auditing firm is unable to provide us with an attestation and an unqualified report as to the effectiveness of our internal controls, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our Common Shares.

An investor may be unable to bring actions or enforce judgments against us and certain of our directors and officers.

        DragonWave is incorporated under the laws of Canada, and our principal executive offices are located in Canada. A majority of our directors and officers, and our independent public accounting firm, reside principally outside of the United States and all or a substantial portion of our assets and the assets of these persons are located outside the United States. Consequently, it may not be possible for an investor to effect service of process within the United States on us or those persons. Furthermore, it may not be possible for an investor to enforce judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws or other laws of the United States against us or those persons.

We do not currently intend to pay any cash dividends on our Common Shares in the foreseeable future and, therefore, purchasers of Offered Shares may not be able to receive a return on their Offered Shares unless they sell them at an amount greater than the Offering price.

        We have never declared or paid any dividends on our Common Shares. We currently intend to retain any future earnings to fund the development and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, capital requirements and other factors as the board of directors deems relevant.

Our actual financial results may vary from our publicly disclosed forecasts.

        Our actual financial results may vary from our publicly disclosed forecasts and these variations could be material and adverse. We periodically provide guidance on future financial results. Our forecasts reflect numerous assumptions concerning our expected performance, as well as other factors that are beyond our control and which may not turn out to be correct. Although we believe that the assumptions underlying our guidance and other forward-looking statements were and are reasonable when we make such statements, actual results could be materially different. Our financial results are subject to numerous risks and uncertainties, including those identified throughout these risk factors and elsewhere in this short form prospectus and the documents incorporated by reference. See "Caution Regarding Forward-Looking Statements". If our actual results vary from our announced guidance, the price of our Common Shares may decline, and such a decline could be substantial. Except as required under applicable securities legislation, we do not undertake to update any guidance or other forward-looking information we may provide, whether as a result of new information, future events or otherwise.

We believe that we are not currently a PFIC for U.S. federal income tax purposes, but this factual determination is made annually and could change in the future.

        We believe that we are not currently a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes. However, if we were a PFIC, or if we were to become a PFIC in future taxable years, this could result in material adverse U.S. federal income tax consequences for any investor who is a U.S. holder (as defined below under the heading "Certain United States Federal Income Tax Considerations for U.S. Holders") of Offered Shares, including having gains realized on the sale of the Offered Shares treated as ordinary income rather than as capital gains, and having potentially punitive interest charges apply to those gains as well as to certain other distributions made by us. Further, in the event we were to be or become a PFIC, certain non-corporate U.S. holders would not be eligible for the preferential tax rates on dividends paid by qualified foreign corporations, as discussed below under the heading "Certain United States Federal Income Tax Considerations for U.S. Holders". For a more detailed discussion of the consequences of DragonWave being classified as a PFIC, including discussion of certain elections which, if available, could mitigate some of the adverse consequences described above, see below under the heading "Certain United States Federal Income Tax Considerations for U.S. Holders — PFIC Rules".

        U.S. purchasers are urged to consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership, and disposition of the Offered Shares as may be applicable to their particular circumstances.

The acquisition of, investment in and disposition of the Offered Shares has tax consequences.

        A summary of material Canadian and United States tax considerations for certain types of purchasers of the Offered Shares is described under the heading "Certain Canadian Federal Income Tax Considerations for Non-Residents of Canada" and "Certain U.S. Federal Income Tax Considerations for U.S. Holders". Prospective investors also should be aware that the acquisition, holding and/or disposition of the Offered Shares may have additional tax consequences both in the United States and Canada that are not described herein.

        Purchasers should consult their own tax advisors with respect to the tax consequences of the acquisition, ownership, and disposition of the Offered Shares as may be applicable to their particular circumstances.

Future sales of Common Shares by our existing shareholders could cause our share price to fall.

        If our shareholders sell substantial amounts of our Common Shares in the public market, the market price of the Common Shares could fall. The perception among investors that these sales will occur could also produce this effect. After this Offering, we will have 36,202,359 Common Shares outstanding (assuming the exercise of the Private Investor Warrants (as defined herein) held by Enterprise Partners V, L.P. and Enterprise Partners VI, L.P.). All of the Treasury Shares we will issue in the Offering and all of our outstanding Common Shares will, subject to applicable securities legislation, generally be immediately available for resale in the public markets with the exception of 1,686,524 Common Shares, or approximately 4.66% of our outstanding Common Shares after the Offering, which are currently restricted as a result of lock-up agreements but will be able to be sold after the close of trading on the 90th day following the Closing Date. See "Plan of Distribution — Lock-Up Agreements".

We may require additional capital in the future and we cannot give any assurance that such capital will be available at all or available on terms acceptable to us and, if it is available, additional capital raised by us may dilute each shareholder's ownership of our Common Shares.

        We may need to raise additional funds through public or private debt or equity financings in order to:

  •
  fund ongoing operations;

  •
  take advantage of opportunities, including more rapid expansion of our business or the acquisition of complementary products, technologies or businesses;

  •
  develop new products; or

  •
  respond to competitive pressures.

        Any additional capital raised through the sale of equity will dilute each shareholder's percentage ownership of our Common Shares. Capital raised through debt financing would require us to make periodic interest payments and may impose restrictive covenants on the conduct of our business. Furthermore, additional financings may not be available on terms favourable to us, or at all. Our failure to obtain additional funding could prevent us from making expenditures that may be required to grow our business or maintain our operations.

Each purchaser will suffer immediate and substantial dilution due to this Offering.

        The Offering price will significantly exceed the net tangible book value per share of our Common Shares. Accordingly, a purchaser of Offered Shares in this Offering will incur immediate and substantial dilution of his, her or its investment. If the outstanding options and warrants to purchase Common Shares are exercised, additional dilution will occur. In addition, the total number of options available for grant under our Stock Option Plan will increase as a result of this Offering and if new stock options are granted and such stock options are exercised, additional dilution will occur. See "Options and Warrants to Purchase Securities".

Our management will have broad discretion over the use of the net proceeds from the sale of the Treasury Shares. If we do not use the proceeds effectively to develop and grow our business, an investment in the Offered Shares could suffer.

        Our management has broad discretion in how it uses the net proceeds received by us from this Offering, and there can be no assurance that such proceeds will be used efficiently or effectively. We may spend these proceeds in ways that do not increase our operating results or market value, which would adversely affect our business, results of operations and financial condition. While we currently anticipate that we will use the net proceeds of this Offering received by us as described under "Use of Proceeds", we may re-allocate the net proceeds as we determine necessary. Pending their use, we may invest the net proceeds from the Offering in a manner that does not produce income or that loses value.

        Further, if we do not restrict our investment of a sufficient portion of the net proceeds from the sale of the Treasury Shares, pending their use, to investments that are not "investment securities" within the meaning of the United States Investment Company Act of 1940, we may inadvertently become subject to regulation as an investment company under that Act. If we do become subject to regulation as an investment company under United States Investment Company Act of 1940, the consequences to us would be material and adverse.

Certain Canadian laws could delay or deter a change of control.

        The Investment Canada Act (Canada) subjects an acquisition of control of DragonWave by a non-Canadian to government review if the value of our assets as calculated pursuant to the legislation exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant Minister is satisfied that the investment is likely to be a net benefit to Canada. This could prevent or delay a change of control and may eliminate or limit strategic opportunities for shareholders to sell their Common Shares.

 OUR BUSINESS

Overview

        Founded in 2000, we are a leading provider of high-capacity Ethernet microwave equipment used in emerging IP networks. We design, develop, market and sell proprietary, carrier-grade microwave networking equipment, or links, that wirelessly transmit broadband voice, video and other data between two points. Our Ethernet microwave links, which are based on a native Ethernet platform, function as a wireless extension to an existing fiber optic core telecommunications network. Our products principally perform the backhaul function in a communication service provider's network, which is to connect high traffic points of aggregation such as high-capacity wireless base stations (3G+ wireless networks, including HSPA, WiMAX and LTE-based systems) and large 'out of territory' enterprises to nodes on the fiber optic core network. Additional applications for our products include point-to-point transport applications in private networks, including municipal and enterprise applications. In our target markets, network traffic is shifting from legacy TDM (voice) traffic to IP-based traffic to improve network efficiency and enable IP-based services.

        Our line of Ethernet microwave links is marketed under the Horizon trade name. Our Horizon product line is carrier-grade and operates primarily in licensed spectrum bands to minimize interference. We also offer our Service Delivery Unit (SDU) solution product line of TDM-to-Ethernet multiplexer products based on pseudowire technology, which enables our native Ethernet links to support the network traffic generated by emerging converged services based on IP such as data access, VoIP, and video streaming, as well as legacy TDM services.

        We believe that our Ethernet microwave links are an attractive alternative to other backhaul solutions such as leased lines and fiber optic cable deployments. One of our principal technological advantages over our direct competitors is that our products operate on a native Ethernet platform, and as such our equipment is designed to transport Ethernet directly rather than adapting Ethernet to TDM transport systems. As a result, our products feature high efficiency, low latency and full support for critical Ethernet data transport features, such as VLAN queuing and prioritization, flow control and jumbo packet support. In addition, our product design permits automated assembly and testing which allows reduced lead time for product delivery. Our other competitive advantages include a patent-protected rapid link shutdown feature that enables the creation of carrier-grade networks featuring low-cost Ethernet networking.

        We target principally the global wireless communications service provider market and, in particular, service providers offering high-capacity wireless communication services, including 3G+ wireless service providers. These service providers offer high-speed digital communication services over wireless access networks, some employing IP-based wireless network access. The markets addressed by these wireless service providers are characterized by significant growth in number of subscribers, coverage area, and bandwidth requirements per subscriber, as well as the need to reduce transmission costs. Each of these factors places increased pressure on backhaul capacity, making backhaul the bottleneck in many wireless communications networks. The leased line alternative is not capable of being easily or readily scaled to meet the growing demand for backhaul capacity due to infrastructure constraints. Against this backdrop, we believe that in many circumstances our Ethernet microwave backhaul solutions offer the most rapidly deployable and scalable alternative to deliver required capacity in a manner that optimizes overall network performance and costs for service providers. We also target other markets, including wireless extension of fixed-line networks to directly connect high-bandwidth end-customers to the core network, and private networks of large multi-site organizations such as Fortune 500 enterprises, municipalities and government organizations.

        We commenced commercial deployment of our products in 2002. At the end of our most recent fiscal year, we had shipped approximately 9,500 product units and our customer base included more than 250 customers worldwide in 56 countries. We shipped to 142 customers in our most recent fiscal year, of which 44% were in Europe, the Middle East and Africa, 47% were in North America, and 9% were in the rest of the world. Our customers include Clearwire, which has launched the world's most advanced mobile WiMAX deployment, as well as Globalive, which has selected our products for deployment in Globalive's North American 3G+ (HSPA) cellular network. Globalive has announced that it will market its wireless services in the Canadian market under the brand name WIND.

        We intend to build on our advanced technology and customer-focused platform to become the leading provider of Ethernet microwave links to the communications service provider, enterprise and municipal/government markets. See "Our Growth Strategy" and "Our Products" below.

Industry Overview

        The global transmission of voice, video and other data among end-users relies on a communications network infrastructure of fiber optic lines, which today forms the core of the global telecommunications network. These fixed, high-traffic, high-speed lines connect nodes throughout the world and facilitate the transmission of information between such nodes. To deliver voice, video and other data from the core of the network to end-users, and from end-users to the core, such information is first transmitted from a node on the core of the network to base stations and other aggregation points on the edge of the network, and reciprocally from end-users to collection points on the edge of the network back to the core. This transmission of information, or link, between a node on the core of the network and a base station or other collection point on the edge of the network is referred to as the backhaul function. Information can be transmitted in the backhaul portion of the network by leased telecom lines, fiber optic cable, wireless link, or any combination of these and other less common technologies.

        We believe that a bottleneck for transmission of voice, video and other data is now occurring on the backhaul portion of mobile communications networks. The ABI Report estimates that global demand for backhaul capacity will grow by almost five times from 2008 to 2014 (from 13.51 Tbps in 2008 to 66.49 Tbps in 2014), representing a compound annual growth rate of 30%. We estimate that backhaul transport currently represents between 20% and 45% of a mobile wireless service provider's operating expenses when using leased services, or up to 40% of the capital cost of building a new mobile wireless network. We also believe that backhaul bandwidth requirements in the core network rings are increasing from approximately 8 Mbps to support GSM or CDMA services to in excess of 1 Gbps to support WiMAX or LTE services. As wireless networks increasingly shift from transmission of voice to transmission of more bandwidth-intensive data applications, including video, we believe that network traffic, and associated service provider costs, have increased and will continue to increase more rapidly than subscriber revenue. This makes controlling backhaul and other costs relating to increased network traffic through the deployment of innovative technologies a crucial element of the business case for wireless service providers and providers of network technologies. In this context, the ABI Report forecasts that microwave radio-based wireless networks will emerge by 2013 as the largest backhaul capacity solution worldwide as compared to copper telecom lines (including TDM and Ethernet) and fiber optic networks. More specifically, Infonetics Research forecasts that Ethernet microwave will experience the highest growth rate as a backhaul technology and will represent in excess of 40% of all installed mobile backhaul connections by 2013.

Bandwidth Capacity for Backhaul Networks by Type

Source: ABI Report

Principal Backhaul Solutions

        The backhaul function within a telecommunications network can be addressed in a number of ways. The principal backhaul technologies currently utilized are copper telecom lines, fiber optic cable, and wireless links. Many backhaul networks are comprised of a combination of these and other less common solutions. We believe that communications service providers and network operators generally have three principal objectives in deploying a backhaul network: meeting carrier-grade requirements, rapid deployment of service, and minimization of overall data transport costs. In the current environment of rapidly growing demand for wireless communications services generally, and more particularly for high-capacity 3G+ wireless services, these objectives are critically influenced by the scalability (ability to increase capacity in response to increased network traffic) of the backhaul solution. The following is a summary of the chief advantages and disadvantages associated with the most common solutions to backhaul capacity constraints available to communications service providers.

Leased Telecom Lines:

        Currently, many service providers address their backhaul requirements by leasing T1/E1 or DS3-based circuits, based on existing copper lines, from an incumbent local telecommunications exchange provider. This is known as a 'leased line' solution, the benefits of which include low capital expenditure requirements and fast service deployment (assuming the copper line infrastructure is in place), and economic efficiency for the deployment of backhaul for 2G wireless services. The expense of leasing backhaul transmission lines, and constraints in available network capacity for lease, are increasingly considered prohibitive for aggregated traffic levels as subscriber numbers increase to critical levels and communications service providers deploy higher-bandwidth 3G+ wireless services. Moreover, often the only source of leased lines is a direct competitor.

New Build of Fiber Optic Cable:

        A second solution for communications service providers to address their increasing backhaul requirements is to construct their own system of fiber optic cables. New build of fibre optic infrastructure is highly reliable and can provide a service provider with very high bandwidth capacity. However, building fiber optic infrastructure is a complex, expensive and multi-stage undertaking, involving planning and routing, obtaining local planning permits (which can be particularly difficult in urban locations), constructing subterranean ducts and channels required for the cables (with resulting vehicular traffic disruption), and finally, installing and connecting the system. The construction of a new fiber optic network can therefore be costly and require a significant period of time to deploy compared to other solutions, particularly if the cable must span long distances and/or approach historically or environmentally sensitive areas. The cost of building a fiber optic backhaul network typically increases in direct proportion to the distance covered by the network, which means that fiber optic backhaul links are generally most cost competitive with wireless links over short distances.

Wireless Links:

        The third principal backhaul solution for communications service providers to address their increasing backhaul requirements is the deployment of wireless links, to support either hub-and-spoke or ring/mesh network architectures. Wireless backhaul links are comprised of a variety of technology types using a range of licensed and unlicensed radio spectrum.

        Within the wireless links backhaul solutions category, there is an emerging technology referred to as Ethernet microwave. Ethernet refers to a common packet-based method of networking computers in a local area network increasingly being adapted to and utilized in a carrier network environment. Microwave refers to high-frequency radio waves used for point-to-point and omni directional communication of voice, data and video signals. Microwave frequencies require direct 'line of sight' to operate, are typically licensed from communications regulatory bodies, and are well suited for backhaul applications. Emerging Ethernet microwave technologies, such as our solutions, enable the rapid deployment of high-capacity, carrier-grade Ethernet backhaul networks that cost-effectively meet the backhaul scaling requirements of communications service providers supporting critical subscriber levels and/or deploying higher-bandwidth 3G+ wireless services.

        According to a report dated May 2009 prepared by Infonetics Research titled "Mobile Backhaul Equipment and Services Biannual Worldwide and Regional Market Size and Forecasts" (the "Infonetics Report"), the primary technology trend of the mobile backhaul market is the transition from TDM to IP/Ethernet and that Ethernet microwave is leading the new mobile backhaul connections by technology and will continue to lead through 2013 at which time Ethernet microwave will be the dominant mobile backhaul technology with a share of installed connections in excess of 40%.

Source: Infonetics Report

        Due to the fact that the cost of a wireless link does not increase in proportion with the distance covered by the link (up to the effective distance limit of the link), we believe that wireless links are cost competitive with new builds of fiber optic cable beyond a certain fixed network distance. Currently, we believe that our Ethernet microwave links are typically cost competitive with new builds of fiber optic cable beyond a distance of approximately 200 meters in an urban environment (assuming a cost of $328 per linear meter), 600 meters in a suburban environment (assuming a cost of $98 per linear meter), and 1,600 meters in a rural environment (assuming a cost of $33 per linear meter). According to the ABI Report, wireless links will emerge by 2013 as the largest backhaul capacity solution worldwide by network type over competing copper, fiber optic and other technologies.

Our Markets

        As noted above, we target customers principally in the global communications service provider market, including broadband service providers and wireless service providers. In the broadband service provider market, our products are used to connect to the core of the network in both mature, developed markets as an extension or alternative to existing broadband infrastructure, and in emerging markets that possess limited broadband infrastructure as an alternative to deployment of wire-line infrastructure. In the wireless service provider market, our products are used by service providers that provide emerging high-capacity services to end-users. We also target enterprise and municipal/government customers that own or operate private networks requiring point-to-point applications. Our principal markets are described below.

Communications Service Provider Markets

  Broadband Service Provider Market

        Broadband is a high-speed digital communications medium that uses high-bandwidth channels for sending and receiving large amounts of voice, video and other data. Traditionally, broadband services have been delivered to end-users via cable, DSL or T1/E1 (TDM) networks, which transmit communications much faster than analog networks used for earlier data and voice communications.

        Communications service providers provide broadband connectivity to business customers both 'in territory' where they own the infrastructure connecting their points of presence and end-users, and 'out of territory', where they must lease or build this access infrastructure. The leased lines model is generally not optimal for these service providers, due to high lease costs and the fact that, in many cases, lines must be leased from direct competitors. As a result, these service providers have an economic and strategic imperative to find a cost-effective alternative to leased lines. We believe that Ethernet microwave transport technologies, such as those we provide, can furnish this alternative.

  Wireless Service Provider Market

        Wireless communications services is the provision of voice, video and other data communications services to users of wireless devices for network connectivity for fixed and/or mobile applications. Within this market, we focus on service providers offering emerging high-capacity services based upon 3G+ access technologies, such as HSPA, WiMAX and LTE.

        In wireless networks, mobile wireless handsets and other subscriber devices connect to a network of wireless base stations, which are in turn interconnected by backhaul network solutions to the fiber optic core network. Cellular and other mobile networking technologies have evolved to provide higher bandwidth and IP networking capabilities. The ABI Report forecasts that in markets where subscriber growth is most rapid, service providers will focus on building new networks to provide basic voice services, and in markets where the subscriber base is mature, service providers will focus on expanding the capacity of existing networks to roll out advanced data and video services which require higher network bandwidth per subscriber. Both scenarios create increased demand for backhaul capacity.

        3G+ wireless technologies comprise a range of technologies that enable the provision of high-speed wireless access services for subscriber devices such as handsets and personal computers. 3G+ wireless technologies include technologies evolved from traditional cellular technologies or from all-IP broadband wireless access technologies such as WiMAX. As such, 3G+ mobile technologies encompass a range of different wireless network access standards that provide increased subscriber bandwidth either in legacy TDM networks or utilizing emerging wireless IP networks. 3G+ mobile technologies enable users to utilize voice services as well as high bandwidth applications such as downloading music and other content such as maps and video, exchanging email, multimedia messaging, and a broad array of Internet applications.

        Examples of emerging high-capacity all-IP radio access network technologies currently being deployed or planned for deployment include WiMAX and LTE:

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  WiMAX:  Developed from inception as an all-IP networking technology, WiMAX is a standards-based technology enabling the delivery of last-mile broadband wireless access as a complement to wire-line broadband solutions such as cable and DSL. The IEEE 802.16d-2004 standard provides fixed broadband wireless capacity and the IEEE 802.16e-2005 WiMAX standard provides fixed broadband wireless capacity as well as mobility capabilities. The pre-WiMAX development cycle spanned 2005 to 2007. WiMAX deployments were first launched in the U.S. in 2008 and today large scale WiMAX deployments are underway.

  •
  Long Term Evolution (LTE):  LTE is an advanced 3G+ technology for both GSM and CDMA cellular service providers. Approved in 2008, LTE is defined by the 3G Partnership Project in the 3GPP Release 8 specification. With typical download speeds of approximately 6 Mbps, LTE is considerably higher bandwidth than HSPA (evolved from GSM) and EV-DO (evolved from CDMA). LTE is an IP networking technology and we envision that GSM and CDMA service providers will eventually migrate to LTE to provide an interoperable IP-based cellular system worldwide. We expect LTE network deployments to commence in the U.S. in 2010. For example, on May 28, 2009, AT&T Inc. ("AT&T") announced plans to begin LTE trials in 2010 with LTE network deployment beginning in 2011, and in a statement on the same day, Verizon Communications Inc. ("Verizon") indicated that it plans to offer commercial LTE service in 25 to 30 markets in 2010 with the ultimate goal of covering virtually all of its points of presence with a LTE network by the end of 2013.

Enterprise and Government/Municipal Markets

        We also target large organizations, such as enterprises and government/municipal bodies, with diverse locations that require high bandwidth communications networks. This market includes the education vertical (distance learning and Internet access for schools), the health vertical (remote imaging and campus networks) and municipalities that deploy networks for city-wide public Internet access and/or government and emergency services. In this market, we target our products at organizations that build their own communications networks rather than lease services from service providers. We believe that as bandwidth demand continues to grow, these organizations will increasingly consider the implementation of private networks to reduce service lease costs. Examples of our end-customers that have deployed private networks include The City of Barrie (Ontario, Canada), South Wales Fire Department (U.K.), The Palm Springs School District (California, United States), South Georgia Regional Information Technical Authority (Georgia, United States), Nexus Systems (Louisiana, United States), City of Joliet (Illinois, United States), City of Plano (Texas, United States), City of Hoffman Estates (Illinois, United States), City of Melrose Park (Illinois, United States), Crane Naval Base (Indiana, United States), Ventura County (California, United States), and the Dubai Police (Dubai, U.A.E.).

Key Trends Driving Increased Demand for Our Products

        There are two key trends driving the increased demand for our products: increased demand for backhaul capacity and IP convergence.

Increased Demand for Backhaul Capacity

        Demand for backhaul capacity is predicted to experience strong growth. The ABI Report estimates that global demand for backhaul capacity will grow by almost five times from 2008 to 2014 (from 13.51 Tbps in 2008 to 66.49 Tbps in 2014), a compound annual growth rate of 30% for the forecast period.

        We believe that the following are the key drivers of demand for increased backhaul capacity.

  Increasing Functionality of Mobile Devices and Capacity at the Edge of Wireless Networks

        Mobile devices are rapidly evolving to meet the requirements and expectations of consumers. Current and next-generation cellular phones perform 'smartphone' functions, drawing design elements from PDAs such as larger screens and alternative forms of input. The mobile device market has also evolved beyond handsets, with mobile communication capacity now being embedded in appliances such as laptop personal computers, MP3 players, gaming consoles, tablet PCs, data cards, netbooks, GPS units, motor vehicles, cameras and household appliances. Wireless access technologies currently being deployed, in concert with the availability of these sophisticated mobile devices, significantly increase bandwidth demand per user within mobile networks as compared to traditional 2G services such as GSM and CDMA cellular voice services. The increase in typical data transfer rates for wireless access technologies between GSM to LTE and WiMAX is over 400 times (downstream). As available bandwidth per subscriber grows in the device and access network, we expect increased capacity will be required in the backhaul network. The chart below illustrates the bandwidth per subscriber (expressed as theoretical and typical peak data transfer limits) for certain wireless access technologies:

Theoretical Peak Data Transfer Limits on Selected Mobile Technologies

Mobile Technologies	Rate	Theoretical	Typical
		(downstream/upstream)
2.0G
GSM	(Kbps)	115	14
2.5G
GPRS	(Kbps)	171	33
2.75G
EDGE	(Kbps)	384	118
3.0G
FOMA	(Kbps)	2,000	384
1xEV-DO Rev A	(Kbps)	3,100	800
EV-DO Rev B (15 service providers)	(Kbps)	73,000/27,000
UMTS	(Kbps)	2,048	384
3.5G
HSDPA	(Kbps)	14,400	2,000
3.75G
HSUPA	(Kbps)	5,760	1,400
WiMAX (10 MHz channel)	(Kbps)	46,000/4,000	6,000/2,000
LTE (20 MHz channel; 4x4 MIMO)	(Kbps)	326,000/86,000	6,000/2,000

Source: ABI Report

        Future wireless communications standards and technologies are expected to further drive bandwidth per subscriber, associated capacity requirements in the backhaul portion of the network, and interoperability requirements. The 4G interoperability and component standards for the next generation of broadband mobile capabilities are currently being defined by such industry organizations as the International Telecommunications Union. Certain objectives of the 4G wireless communication standard have been established to include high network capacity (more simultaneous users per cell); a nominal data rate of 100 Mbps while the client physically moves at high speeds relative to the base station and 1 Gbps while client and station are in relatively fixed positions; interoperability with legacy wireless standards; and an all-IP, packet switched network.

  Shift in Demand from Voice to Multimedia Content and Services in Mature Markets

        The ABI Report suggests that service providers in areas with a mature subscriber base will attempt to increase average revenue per user (ARPU) by offering data services such as e-mail, web browsing, music and video downloading and other Internet-related services, as well as mobile video services. As compared to voice services, these in-demand applications are bandwidth-intensive, placing pressure on the backhaul capacity of the communications networks of such service providers.

  Increasing Demand for Wireless Coverage in Emerging Markets

        As early broadband and wireless markets have matured, growth of broadband and wireless subscribers is shifting to emerging markets in developing countries and rural areas. These emerging markets are often characterized by limited telecommunications infrastructure and by broad geographic coverage area, and as such are inherently suited for wireless as opposed to wire-line backhaul networks. In rural areas of the United States, some deployments are expected to receive government funding or other support through the U.S.$7.2 billion rural broadband stimulus package: see "Our Customers — Other Target Customer Markets". The ABI Report forecasts that an additional 6 million cellular base stations will be deployed worldwide between 2008 and 2014.

  Increase in Global Wireless Communications Subscribers

        The number of global wireless subscribers and minutes of use per subscriber are expected to continue to increase. According to the ABI Report, there were more than 4 billion cellular subscribers globally by the end of 2008, with this number expected to grow to approximately 5.9 billion by the end of 2014.

  Global Investment in Wireless Access Network Spectrum

        There have been numerous auctions around the world of radio spectrum that is used in wireless access networks. The purchasers of this spectrum require backhaul solutions such as those represented by our products. Recent examples of such spectrum auctions include:

  •
  the U.S.$13.8 billion auction of advanced wireless spectrum ("AWS") in the United States by the FCC in 2006 (in which T-Mobile USA, Inc. represented the largest single bidder winning 120 licenses for approximately U.S.$4.2 billion);

  •
  the U.S.$19 billion 700 MHz wireless spectrum auction held by the FCC in 2008 (in which Verizon and AT&T bid U.S.$9.4 billion and U.S.$6.6 billion, respectively);

  •
  the $4.3 billion auction of AWS spectrum by Industry Canada in 2008 (in which Globalive, which has announced that it will market its wireless services in the Canadian market under the brand name WIND, won 30 licenses for approximately $442 million);

  •
  the €125 million auction of spectrum in the 3.5GHz frequency band by the French telecommunications regulator ARCEP in 2006;

  •
  the purchase by Clearwire of 2.5 GHz wireless broadband spectrum from AT&T that the FCC required AT&T to sell as a condition of its 2006 merger with Bell South;

  •
  the purchase by five companies of licenses in the 3.5 GHz frequency band in Germany in an auction raising a total of €56 million in December, 2006;

  •
  the 2007 coordinated auction of spectrum in the 1785-1805 MHz frequency band held by Ofcom and the Commission for Communications Regulation in Ireland;

  •
  the €136 million Italian auction of spectrum in the 3.5 GHz band concluded in February, 2008;

  •
  the U.S.$42 million auction of spectrum in the 2.6 GHz band frequency held by the Norwegian Post and Telecommunications Authority in 2006;

  •
  the U.S.$348 million auction of spectrum in the 2.6 GHz frequency band held by PTS, Sweden's telecommunications regulatory authority in 2008; and

  •
  the 2.3 and 2.5 GHz auction held by the New Zealand Radio Spectrum Management group, concluded in December, 2007.

        In addition, upcoming auctions that have been publicly announced include the spectrum auction planned in India for 2009 and the spectrum auctions planned in the U.K. and Germany for 2010.

        Businesses that acquire rights to licensed spectrum are frequently expected or required to build out their telecommunications networks within a fixed period of time in order to exploit and develop the spectrum. These businesses represent potential customers for backhaul equipment, such as our products.

IP Convergence

        IP convergence is generally defined as the integration of all communications traffic types, including voice, video and other data traffic, onto a unified IP-based network. Convergence enables service providers to carry more volume and types of data on a single network, improving efficiency, lowering network costs and giving service providers the ability to offer more advanced services such as VoIP, video over Internet and data connectivity. According to the Infonetics Report, the primary technology trend in the mobile backhaul market is the transition from TDM to IP/Ethernet. The Infonetics Report indicates that mobile operators are upgrading their backhaul from legacy TDM to packet IP/Ethernet which delivers more bandwidth per connection at a much lower cost per bit, and will increasingly use IP/Ethernet backhaul as a single converged network to carry voice, data and video traffic for all 2G and 3G+ services. Advanced wireless networks such as certain 3G+ networks will utilize IP-based platforms and will require the superior backhaul efficiencies of carrier-grade Ethernet equipment that supports scalability, high-availability, legacy TDM support and services management. We believe that IP convergence will increase demand for backhaul technologies that can support IP network traffic while meeting the needs of service providers to continue to support legacy TDM services. Our Ethernet microwave solutions address both of these critical market requirements.

Our Solutions

        Our Ethernet microwave links function as a networked, IP-based extension to an existing fiber optic core communications network. Our products operate in the licensed 6 to 38 GHz range, using native Ethernet networking to deliver network topologies including point-to-point, ring, and mesh architectures, with ~50 millisecond failover times and software-controlled capacity. We also offer a line of pseudowire equipment to carry legacy TDM traffic across IP networks. Our product offering is complemented by our service and support program.

        Our solutions consist of links, each comprised of two radios, two modems, and two antennas, together with embedded software:

  •
  Radio — The radio controls transmission power, and converts IF to RF for transmission and RF to IF for receiving. The radio is an outdoor, weather-hardened unit, which can be attached directly to the antenna. The radio determines the frequency of the transmitted signal and, for this reason, we supply different radios for different transmission bands.

  •
  Modem — The modem performs aggregation, network management, monitoring, signal processing and switching for mesh configurations, and controls user throughput and Ethernet functions. The Gigabit Ethernet interface to the network is provided by the modem. The modem is available in indoor version (Horizon Duo, Horizon Quantum) and in a version integrated into the outdoor unit with the radio (Horizon Compact). The modem also provides a 10/100baseT Ethernet interface for out-of-band management, is available with an electrical or optical Gigabit Ethernet interface, and can be deployed in redundant configurations.

  •
  Antenna — The antenna transmits and receives microwave radio signals and can be mounted on a tower, pole, rooftop or inside a custom enclosure. Our antenna portfolio includes an ultra-compact version for installation in existing antenna panels.

        Each set of links includes embedded software and FPGA firmware that is licensed for use from us to the customer.

        Aspects of our radio and modem manufacturing and assembly process, and the software and FPGA firmware included in our product offering, are proprietary to us. We have filed patent applications that protect a number of important aspects of the design, assembly and testing of our products. See "Our Business — Protection of Intellectual Property". Our products also include commercially-available electronic components sourced from third party suppliers, including FPGAs, monolithic microwave integrated circuits and micro processors. The antennas used in our Ethernet microwave links are manufactured by third party suppliers.

        Our Ethernet microwave links can transmit over distances in excess of 80 kilometres and require line of sight. The achievable distance depends upon frequency band, antenna size, rain region, throughput capacity, and desired availability. Each link can be controlled by our network management system or by a service provider's network management system through industry standard protocols.

        Our products are available in localized variations for the North American, European and certain other global markets.

Key Characteristics

        The key characteristics of our solutions are as follows:

High-Performance

  Ethernet Microwave:

        Our products use a native Ethernet platform which delivers high efficiency, low latency and full support for Ethernet data transport features. Ethernet is a broadly used standard for packet-based transport networks. The advantages of Ethernet are lower price points when compared to SONET or SDH alternatives, more efficient transport due to the ability to perform statistical multiplexing, traffic priority management, and fine bandwidth control. Native Ethernet refers to systems that are designed to transport Ethernet directly rather than adapting Ethernet to existing SONET/SDH or PDH transport systems. The adaptation of Ethernet to such systems increases latency (delay) and decreases efficiency, as an extra layer of mapping is required to perform the transport function.

  High-capacity:

        Our products feature Gigabit Ethernet transport with link speeds up to 4.0 Gbps. Our products provide sufficient capacity for aggregation and backhaul of traffic from 3G+ wireless base stations without requiring expensive and time consuming fiber optic backhaul installations.

  Low Latency:

        Latency, or delay, in a network gives rise to significant inefficiencies, including loss of connectivity. Managing latency throughout the network is essential for proper operation of networked applications, particularly mobile voice and data. Our Horizon products deliver near-zero latency (100 microseconds per link) which enables applications such as 3G+ wireless backhaul.

  Output Power:

        Our Horizon products are available in a standard power configuration as well as a high-power option. The high-power option enables increased range of approximately 30% with constant antenna size. The total network cost is optimized by deploying high-power units only on the longer links that require them, and standard units on shorter links.

Carrier-grade

  Interference Free:

        Our products operate in the licensed spectrum bands between 6 and 38 GHz, in area licensed bands such as 24 DEMS and 28 GHz LMDS and in the license-exempt 24 GHz ISM band. All of these frequency options provide low-cost spectrum that can be licensed or used by service providers on a per-link basis, and is readily available in most markets with minimal wait-time. Deploying our solution in the license-exempt 24 GHz ISM band provides service providers with an opportunity for rapid service deployment without spectrum co-ordination and licensing. Equally important, there is low risk of interference in this band due to the limited range of equipment that regulators permit to operate in this band compared to other lower frequency license-exempt bands. We believe that we are one of the few vendors providing Ethernet microwave equipment for this frequency band.

  Scalable:

        The capacity of our Ethernet microwave links can be remotely controlled using our Flex software to match network demands without the need for site visits to upgrade hardware. In addition, our products have features that improve the flexibility and scalability of our product offering, such as automatic modulation shifting and Dual Pole Radio Mount (or DPRM). Modulation shifting allows the system to operate at its highest possible throughput under good weather conditions and to downshift to a more robust modulation with lower throughput during heavy rain storms. DPRM enables the link capacity of our standard product to be doubled by adding a second radio pair in parallel with the original pair.

  High Network Availability:

        One of the key characteristics of products designated as carrier-grade is high network availability, typically defined as 99.999% up-time. This level of availability is achieved principally through a combination of equipment reliability and network level redundancy. Wireless backhaul network architectures that provide this redundancy include single link hot standby (also known as 1+1), ring and/or mesh topologies. Our Horizon products deliver such high-availability networks using Ethernet networking rather than conventional SONET or SDH equipment. Our proprietary rapid link shutdown feature provides SONET-like failover speeds with low-cost Ethernet switching.

Cost Competitive

  Designed for Manufacturability:

        Our proprietary surface mount product designs and manufacturing processes permit automated assembly and testing of our products. These automated processes enable us to sell a cost competitive product compared to products that rely on conventional microwave manufacturing techniques.

  Flex Pricing:

        Our products deliver scalable bandwidth managed in 10 Mbps increments through software license keys. This 'pay as you grow' approach enables service providers to pay for only the bandwidth required. This pricing model not only optimizes initial cost, but significantly reduces the cost of network maintenance by avoiding the need for the customer to physically visit each site to upgrade hardware or deploy new equipment to increase capacity. Using Flex software, the service provider simply issues commands from the network operations center to manage network capacity.

  Ring/Mesh:

        The ring/mesh architecture designed into our products provides higher availability at lower cost than comparable systems, which only support 1+1 architectures, by supporting path diversity as well as equipment redundancy. The ring/mesh architecture also reduces network costs by reducing the amount of protection bandwidth required and by using spectrum more efficiently. Unlike SONET or SDH rings, Ethernet ring/mesh networks can be organically expanded to meet service and capacity requirements, allowing efficient network implementation.

  Network Optimization:

        We have used our network planning expertise to develop products that allow not only individual link optimization, but network-wide traffic and topology optimization to better manage network lifecycle costs. Ring/mesh networking, Flex pricing, adaptive modulation and Ethernet statistical multiplexing offer new tools for our customers to reduce overall network costs. These features result in significant total cost of ownership savings for service providers.

  Higher Level of Integration:

        The conventional industry link design locates the base band electronics in an Indoor Unit (or IDU) and the RF electronics in an Outdoor Unit (or ODU). Our Horizon Compact product is distinguished in the market for Ethernet microwave equipment in that it integrates the baseband and microwave electronics into a single unit that can be mounted up-mast on the antenna or indoors in an equipment rack. The higher level of integration of the Horizon Compact provides a lower cost solution by reducing or eliminating redundant housings, components, circuitry, rack space, and cabling; enabling more efficient installations; and providing a higher level of system reliability.

Support of Legacy Networking Standards

        Pseudowire is a mechanism that emulates the essential attributes of legacy TDM services over an IP switched network. Pseudowire enables IP convergence for service providers that have IP core networks and are extending these packet technologies to the edge of those networks. Using pseudowire, service providers are able to continue to transport revenue-generating legacy services to existing customers, lower the cost of such legacy services by taking advantage of their new high-speed scalable Ethernet microwave infrastructure, and extend into markets for new services to secure new sources of revenue. This strategy reduces the costs to service providers of adapting to new IP services. Our pseudowire Service Delivery Unit (or SDU) solution provides enhanced TDM transport for applications such as cellular backhaul, leased line replacement and enterprise connectivity.

Advanced Network Management

        Our products are designed to be flexible, meet carrier-grade management requirements, and use industry standard simple network management protocol (or SNMP) rather than costly, proprietary network management systems. This significantly reduces the cost to service providers of integrating our product into their networks. Our products allow network management traffic to be accessed using a local craft terminal, carried over a separate datacom network or in-band directly over a separate 802.1q VLAN. Our network management solution enables service providers to measure not only conventional Ethernet statistics but also parameters such as RF performance and link utilization to proactively manage a complete wireless network.

        Remote software download is a feature of Horizon products that allows networks operators to avoid decommissioning during upgrades. As a result, customer traffic is not affected during a download or system upgrade.

Wireless IP Network Planning

        We offer deployment planning to help ensure optimum performance. Our competencies in this area include line of sight assessment and verification, determining mounting requirements, assistance in securing spectrum licenses, and budgeting for link and network availability.

Our Competitive Strengths

        Our solutions allow service providers to rapidly and cost-effectively address their backhaul requirements. We believe that we are positioned to capitalize on anticipated growth trends in our target markets based on the following competitive advantages:

Ethernet Microwave Transport Leadership

        We are a technology leader in the development of Ethernet microwave data transport solutions that meet the requirements of carrier-grade IP and legacy TDM network markets. We continue to develop and integrate additional functionality into our products. With a research and development team comprised of 68 industry professionals each with an average of more than 18 years of experience in the telecommunications sector, we believe that we will be able to continue to develop our products to remain a leader in our market.

Strong Customer Base

        We have demonstrated both customer traction and the ability to capture top-tier customers, including Clearwire, the most advanced mobile WiMAX deployment globally, and Globalive, a North American services provider deploying a 3G+ (HSPA) all-IP wireless network (which has announced that it will market its wireless services in the Canadian market under the brand name WIND). Deployment of our products by first-mover customers in each of our key target markets enhances our brand and raises our profile among service providers and other prospective customers. Based on our review of published FCC data, in 2008 we had the largest U.S. market share (at 32%) in combined 6, 11, 18 and 23 GHz links and in 2008 we increased our market share in the U.S. market for 18 and 23 GHz bands to 46%. We have focused our product offering on these bands since they are optimal for high bandwidth backhaul applications, are generally licensed on a long-term basis to service providers, and have been allocated by the ITU to the fixed service as a primary allocation. The FCC data also indicates that we continue to hold the largest market share in the U.S. market for the 24 GHz unlicensed band. We also work closely with our customers to design and implement their networks. Our strong customer involvement gives us valuable insight into the precise requirements of our target customers.

Scalability/Flexibility

        Our proprietary product design and manufacturing processes allows the radio to be assembled by our outsourced manufacturers on a surface mount assembly line, rather than requiring hand-assembled modules. Our products are also tested using an automated process. This automated assembly and test capability results in lower equipment costs, better economies of scale and capacity scalability, and faster manufacturing turns. For us, this results in reduced order lead times and lower required inventory levels. As we achieve increased order volumes for our products, we expect our manufacturing design to continue to reduce our production costs and improve our product margins.

Networkability

        Our Ethernet microwave products include features such as low latency, flexible Quality of Service (or QOS) policing, software-controlled capacity and layer-2 transparency that enable point-to-point transmission as well as ring/mesh architectures. We have also adopted Ethernet operations and maintenance standards for enhanced fault isolation and simplified operation. These features and the resulting network architectures that they enable achieve performance and economic benefits specifically when our Ethernet microwave products are deployed end-to-end in a network rather than being deployed with Ethernet microwave products from another vendor. We believe that these performance and economic benefits incline our customers to deploy our Ethernet microwave products end-to-end across their microwave networks.

Effective Sales & Distribution

        We have an established strategy to reach customers globally in our target markets through our direct and indirect sales and distribution organization. Our direct sales organization focuses on our principal markets in North America and Europe. To complement our direct sales force, our experienced distributor, reseller and OEM network allows us to expand our global reach without investing in local sales offices in every territory. This speeds deployment of our sales efforts and reduces costs. In the fiscal year ended February 28, 2009, we secured 55 new customers. See "Our Sales and Distribution Strategy" below.

Responsive Service and Support

        Carrier-class service providers require suppliers to provide responsive support and service to help ensure high network availability. We meet this requirement by providing a comprehensive pre-sale and post-sale customer support and service program, staffed by our team of experienced support engineers.

Our Customers

        We are focused on customers in two principal target markets — communications service providers and large enterprises/government/municipal entities. A sample of our customers in these target markets, as well as in emerging markets, are detailed below.

Communications Service Providers

  •
  Clearwire:  Clearwire is an alternative mobile network operator using pre-WiMAX and WiMAX 802.16 E-2005 technology to deliver mobile, fixed and nomadic Internet services to its subscribers in the United States and Europe in the 2.5 GHz and 3.5 GHz frequency bands, respectively. In 2008, Clearwire Corporation was formed through the combination of Clearwire LLC and certain Sprint WiMAX network and 2.5 GHz assets and operations. These wireless assets were combined with investments from Intel Capital Corp., Google Inc., Comcast Corp., Time Warner Cable Inc., and Bright House Networks LLC. Clearwire has since announced plans to launch WiMAX networks in more than 80 markets, with the objective of expanding coverage to 120 million subscriber points of presence by the end of 2010. Clearwire has also announced that as of March, 2009, it had markets covering 75 million people under development and construction, with some of these markets launching later in 2009 and others in 2010. Clearwire also stated in March, 2009 that it was working on the long lead time low-cost site acquisition zoning and permitting work for the markets covering the remaining 45 million people over the course of 2009, and most recently announced (in August, 2009) that it has more than 20,000 cell sites under development. According to the ABI Report, Clearwire will deploy thousands of base stations over the next two years and uses Ethernet over microwave for 90% of its backhaul network. Clearwire has deployed wireless networks in multiple markets across North America using our Ethernet microwave links, and we are currently the primary supplier of licensed microwave equipment to Clearwire.

  On August 11, 2009, Clearwire Communications LLC, an operating subsidiary of Clearwire, announced that it had recently completed its network supplier selections and that DragonWave is part of a selected vendor mix that also includes Huawei Technologies Corporation, Samsung Electronics Co., Ltd., Cisco Systems, Inc. and Ciena Corporation.

  •
  Globalive:  Globalive won 30 licenses for approximately $442 million in the 2008 AWS spectrum auction held by Industry Canada and today is one of the 'new entrants' in the Canadian wireless communications services sector. Globalive has announced that it plans to provide voice, text and data services to Canadians on a next-generation all-IP wireless network based on HSPA technology and that its wireless services will be marketed in the Canadian market under the brand name WIND. We have been selected as a supplier of Ethernet microwave backhaul equipment for this planned HSPA network deployment.

  •
  wi-tribe Pakistan Limited ("wi-tribe"):  wi-tribe was formed in 2007 to provide broadband wireless access in emerging markets across the Middle East, Asia, and Africa. wi-tribe has deployed its network using our Horizon Compact Ethernet microwave backhaul equipment.

  •
  LINKEM S.P.A. ("LINKEM"):  LINKEM provides both nationwide WiFi hotspot services and wireless DSL services in Italy. At the beginning of 2008, LINKEM acquired 13 regional WiMAX licenses to provide mobile broadband coverage to points of presence covering 80% of the Italian population. LINKEM has deployed our Horizon Compact Ethernet microwave backhaul equipment for backhaul in its new WiMAX network.

  •
  Pakistan Mobile Communications Limited ("Mobilink"):  Mobilink is an Orascom Telecom Holding S.A.E. company and is Pakistan's leading cellular service provider. We supply Mobilink's Ethernet microwave backhaul equipment for deployment in Mobilink's nationwide WiMAX network in Pakistan.

  •
  Altitude Telecom ("Altitude"):  Altitude is a leading provider of broadband access services in France based on WiMAX. Altitude's first deployments took place in 2004. Our Ethernet microwave backhaul equipment has been selected by Altitude for four regional deployments in the Département de la Haute Garonne, Département des Deux Sèvres, Département du Jura and Département des Pyrénées Atlantiques.

  •
  Barrett Xplore Inc. ("Barrett Xplore"):  Barrett Xplore is one of Canada's largest and fastest growing wireless broadband service providers serving rural and non-urban homes and businesses. Barrett Xplore has completed in excess of 200 wireless broadband deployments in Canada, reaching 300 rural communities and covering 350,000 homes and businesses. Barrett Xplore is using our Ethernet microwave backhaul equipment for its deployment of a broadband wireless network in rural towns and communities across Canada.

  •
  Bell West Inc. ("Bell Canada"):  In 2004, Bell Canada built the Alberta Supernet, a regional network in the province of Alberta in Canada that is designed to support government and enterprise customers. This network provides direct wireless access to schools and enterprises, delivering high bandwidth access to communities throughout Alberta. Bell Canada deployed our Ethernet microwave backhaul equipment links to provide direct end-customer access for this project.

  •
  Cedarcom S.A.I. ("Cedarcom"):  Cedarcom is the leading telecommunications provider in Lebanon. Cedarcom holds a wireless data networking license under decree number 10172, allowing the deployment and operation of a country-wide broadband wireless access data network. We are a supplier of Horizon Compact Ethernet microwave backhaul equipment to Cedarcom and are playing a key role in extending coverage to major cities in four of Lebanon's administrative regions (or governorates): Mount Lebanon (Mont-Liban), North (Liban-Nord), South (Liban-Sud), and Bekaa.

        Other direct customers include Navigata Communications Ltd., Orascom Telecom Holding S.A.E., Connecteo Group (a subsidiary of Monaco Telecom Ltd.), Monaco Telecom Ltd., Siège Prosystel, Total Telecom (a subsidiary of Terrapinn Holdings Ltd.), Etihad Etisalat Company (otherwise known as Bayanat Al-Oula), M3 Wireless Ltd., Telecard Limited, ECAS Telecommunications & Systems Ltd., Towerstream Corporation, Brightstar Corp., BOB LLC (BOB Business Only Broadband) and Televersa GmbH.

        Our revenue from direct sales to wireless service providers was $27.5 million in the fiscal year ended February 28, 2009 (with 47% of such revenue originating from the United States, 44% from Europe, the Middle East and Africa ("EMEA")), 9% from Canada and nil% from the rest of the world) and $21.8 million in the fiscal year ended February 29, 2008 (with 61% of such revenue originating from the United States, 31% from EMEA, 7% from Canada and 1% from the rest of the world). We also sell our products to wireless service providers through our indirect sales channel. See "Our Sales and Distribution Strategy — Indirect Sales Channel Strategy".

Enterprise and Government/Municipal

        This customer segment includes large, multi-site enterprises and organizations that build their own private communications networks rather than purchasing services from service providers. Examples of our customers within this segment include:

  •
  South Georgia Regional Information Technology Authority ("SGRITA"):  SGRITA provides high-speed Internet service to area industry, government offices, schools, public safety professionals and other interests. SGRITA has deployed our Horizon Compact Ethernet microwave backhaul equipment in a state-of-the-art broadband network throughout Baker, Calhoun, Early, Miller and Mitchell counties in South Georgia.

  •
  Dubai Police Department:  The City of Dubai has deployed CCTV cameras throughout the city for security and surveillance purposes. The video feeds from these cameras are carried by our Ethernet microwave links to create a 800 square kilometre private, secure wireless network that connects to a central monitoring location.

Other Target Customer Markets

        We also target other markets of prospective customers that choose broadband wireless networks as data transport solutions. We have been, or are currently, in trials with customers such as broadband service providers (rural service coverage extension), satellite content providers (content distribution and uplink channel for bi-directional services), cable companies (extension of hybrid fiber/coax plant) and defence services (hardened communications and remote telemetry). We believe that as the demand for broadband services continues to increase, the market for Ethernet microwave backhaul equipment will expand beyond service providers and generate significant future opportunities for our products.

        The U.S. government has announced substantial funding of new rural broadband initiatives under the American Recovery and Reinvestment Act of 2009 (the "Recovery Act"). The Recovery Act appropriates U.S.$4.7 billion to the National Telecommunications and Information Administration, U.S. Department of Commerce ("NTIA") to establish the Broadband Technologies Opportunities Program ("BTOP"), through which NTIA will provide grants for broadband initiatives throughout the United States, including projects in unserved and underserved areas, expansion of public computer center capacity and programs to encourage sustainable adoption of broadband service. The Recovery Act also appropriates U.S.$2.5 billion in budget authority to the Rural Utilities Service, U.S. Department of Agriculture ("RUS") to establish the Broadband Initiatives Program ("BIP"), through which RUS will provide grants, loans, and loan/grant combinations for broadband initiatives throughout the United States, again including projects in unserved and underserved rural areas. The U.S. government has announced that NTIA and RUS received applications for nearly U.S.$28 billion in funding under the BTOP and BIP programs during the first of an expected three rounds of grant applications. Of this amount, approximately U.S.$4.0 billion is expected to be awarded in the first round of funding in late 2009, for deployments over 2010 and 2011. The remainder of federal funding, U.S.$3.2 billion, will be awarded during subsequent application rounds. We believe that Recovery Act funding of rural broadband projects represents a significant opportunity for DragonWave to develop new and expanded markets for our backhaul transport solutions.

Our Business Model

        We generate almost all of our revenues from the sale of Ethernet microwave transport systems, which includes our Horizon family of Ethernet microwave products. We also offer a range of support and service programs as well as extended product warranties to our customers. Services — including training, installation and basic consulting, such as network design and engineering design — contribute to our success with our customers but comprised less than 3.5% of our revenues in the three-month period ended May 31, 2009 and the fiscal year ended February 28, 2009. As more customers deploy our products, we expect that revenues from our advanced replacement and warranty renewals to increase and that the sale of software for capacity upgrades will emerge as a future potential revenue source. From time to time, we also enter into customer design engineering contracts. Our revenue for the three-month period ended May 31, 2009 and the fiscal year ended February 28, 2009 from such contracts was $0.3 million and $0.9 million, respectively.

Our Growth Strategy

        Our objective is to strengthen our position as a global leader in high-capacity Ethernet microwave equipment that enables the transition by wireless service providers to high-capacity all-IP networks. In order to accomplish this goal, we aim to leverage our technological leadership, broaden our market penetration, and demonstrate competitiveness for deployment in multiple broadband radio access network types such as WiMAX, HSPA and LTE. The specific elements of our growth strategy are:

Continue Product Development Investment

        We believe that our growth to date has been, in large part, due to our product development focus on high-capacity Ethernet microwave equipment. We believe that our technological leadership in this area is the result of our continued investment in research and development and our commitment to providing technologically advanced and cost-effective solutions to our customers. We intend to continue to develop our products to address market requirements in various applications and geographic markets around the world. Our product development priorities include the following:

  •
  continuing to focus on the rapidly evolving high-capacity Ethernet microwave backhaul market;

  •
  expanding the capacity of our products;

  •
  continuing product cost reduction;

  •
  developing product enhancements to reduce the operating costs of our customers, including enhancements in rackspace and spectral efficiencies as well as network and networking capabilities;

  •
  expanding the frequency range in which our products operate in order to better address new geographic markets; and

  •
  expanding the variety of interfaces offered with our products to increase the number of applications that our products can address.

Expand Geographical Reach

        We expect that the U.S. component of this Offering, which constitutes our initial public offering in the U.S., will improve awareness of DragonWave in the U.S. where many of the initial deployments in the 4G wave of network infrastructure build-out will occur, and will increase investor participation in the Company by broadening our group of potential investors. We also believe that this Offering will better position DragonWave to be selected as an equipment vendor for large network service providers. We intend to build upon our leading U.S. market share and our current international market penetration to expand our geographical reach. This multi-faceted strategy includes the following:

  •
  increasing investment in global direct sales activity, including sales activity in continental Europe (particularly Russia and Greece), the Middle East, Pakistan, the Caribbean and Latin America, India and China;

  •
  expanding the number and scope of our distributor, VAR and OEM arrangements around the globe to complement our direct sales efforts; and

  •
  continuing investment in training and tools for the engineering and support organizations of our VARs and OEMs, to improve the overall efficiency and effectiveness of these arrangements.

Capitalize on Broadband Stimulus Funding

        The U.S. government has recently announced substantial funding of new rural broadband initiatives under the American Recovery and Reinvestment Act of 2009 totaling U.S.$7.2 billion in grants and loans. We believe that broadband stimulus funding of rural projects represents a significant opportunity for us to develop new and expanded markets for our backhaul transport solutions.

Continue to Focus on Operational Excellence and Deliver Effective Customer Service and Support

        We intend to continue to focus on improving product quality, reducing delivery time, reducing costs, streamlining manufacturing processes and optimizing inventories. This focus on operational excellence has allowed us to significantly reduce our manufacturing costs and shorten our delivery time. Our focus on operational excellence has enabled us to rapidly expand the number of systems shipped to meet the growing demands in the marketplace.

        We intend to continue to deliver our customer service and support capabilities to help our customers optimize their network deployments and ensure high network performance and availability by providing a comprehensive pre-sale and post-sale customer support and service program.

Review Selective Strategic Acquisitions

        We intend to selectively review opportunities to acquire companies or technologies that complement our existing product portfolio and market reach.

Our Products

        We have commercialized two principal product lines of Ethernet microwave links, Horizon and AirPair. We commenced commercial production of our Horizon product line in 2007. Our Horizon product line was designed as a next-generation product to follow our AirPair product line, which was introduced in 2002.

Horizon Product Family

        Our Horizon product family is a Ethernet microwave portfolio and consists of Horizon Compact and Horizon Duo. Key features across our Horizon product line include adaptive modulation, ring/mesh support, advanced prioritization, jumbo frames, flow control, ATPC and layer 2 transparency.

Horizon Compact

        Our Horizon Compact is designed to lower capital and operating costs for service providers by integrating and enhancing the functionality of traditional wireless indoor and outdoor units into a single, compact, high-performance, high-availability Gigabit Ethernet all-outdoor microwave transmission system. Horizon Compact offers scalability to 400 Mbps per channel, or 800 Mbps full duplex capacity using a single antenna with cross polarization. The design of the Horizon Compact reduces the installation and operational burden for service providers by not requiring support of indoor backhaul equipment or space in indoor base-station cabinets and using standard cabling with power over Ethernet. These zero-footprint characteristics of the Horizon Compact product complement 3G+ radio-access network solutions. Horizon Compact operates in the 6 to 38 GHz licensed radio frequency, ensuring interference-free performance for Ethernet microwave applications, and provides scalable, low-latency native Gigabit Ethernet connectivity.

        We believe that Horizon Compact will enable service providers to offer carrier-Ethernet services using licensed spectrum on a basis that provides direct cost competition to systems using unlicensed spectrum, while also providing scalability comparable to fiber optic solutions.

Horizon Duo

        Our Horizon Duo product is a wireless indoor and outdoor split mount, high-availability Ethernet microwave transmission system that provides scalable, low-latency native Gigabit Ethernet connectivity. Horizon Duo is a high capacity Ethernet microwave system that offers 1600 Mbps full duplex capacity while lowering capital and operational costs for service providers. The high capacity of the Horizon Duo is optimized for core transport ring-and-mesh applications. Horizon Duo operates in the 11 to 38 GHz licensed radio frequency, ensuring interference-free performance for wireless carrier Ethernet applications.

        We believe that Horizon Duo enables service providers to achieve the network scalability that is required for emerging 4G networks. Horizon Duo's rapid link shutdown capability allows it to be deployed in ring/mesh architectures with 50-100 ms switching.

Horizon Quantum

        We recently launched our Horizon Quantum product. We have designed Horizon Quantum to provide significantly increased bandwidth capacity of up to 4 Gbps per link. Horizon Quantum is a native Ethernet implementation supporting sub-0.1-ms latencies and is optimized for the rollout of LTE services. Horizon Quantum is a half-rack-unit device incorporating a Bandwidth Accelerator feature that enables superior spectral efficiency by up to a factor of 2.5 times as compared to conventional systems. The combination of these features results in a five times improvement in rack density per unit of available bandwidth capacity. Horizon Quantum also integrates key nodal intelligence that enables network operations to be streamlined and simplified to yield significant cost efficiencies. For example, Horizon Quantum incorporates integrated switching capability enabling aggregation and switching to optimize ring-and-mesh network deployments by requiring reduced network equipment to be deployed, powered and maintained. Horizon Quantum also incorporates our standard user-scalable bandwidth enabling simple and remote scaling, without truck rolls, providing our customers with key operational-cost benefits.

AirPair

        We commenced commercial production of our previous generation product line, AirPair, in 2002. Initially, a 100 Mbps version of the product was introduced in 18 and 23 GHz frequency bands. AirPair's frequency coverage was expanded to include frequencies from 11 through 38 GHz. In 2005, we introduced a new version of the AirPair product line, AirPair Release 4, which can scale up to 250 Mbps per carrier or up to 500 Mbps per link. This version currently accounts for the majority of AirPair product sales. While we continue to produce and support our AirPair product line, this line has been largely superseded by our Horizon product family.

Service Delivery Unit (SDU)

        Our SDU product range incorporates pseudowire products that enable cost-effective converged packet transport and TDM transport and eliminates intermediate cabling and complexity. Our SDU product functionality includes 6XGigE ports, Ethernet switching, remote network management, prioritization, point-to-point pseudowire or hub-and-spoke functionality and includes our SDU-16 and SDU-155 products.

Product Flexibility

        Our products are configurable, allowing the end-customer to configure throughput, channel widths and a number of other parameters. Our products can be updated remotely from a network operations center to add features and functionality to products deployed in the field. The packet processing and modem function on both our Horizon Compact and Horizon Duo products are implemented through firmware in FPGA, enabling us to customize these functions, provide value-added features and upgrade field-deployed units without requiring hardware changes.

Support and Service

        Our product offering is complemented by customer support and service and extended product warranties. Our customer support program includes project management, link installation, RF planning, network design and line of sight assessments for large scale projects; assistance in securing licensed spectrum; full training and certification for network operators; access to our technical assistance center (including both telephone and on-site support); and our 24-hour customer support website. Our support team of 11 full-time support engineers is comprised of specialized wireless professionals that work closely with our customers to ensure that customer requirements are met both during and after initial deployment of our products.

Our Sales and Distribution Strategy

        We distribute our products and services through a combination of direct and indirect sales channels. This strategy permits us to broaden our customer coverage, while at the same time retaining contact with our customer base and managing costs. Our sales cycles can be lengthy and often include network studies and trials of our equipment in laboratory and field environments. Because our products are utilized in large network deployments, our sales are project-based and accordingly are highly variable from quarter to quarter. Our direct customers are typically service providers that operate networks in large geographical areas. The sales cycle to this class of customer typically involves a trial (or trials), and requires nine to twelve months from first contact before orders are received. Once the order stage is reached, a supply agreement is usually established and multiple orders are processed under one master supply agreement. While North America is our primary geographic market, our sales team targets service providers across the world and our products have been deployed in numerous countries across Europe (in France, Spain, Germany, Italy, Romania and the Czech Republic) and the Middle East (in Pakistan, the United Arab Emirates, Saudi Arabia, Kuwait and Lebanon). In our most recent fiscal year, 68% of our sales originated from North America, 26% from EMEA, 5% from Asia-Pacific and 1% from Latin America.

Direct Sales Strategy

        Our direct sales and business development team of 26 employees primarily focuses on Tier 1 service providers. The team is organized across three geographic regions: North America, EMEA and Asia-Pacific. Direct sales employees are currently based in the United States, Canada, the United Kingdom, France and the United Arab Emirates. We expect to place additional direct sales personnel in Singapore in the third quarter of the current fiscal year. Our sales and business development team is comprised of dedicated salespeople assigned to specific customer accounts. Our sales personnel have extensive knowledge of network infrastructure. In addition to closely monitoring our target markets for potential network deployments and new customer opportunities, our sales team builds on our existing relationships with our customers' network planning organizations, including participating in business case development and technical analysis of projects. This channel represented 77% and 62% of revenue for the three months ended May 31, 2009 and the fiscal year ended February 28, 2009, respectively (fiscal year ended February 29, 2008 — 55%).

Indirect Sales Channel Strategy

        Our indirect sales channel consists primarily of distributors and regional VARs, and is involved in both channel-initiated sales (sales initiated and serviced by third parties) and channel-fulfilled sales (sales initiated by our direct sales team and serviced by third party resellers). Our principal North American distributors are TESSCO Technologies Inc., Talley Inc., Alliance Communications Corporation and Hutton Communications Inc. These distributors have been selected based on geographic coverage and access to market verticals. Within North America, our VARs are identified by these distributors. We have agreements with several regional VARs in North America. Outside of North America, we select our VARs directly. We qualify our VARs based on experience deploying microwave equipment, contacts in our target customer segments, and financial stability. We provide ongoing training to our VARs, and our VARs work with our dedicated account managers, participate in co-operative marketing programs and receive market development funds and support materials for customer sales. Our personnel assist our VARs with initial installations of our products to provide quality assurance to end-customers.

        We also work with OEMs, including system integrators and network equipment vendors, to assist them in providing complete network solutions for their end-customers.

        The majority of our indirect revenues in North America are accounted for by three distributors. In EMEA and Asia-Pacific, we have agreements with regional VARs in the United Kingdom, Ireland, Spain, France, Germany, Belgium, the Netherlands, Sweden, Norway, Hungary, the Czech Republic, Israel, Saudi Arabia, United Arab Emirates, Kuwait, South Africa, Australia, Pakistan and Singapore. This channel represented 18% and 34% of revenue for the three months ended May 31, 2009 and the fiscal year ended February 28, 2009, respectively (fiscal year ended February 29, 2008 — 37%).

Competition

        We face competition in our target markets from two types of microwave equipment suppliers: PDH equipment suppliers and Ethernet equipment suppliers. Microwave equipment has historically been used to address the backhaul requirements of 2G cellular applications and, today, the market is dominated by PDH products. The leading suppliers of PDH microwave equipment are NEC Corp., Alcatel-Lucent, Telefonaktiebolaget LM Ericsson and Nokia Siemens Networks. While we compete with suppliers of PDH backhaul products of T1s and E1s used in 2G networks, our native Ethernet-based products are optimized for the transport of packet-based networks and feature significantly higher capacity, and a manufacturing process that delivers this high capacity at a lower price, than PDH equipment. A second category of equipment suppliers for backhaul applications are, like us, focused on Ethernet-based products in IP networks. These suppliers are our main competitors and include Ceragon Networks Ltd. of Israel and Harris Stratex Networks, Inc. of the United States. We encounter these competitors in network builds focused on IP traffic. We believe that our bandwidth capability/flexibility, and all-outdoor solution, performance and simplicity differentiate our solution from products offered by our competitors.

        Our assessment of our competitive position, as described above, is based, among other factors, on our knowledge of the telecommunications equipment industry and communications with our customers.

Manufacturing and Supply Chain Management

        We outsource most of our manufacturing and certain of our supply chain management and distribution functions. Outsourcing these functions allows us to focus on designing, developing, selling and supporting our products. In addition, we are able to leverage the economies of scale and expertise of specialized outsourced manufacturers, reduce manufacturing and supply chain risk and reduce distribution costs.

        We have two principal outsourced manufacturers, BreconRidge and Plexus:

  •
  BreconRidge is an electronics manufacturing services company specializing in the communications, industrial and consumer market sectors. BreconRidge is ISO 9001 certified and has manufacturing facilities in Canada, the United States and China. Our products are manufactured at BreconRidge's facility in Ottawa, Ontario, Canada. Terence Matthews, one of our directors, has a significant equity interest in BreconRidge. See "Interests of Management and Others in Certain Transactions". We believe that our manufacturing agreement with BreconRidge reflects fair market terms and payment provisions.

  •
  Plexus is an electronics manufacturing services company with manufacturing facilities in the United States and Malaysia. Plexus provides product design, supply chain and materials management, manufacturing, test, fulfillment and aftermarket solutions to branded product companies in the wire-line/networking, wireless infrastructure, medical, industrial/commercial and defense/security/aerospace market sectors.

        We have allocated manufacturing of our products (including components) among key suppliers to reduce the risks associated with using a single supply source and to ensure competitive pricing and levels of service. Using multiple suppliers also enables us to respond more rapidly to increases in demand for our products.

Research and Development Activities

        Our ability to develop technologically superior and/or most cost-effective solutions relative to our competitors can only be achieved through our continued research and development ("R&D") efforts.

        Our R&D activities take place at our headquarters in Ottawa, Ontario, Canada. We currently have approximately 82 personnel in our engineering group, representing approximately 45% of our total personnel (including contractors). The majority of our engineering staff hold technical degrees in engineering. A large number of our senior engineering personnel have worked together for several years and have been responsible for the development of our products. Our R&D team works closely with our growing customer base, and incorporates feedback from our direct and indirect sales teams into our product development plans to improve our products and address emerging market requirements.

        Our R&D expenses have historically been, and will continue to be, a significant portion of our overall cost structure as we will continue to invest in new product features and new platforms to better serve the current and future needs of our customers. We invested 25% and 26% of our revenues in R&D during fiscal year 2009 and fiscal year 2008, respectively.

Protection of Intellectual Property

        In accordance with industry practice, we protect our proprietary rights through a combination of patent, copyright, trade-mark and trade secret laws and contractual provisions.

        Patent law offers some protection for our current and future products and may protect certain elements of our manufacturing processes. Our patent strategy is focused on protecting novel elements of the following aspects of our product and manufacturing design:

  •
  core design features (including certain circuits and algorithms required for advanced, low-cost point-to-point radio implementations);

  •
  implementation technologies (consisting of the proprietary aspects of our manufacturing design that permit low-cost automated assembly and testing);

  •
  certain key Ethernet microwave networking technologies for high-speed, high-performance metro Ethernet networking applications (including bandwidth scaling feature (marketed as "Flex"), mesh rapid link shutdown feature, mesh node packaging/integration); and

  •
  other key features of our products (including Flex functionality, RF-loopback, mesh nodes and tri-mode mesh panel features).

        Our active patent portfolio consists of 8 issued U.S. patents, 12 pending U.S. applications, 2 pending Canadian applications and 4 pending European applications.

        The executable code for our software and firmware, the embedded software and firmware in our hardware products and our manufacturing designs are protected under trade secret law and as unpublished, copyrighted works. Software is only provided to our customers in binary format. We recognize, however, that effective copyright protection may not be available in some countries in which we distribute products. We license the use of our product to our customers and resellers. These licenses contain standard provisions prohibiting the unauthorized reproduction, disclosure, reverse engineering or transfer of our product. In addition, we are designing products changes that will enable the implementation of encrypted embedded firmware which will further enhance our ability to protect our critical intellectual property.

        Our general practice is to enter into confidentiality and non-disclosure agreements with our employees, consultants, manufacturers, suppliers, customers, channel partners and others to attempt to limit access to and distribution of our proprietary information. In addition, our practice is to enter into agreements with our employees that include an assignment to us of all intellectual property developed in the course of their employment.

        We have registered trade-marks DRAGONWAVE, AIRPAIR and HORIZON in Canada and DRAGONWAVE and HORIZON in the U.S. We have a pending trade-mark application in the U.S. for AIRPAIR, although this application is currently being opposed by a third party.

        Except for intellectual property which we have taken measures to protect as described above, there are no patents or other intellectual property rights, licenses or proprietary rights, or processes protected by trade secrets that we rely on or that are material to our business or revenues.

Operations and Facilities

        Our headquarters are located at leased premises in Ottawa, Ontario, Canada, pursuant to a lease entered into by us with Kanata Research Park Corporation ("KRPC"), a corporation controlled by Terence Matthews, one of our directors. See "Interests of Management and Others in Certain Transactions". Our R&D, services and support, and general and administrative groups operate from our headquarters. These premises consist of approximately 26,306 square feet of rentable space with a lease term that expires on November 30, 2011. Aggregate annual lease payments (base rent and all other rent and charges) are approximately $596,000. The lease for these premises is renewable at our option for a further term of five years, provided we deliver written notice to KRPC of our intention to exercise our option not less than six months prior to the expiry of the lease term. We also lease a warehouse facility at 362 Terry Fox Drive, Ottawa, Ontario from KRPC, pursuant to a lease dated August 30, 2006, as most recently amended on October 23, 2008. The term of this lease has been amended and expires on October 31, 2011. These premises consist of approximately 10,863 square feet of rentable space. Aggregate annual lease payments (base rent and all other rent and charges) are approximately $224,000. Additional warehouse space (4,050 square feet) located at 349 Terry Fox Drive, Ottawa, Ontario has been leased from KRPC pursuant to a six month lease commencing February 1, 2008 and on a month-to-month basis after the expiry of the initial six month term. Total rent payments for the year are estimated at $40,500. We have also subleased additional space at 362 Terry Fox Drive, Ottawa, Ontario. The premises consist of approximately 3,146 square feet of rentable space. Aggregate annual lease payments are approximately $15,730. The term of the lease commences on September 1, 2009 and ends on November 29, 2010. We also lease office space in England under a lease that expires in 2013. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Three Month Period Ended May 31, 2009 — Off-Balance Sheet Arrangements".

Employees and Contractors

        As of August 31, 2009, we had 182 full-time and temporary employees and contractors. A breakdown of our employees and contractors by main category of activity and geographic location is as follows:

Category of Activity	August 31, 2009	Geographic Location
General and administrative:	16	Canada
Operations:	45	Canada
Research and development:	82	Canada
Sales and marketing/customer support:	39	Canada, U.S., Europe, the Middle East

Total:	182

Legal Proceedings

        It is common in our industry to receive notices alleging patent infringement arising in the normal course of business. We have set up internal procedures to deal with such notices, which include assessing the merits of each notice and seeking, where appropriate, a business resolution. Where a business resolution cannot be reached, litigation may be necessary. The ultimate outcome of any litigation is uncertain and, regardless of outcome, litigation can have an adverse impact on our business because of defense costs, negative publicity, diversion of management resources and other factors. Our failure to obtain any necessary license or other rights on commercially reasonable terms, or otherwise, or litigation arising out of intellectual property claims could materially adversely affect our business. As of the date of this short form prospectus, we are not party to any litigation that we believe is material to our business.

DIRECTORS AND MANAGEMENT

        The following table sets out, for each of our directors and executive officers, the person's full name, municipality of residence, position with DragonWave, principal occupation and, if a director, the date on which the person became a director. Directors are elected at our annual shareholders meetings for a term that expires at the time of our next annual shareholders meeting, unless the director's office becomes vacant earlier by resignation, death, removal or other cause.

Name and Municipality of Residence	Age	Offices with DragonWave	Principal Occupation	Director Since
JEAN-PAUL COSSART(1)(2) Versailles, France	62	Director	Associate Director, Infoteria of France	June 9, 2009
CARL EIBL(2)(3) La Jolla, California, U.S.A.	49	Director	Managing Director, Enterprise Partners Venture Capital	November 15, 2005
CLAUDE HAW(1)(2)(3) Ottawa, Ontario, Canada	53	Director	President and CEO of the Ottawa Centre for Research and Innovation	November 10, 2003
TERENCE MATTHEWS Ottawa, Ontario, Canada	66	Director	Chairman, Wesley Clover International Corporation	March 30, 2000
GERRY SPENCER(1)(3) Kingswood, Surrey, U.K.	60	Director and Chair of the Board of Directors	Retired	February 3, 2006
PETER ALLEN Ottawa, Ontario, Canada	53	President, Chief Executive Officer and Director	Chief Executive Officer, DragonWave Inc.	March 4, 2004
ERIK BOCH Ottawa, Ontario, Canada	48	Vice President, R&D and Chief Technology Officer	Chief Technology Officer, DragonWave Inc.	N/A
DAVID FARRAR Ottawa, Ontario, Canada	52	Vice President, Operations	Vice President, Operations, DragonWave Inc.	N/A
RUSSELL FREDERICK Ottawa, Ontario, Canada	50	Chief Financial Officer, Vice President, Secretary and Director	Chief Financial Officer, DragonWave Inc.	March 23, 2007

Name and Municipality of Residence	Age	Offices with DragonWave	Principal Occupation	Director Since
BRIAN MCCORMACK Atlanta, Georgia, U.S.A.	66	Vice President, Sales	Vice President, Sales, DragonWave Inc.	N/A
ALAN SOLHEIM Ottawa, Ontario, Canada	50	Vice President, Product Management	Vice President, Product Management, DragonWave Inc.	N/A

(1)
Audit Committee members are Claude Haw (Chair), Jean-Paul Cossart and Gerry Spencer.

(2)
Compensation Committee members are Carl Eibl (Chair), Jean-Paul Cossart and Claude Haw.

(3)
Nominating and Governance Committee members are Gerry Spencer (Chair), Carl Eibl and Claude Haw.

        As a group, our directors and executive officers beneficially own or control or direct, directly or indirectly, a total of 2,759,955 Common Shares, representing approximately 9.64% of the total outstanding Common Shares as at September 23, 2009.

Officers and Senior Management

        Peter Allen, President & Chief Executive Officer.    Prior to joining DragonWave in 2004, Peter Allen was President and CEO of Innovance Inc. ("Innovance"), a private reconfigurable optical networking company. Prior to 2000, Peter was the Vice President of Business Development for the Optical Networks Division of Nortel Networks Limited ("Nortel"), holding leadership responsibility for Nortel's optical components business as well as business development responsibility for system activities. At Nortel, Peter led a 5,000-employee global operation spanning R&D, manufacturing and sales and marketing. Peter has also held managerial positions at Ford Motor and Rothmans International plc, and has lived and worked in North America, Europe and Africa.

        Erik Boch, Founder, Vice President, R&D and Chief Technology Officer.    Prior to co-founding DragonWave in February 2000, Erik Boch held senior engineering or technical management positions at a number of communications and aerospace companies, namely Litton Systems Canada Ltd., ComDev International Ltd., Lockheed Martin Corporation and Newbridge Networks Corporation (since acquired by Alcatel Canada, Inc.). While at Newbridge Networks Corporation ("Newbridge"), Erik was Assistant Vice President of the Wireless Systems Group. Erik has been involved in various aspects of microwave and millimetre wave subsystem and system design for more than 22 years. Erik led the R&D team at Newbridge that introduced the first ATM-based fixed wireless access system in our industry. Erik has been published extensively in major networking publications, including Telephony, Microwave Journal, Wireless Review, Internet Telephony and America's Network. Erik holds several approved RF design patents and numerous patents pending. Erik holds a bachelor and a masters degree in electrical engineering from Carleton University, Ottawa, Ontario, Canada and is a registered professional engineer.

        David Farrar, Founder & Vice President, Operations.    Prior to co-founding DragonWave in February 2000, David Farrar was employed by Newbridge, where he held senior management positions in product management, R&D, operations, and information technology. Prior to joining Newbridge, Dave was Director of Engineering at Synapse Corporation, a private data communications design company, and an Engineering Manager at Mitel Networks Corporation. Dave holds a bachelor of science in electrical engineering from the University of Waterloo in Waterloo, Ontario, Canada.

        Russell Frederick, Vice President, Chief Financial Officer and Secretary.    Prior to joining DragonWave in 2004, Russell Frederick was the Chief Operating Officer and Chief Financial Officer of Wavesat Wireless Inc. ("Wavesat") (2000 to 2003). Prior to Wavesat, Russell was the Chief Financial Officer of PRIOR Data Sciences Ltd. (1994 to 2000) where he played a key role in the management buy-out and subsequent sale of the company. Prior thereto, Russell was employed with Digital Equipment Ltd. of Canada in various financial roles. Russell holds a master of business administration degree in finance, as well as a bachelor of science degree from McMaster University in Hamilton, Ontario, Canada.

        Brian McCormack, Vice President, Sales.    Prior to joining DragonWave in 2003, Brian McCormack held senior sales and marketing positions at SS8 Networks, Inc. (2002 to 2003), Teem Photonics Corporation (2001 to 2002), TelOptica Inc. (2001) and Avici Systems Inc. ("Avici") (now Soapstone Networks Inc.) (1999 to 2001). At

Avici, a recognized leader in the carrier-class switch/router market, Brian was Senior Vice President of Worldwide Sales. Prior to 1999, Brian held senior sales and marketing positions at Nortel Networks Inc., Cisco Systems, Inc. and DSC/Alcatel (now Alcatel USA Inc.). Brian holds a bachelor of arts degree from St. Anselm College in Manchester, New Hampshire, United States.

        Dr. Alan Solheim, Vice President, Product Management.    Prior to joining DragonWave in 2005, Alan Solheim was Chief Technology Officer at Innovance (2000-2004), a private reconfigurable optical networking company. Prior to Innovance, Alan was a Vice President at Nortel Networks Inc., responsible for market strategy in the metro transport group. Alan has extensive experience in the telecommunications industry, notably working on six generations of fiber optic transmission systems, and was the system design authority for Nortel's OC-192 program. Alan holds over 50 patents and is the principal or co-author of numerous papers published in respected industry journals. Alan holds a doctoral degree in electrical engineering from the University of Waterloo in Waterloo, Ontario, Canada and a bachelor degree in engineering from the University of Saskatchewan in Saskatoon, Saskatchewan, Canada.

Directors

        Jean-Paul Cossart, Director.    Jean-Paul Cossart is an Associate Director of Infoteria of France, a company that provides technological coaching. He has held this position since 2004. Prior to this Mr. Cossart was Vice President Strategy and Marketing of Cofratel since 2002, a company that provides PBX and LAN integration for the enterprise market and was a subsidiary of France Telecom. Mr. Cossart also held several positions at Alcatel-CIT (Paris, France). Mr. Cossart's experience has spanned service provider, corporate and consumer markets; telephony, data/internet and broadcast services; and international development, global sales and marketing. He is also a member of the executive committee of the French chapter of the Institute of Directors, United Kingdom. Mr. Cossart has been an executive advisor to DragonWave since 2007 and has been granted options to purchase 10,000 Common Shares as his only compensation for these services. Mr. Cossart is also on the board of directors of Mitel Networks Corporation. Mr. Cossart holds an electronic engineering degree from Ecole Supérieure d'Electricité in Paris.

        Carl Eibl, Director.    Carl Eibl has been a Managing Director with Enterprise Partners Venture Capital since 2003. Prior to joining Enterprise Partners, Mr. Eibl was the CEO of several technology and life science companies in San Diego, including Maxwell Technologies, Inc. (NASDAQ: MXWL) (1999-2003). Before joining Maxwell Technologies, Inc., Mr. Eibl served as President of Stratagene Corporation (NASDAQ: STGN). Mr. Eibl also served as CEO and President for Mycogen Corporation, a publicly held agricultural biotechnology company, which was sold to The Dow Chemical Company in 1998 for U.S.$1.1 billion. Mr. Eibl holds a J.D. degree from the Boston University School of Law in Boston, Massachusetts, United States and a bachelor of arts degree from Cornell University in Ithaca, New York, United States.

        Claude Haw, Director.    Claude Haw is President, Chief Executive Officer and a board member of the Ottawa Centre for Research and Innovation, Ottawa's leading economic development organization. He is also the founder and managing partner of Venture Coaches Fund L.P. ("Venture Coaches"), an Ottawa-based venture capital firm providing venture capital for technology companies. From 2003 to early 2007, Mr. Haw was also a general partner at Skypoint Capital Corporation, an Ottawa-based venture capital firm. Prior to Venture Coaches, Mr. Haw held a number of executive positions at Newbridge, including Vice President of Corporate Business Development. In this role, he managed strategic investment programs in more than 20 companies. Mr. Haw has also held senior management positions at Mitel Networks Corporation and Leigh Instruments Ltd. Mr. Haw holds a bachelor of electrical engineering degree from Lakehead University in Ontario, Canada and has completed the Canadian Securities Course.

        Terence Matthews, Director.    Terence Matthews is Chairman of Wesley Clover International Corporation, March Networks Corporation ("March Networks") and Mitel Networks Corporation ("Mitel"). Prior to March Networks and Mitel, Mr. Matthews founded Newbridge in 1986 where he served as CEO and Chairman until its acquisition by Alcatel of France (now Alcatel-Lucent) in May 2000. At Newbridge, Mr. Matthews built the company into a leader in the worldwide data networking industry. Mr. Matthews also co-founded Mitel Corporation in 1972. A Fellow of the Institution of Electrical Engineers and the University of Wales, Mr. Matthews received an honorary doctor of technology degree from the University of Glamorgan, Wales and an honorary doctor of engineering degree from Carleton University, Ottawa, Ontario, Canada. In May 1994, he was appointed an Officer of the Order of the British Empire.

        Gerry Spencer, Director (Chair).    Gerry Spencer retired as Senior Vice President of British Telecommunications plc ("BT") in late 2000 after a career of nearly 30 years in finance, product management, marketing, sales and business development. During his final 6 years with BT, he served on the board of BT Global Services, with particular responsibility for International Wholesale and Marketing. Since retiring, Mr. Spencer has assumed consulting and advisory roles in international wholesale strategy and profitability (both switched minutes and IP streams), local networking, network equipment supply and business customer equipment and applications. Currently, Mr. Spencer is a member of the Chairman's advisory board at Wesley Clover International Corporation. Mr. Spencer is a graduate of Cambridge University in the United Kingdom.

        For more information on director compensation see "Compensation of Directors" in our management proxy circular dated May 14, 2009 in connection with the annual and special meeting of shareholders held on June 9, 2009 (our "Management Circular"), which is incorporated by reference in this short form prospectus.

Board Committees

        Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee to assist the directors in efficiently carrying out their responsibilities.

Audit Committee

        The mandate, role, responsibilities and procedures of the Audit Committee are set forth in our Audit Committee Charter. The Audit Committee is responsible for, among other things, reviewing our financial reporting procedures, internal controls and the performance of our external auditors. The Audit Committee is also responsible for reviewing quarterly financial statements, annual financial statements and related press releases prior to their approval by the full board of directors and certain other documents required by regulatory authorities. The Audit Committee Charter addresses in detail the relationship between the Audit Committee and our external auditors and management, and contemplates direct communication channels between the Audit Committee and our external auditors. The Audit Committee is empowered to retain persons having special competence as necessary to assist it in fulfilling its responsibilities. The Audit Committee is currently comprised of three directors: Claude Haw (Chair), Gerry Spencer and Jean-Paul Cossart. All members of the Audit Committee have accounting or related financial expertise. Each of the members of the Audit Committee is "independent" within the meaning of Rule 10A-3 under the Exchange Act, the NASDAQ marketplace rules and Canadian securities laws. Please refer to our annual information form dated May 7, 2009 for the fiscal year ended February 28, 2009, which is incorporated by reference in this short form prospectus, for the complete text of the Audit Committee Charter and additional information with respect to the Audit Committee.

Compensation Committee

        The mandate of the Compensation Committee includes making recommendations to our board of directors on executive compensation, including the compensation of the President and Chief Executive Officer. The responsibilities of the Compensation Committee also include oversight of our equity compensation plans and management succession strategy. The Compensation Committee is currently composed of three directors: Carl Eibl (Chair), Jean-Paul Cossart and Claude Haw. Each of the members of the Compensation Committee is "independent" within the meaning of the NASDAQ marketplace rules and Canadian securities laws.

Nominating and Governance Committee

        The mandate of the Nominating and Governance Committee is to assist our directors in carrying out their oversight responsibility, ensuring that our strategic direction is reviewed annually, and ensuring that our board of directors and each of the board committees carry out its respective functions in accordance with an appropriate process. The Nominating and Governance Committee is also responsible for: assessing the effectiveness of our board of directors as a whole, as well the effectiveness of each board committee, and the contribution of each individual director; governance issues; identifying, recruiting, nominating, endorsing, recommending the appointment of, and orienting, new directors; and the ongoing training and education of our directors. The

Nominating and Governance Committee also reviews our Insider Trading Policy, Disclosure Policy and Code of Business Conduct and Ethics and is responsible for recommending changes and any action required to deal with any breach of any such policy or code. Our full board of directors is also directly involved in corporate governance matters upon the recommendation of the Nominating and Governance Committee and where otherwise appropriate. The Nominating and Governance Committee is currently composed of three directors: Gerry Spencer (Chair), Carl Eibl and Claude Haw. Each of the members of the Nominating and Governance Committee is "independent" within the meaning of the NASDAQ marketplace rules and Canadian securities laws.

Cease Trade Orders and Bankruptcies

        Peter Allen, one of our directors and our Chief Executive Officer, was a director and the President of Innovance, a private, venture capital funded, reconfigurable optical networking company. On December 23, 2003, Innovance filed a Notice of Intent to make a proposal pursuant to Part III of the Bankruptcy and Insolvency Act (Canada) (the "BIA"). Pricewaterhouse Coopers LLP consented to act as proposal trustee. On July 12, 2004, a majority of the creditors of Innovance voted to accept the proposal, and the proposal received court approval on September 16, 2004. The proposal trustee reported in the applicable court materials that there was no conduct of Innovance that was subject to censure, and no irregular facts to report in accordance with Section 173 of the BIA.

        Terence Matthews, one of our directors, routinely invests in and acts as a director on the boards of businesses that are at an early stage of development and that, as a result, involve substantial risks. Mr. Matthews was a director of Ironbridge Networks Corporation, which went into receivership in January 2001 and West End Systems Corporation, which went into receivership in February 1999.

        Carl Eibl, one of our directors, was a director of TwinStar Systems, Inc. ("TwinStar"), a private start-up company that developed tools for semiconductor fabrication facilities. TwinStar ceased operations in May 2005 and all of the assets of TwinStar were sold and a settlement with its creditors was completed by the end of August 2005.

        Gerry Spencer, the Chair of our board of directors, was the non-executive Chairman of an AIM-listed company, AT Communications Group plc ("ATC"), beginning in mid 2005. On April 15, 2009, Mr. Spencer announced his intention to step down from the board of ATC, with his resignation to be made effective at ATC's annual general meeting, which was held on May 28, 2009. In fact, he stood down at a meeting of the board of directors on April 27, 2009, which was announced by ATC on April 30, 2009. On June 1, 2009, ATC announced a significant delay of revenue from a major customer. On June 24, 2009, ATC announced that it had received notice of a possible claim under the warranties in a sale and purchase agreement relating to the disposal of a wholly-owned subsidiary of ATC in March, 2009. In connection with the delay of revenue and the possible claim, ATC announced that it had requested, and received, a suspension, with immediate effect, of the trading of its shares on AIM, pending clarification of ATC's financial position. On August 3, 2009, ATC announced the appointment of Grant Thornton UK LLP as administrators of ATC. On August 4, 2009, Daisy Group plc, an AIM-listed company, announced that its wholly-owned subsidiary had entered into agreements to acquire all of the trading assets of ATC. On August 23, 2009, The Sunday Times (U.K. edition) reported that the London Stock Exchange has launched an investigation into ATC following disclosures of accounting discrepancies.

        None of our directors, officers or principal shareholders have been subject to a corporate cease trade or similar order.

Executive Compensation

Executive Compensation for the Fiscal Year Ended February 28, 2009

        Detailed information concerning the compensation of our executive officers and directors for the fiscal year ended February 28, 2009 is contained in pages 12 to 32 of our Management Circular, which is incorporated by reference in this short form prospectus. For ease of reference, we have set out below the two key tables relating to the compensation for the fiscal year ended February 28, 2009 for our Chief Executive Officer (Peter Allen), Chief Financial Officer (Russell Frederick), and our three other most highly compensated executive officers during the fiscal year (collectively, the "Named Executive Officers"). These tables have been extracted from our Management Circular.

Summary Compensation Table

        The following table sets forth compensation information for the fiscal year ended February 28, 2009 for our Named Executive Officers.

Name and principal position	Salary ($)	Option-based awards ($)(1)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total compensation ($)

Peter Allen President and Chief Executive Officer	$200,000	$49,000	Nil	Nil	$249,000

Russell Frederick Chief Financial Officer, Vice President and Secretary	$185,000	$31,500	Nil	Nil	$216,500

Erik Boch Vice President, R&D and Chief Technology Officer	$185,000	$31,500	Nil	Nil	$216,500

Brian McCormack Vice President, Sales	U.S.$200,000	U.S.$8,573(2)	U.S.$310,340(3)	Nil	U.S.$518,913

Alan Solheim Vice President, Product Line Management	$185,000	$31,500	Nil	Nil	$216,500

(1)
Option based award values are calculated at their fair market value established using the Black-Scholes methodology, which we have chosen as the method to value options as it is the most widely recognized methodology and is accepted by Canadian Generally Accepted Accounting Standards. The Black-Scholes model considers various factors including historical share prices, price volatility and interest rates.

(2)
Foreign exchange rate used to convert Canadian dollar to US dollars is 1.2248 (the Bank of Canada C$ to US$ closing rate on January 13, 2009, being the date of the option grant).

(3)
Mr. McCormack earned U.S.$310,340 in sales commission in fiscal year 2009.

Incentive plan awards — value vested or earned during the fiscal year ended February 28, 2009

        The following table sets forth the value vested or earned by the Named Executive Officers under our equity and non-equity incentive plans for the fiscal year ended February 28, 2009.

Name of Executive Officer	Option-based awards — Value vested during the fiscal year ended February 28, 2009 ($)(1)	Share-based awards — Value vested during the fiscal year ($)	Non-equity incentive plan compensation — Value earned during the fiscal year ended February 28, 2009 ($)

Peter Allen	$45,426	$85,709	Nil

Russell Frederick	$13,530	$59,203	Nil

Erik Boch	$19,330	$44,532	Nil

Brian McCormack	$11,600	$24,116	U.S.$310,340(2)

Alan Solheim	$15,460	$134,263	Nil

(1)
Represents the aggregate dollar value that would have been realized if the options under the option-based award had been exercised on the vesting date.

(2)
Mr. McCormack earned U.S.$310,340 in sales commission in fiscal year 2009.

Recent Executive Compensation Developments

        On June 9, 2009, in compliance with the rules of the TSX, our shareholders approved the exchange of options originally granted to certain senior officers (the "Option Exchange"), all as described in our Management Circular. Set forth below is the Outstanding Option-Based Awards and Share-Based Awards table updated to reflect this Option Exchange.

Outstanding Option-Based Awards and Share-Based Awards as at August 31, 2009

        The following table sets forth all unexercised options outstanding as of August 31, 2009 for each Named Executive Officer, giving effect to the Option Exchange.

	Option-Based Awards
					Aggregate value of unexercised in-the-money options as at August 31, 2009 ($)(2)	Share-Based Awards
	Number of Common Shares underlying unexercised options (#)
Name of Executive Officer		Option exercise price ($)(1)		Option expiration date		Number of Common Shares that have not vested (#)	Market value of share- based awards that have not vested as at August 31, 2009 ($)(1)

Peter Allen	70,000 80,000 235,000	$ $ $	1.34 4.45 2.46	January 13, 2014 October 5, 2013(1) June 22, 2011	$1,463,050	Nil	Nil

Russell Frederick	45,000 45,000 70,000	$ $ $	1.34 4.45 2.46	January 13, 2014 October 5, 2013(1) June 22, 2011	$602,450	Nil	Nil

Erik Boch	45,000 50,000 100,000	$ $ $	1.34 4.45 2.46	January 13, 2014 October 5, 2013(1) June 22, 2011	$732,850	Nil	Nil

Brian McCormack	15,000 20,000 60,000	$ $ $	1.34 4.45 2.46	January 13, 2014 October 5, 2013(1) June 22, 2010	$357,950	Nil	Nil

Alan Solheim	45,000 50,000 80,000	$ $ $	1.34 4.45 2.46	January 13, 2014 October 5, 2013(1) June 22, 2011	$652,650	Nil	Nil

(1)
Following the approval of the Option Exchange by shareholders on June 9, 2009, the options with an exercise price of $6.57 were exchanged for options with an exercise price of $4.45. As the same time, the vesting schedule and the expiry date of the new options were extended by a period of one year.

(2)
The closing market price of the Common Shares on the TSX on August 31, 2009 was $6.47.

Insurance

        We maintain liability insurance for our directors and officers. The directors' and officers' insurance is contained in a policy issued on June 1, 2009. The annual premium for the policy is $221,000. No portion of the premium is directly paid by any of our directors or officers. The policy carries a limit of $40,000,000 and has a deductible of $25,000 for each claim.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Private Investor Convertible Debentures and Warrants

        Between October 12, 2005 and November 7, 2006, we borrowed funds from a group of our shareholders comprised of Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. (together "Enterprise"), Wesley Clover International Corporation, Venture Coaches, The Business, Engineering, Science & Technology Discoveries Fund Inc., VentureLink Brighter Future Fund Equity Inc. and William Sinclair. Three of these lenders had nominees on our board of directors, namely, Carl Eibl of Enterprise, Terence Matthews of Wesley Clover International Corporation (a corporation controlled by Terence Matthews) and Claude Haw of Venture

Coaches. As of April 19, 2007, we owed the lenders a total of $13,378,472, consisting of $12.5 million in principal and $878,472 in accrued interest. On the closing of our initial public offering on April 19, 2007, all principal and interest owed to these lenders was converted into an aggregate of 3,763,283 Common Shares (representing a 10% discount to the price per Common Share of the initial public offering). As an inducement to extend the above referenced credit to us, each lender was also granted a warrant to purchase that number of Common Shares equal to X/Y, where is X is equal to 6% of the principal amount advanced by the lender and Y is equal to $3.95, at an exercise price of $3.55 per share. The warrants expire on April 19, 2010. See "Options and Warrants to Purchase Securities — Warrants Issued in Relation to Convertible Debt Financings".

Kanata Research Park Corporation

        Our principal office located at 411 Legget Drive, Ottawa, Ontario is leased by us from KRPC pursuant to a lease dated February 14, 2000, as most recently amended on October 25, 2006. The term of this lease expires on November 30, 2011. We currently lease approximately 26,306 square feet of rentable space. Aggregate lease payments (base rent and all other rent and charges) are approximately $596,000 per annum. We also lease a warehouse facility at 362 Terry Fox Drive, Ottawa, Ontario from KRPC pursuant to a lease dated August 30, 2006, as most recently amended on October 23, 2008. The term of this lease has been amended and expires on October 31, 2011. These premises consist of approximately 10,683 square feet of rentable space. Aggregate annual lease payments (base rent and all other rent and charges) are approximately $224,000. Additional warehouse space (4,050 square feet) located at 349 Terry Fox Drive, Ottawa, Ontario has been leased from KRPC pursuant to a six month lease commencing February 1, 2008 and on a month-to-month basis after expiry of the initial six month term. Total rent payments for the year are estimated at $40,500. We believe that the terms of our leases reflect fair market terms and payment provisions at the times that the leases were negotiated. KRPC is a corporation wholly-owned by Terence Matthews, one of our directors.

BreconRidge Corporation

        On November 4, 2005, we entered into a supply agreement with BreconRidge (the "Supply Agreement"). Pursuant to the Supply Agreement, BreconRidge has agreed to provide us with production and pre-production products and related services which may included prototype development and manufacturing, pre-production and production product manufacturing for materials by way of purchase orders and forecasts from us. In the fiscal year 2009, we purchased manufacturing and other services in the approximate amount of $14.1 million from BreconRidge. We negotiated the terms of the Supply Agreement on an arm's-length basis and we believe that the terms reflect market terms and payment provisions. We have no minimum purchase commitments pursuant to the Supply Agreement. Upon our request, BreconRidge provides us with price quotations for pre-production and production products and services. If such quotation is acceptable to us, we then issue purchase orders to BreconRidge based on the pricing set forth in the quotation. The Supply Agreement provides that, so long as we have established approved credit terms with BreconRidge, purchase orders submitted by us are paid within 30 days from the date of invoice. The term of the Supply Agreement is continuous until termination. Either we or BreconRidge may terminate the Supply Agreement on 30 days notice. Terence Matthews, one of our directors, owns a significant equity interest in BreconRidge.

Wesley Clover Corporation

        We also purchase services from Wesley Clover Corporation, a company controlled by Terence Matthews, one of our directors. Total net service purchases in the fiscal year ending February 28, 2009 was $204,504 as compared to $100,000 in the 2008 fiscal year. These purchases have been recorded in sales & marketing expenses in DragonWave's Financial Statements for the fiscal year ended February 28, 2009.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

        Each of the Common Shares entitles its holder to notice of, and to one vote at, all meetings of our shareholders. Each of the Common Shares carries an entitlement to receive dividends if, as and when declared by our board of directors. In the event of the liquidation, dissolution or winding-up of DragonWave, our net assets available for distribution to our shareholders will be distributed rateably among the holders of the Common Shares.

Authorized and Issued Share Capital

        Our authorized share capital consists of an unlimited number of Common Shares of which 28,633,943 Common Shares are issued and outstanding on the date of this short form prospectus.

Shareholder Rights Plan

        On June 9, 2009, our shareholders approved, ratified and confirmed our Shareholder Rights Plan Agreement dated January 29, 2009 (the "Rights Plan"). The objective of the Rights Plan is to enable our board of directors to better control the timing and process of unsolicited take-over bids. The Rights Plan was not adopted in response to or in anticipation of any pending or threatened take-over bid. It is not intended to and will not prevent a take-over of DragonWave. Specifically, the Rights Plan is designed to encourage an offeror either to make a "Permitted Bid" (as defined therein), without approval of our board of directors, or to negotiate the terms of the offer with our board of directors. Failure to pursue either course of action creates the potential for substantial dilution of the offeror's position.

        A summary of the Rights Plan is included in our Management Circular, which is incorporated by reference in this short form prospectus, and a copy of the Rights Plan has been filed with the Canadian securities regulatory authorities on SEDAR at www.sedar.com. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Fiscal Year Ended February 28, 2009 — Overview".

CONSOLIDATED CAPITALIZATION

        The following table sets out our consolidated capitalization as at May 31, 2009 and after giving effect to the Offering, in each case excluding the exercise of the Over-Allotment Option and the exercise of the options and warrants described under the heading "Options and Warrants to Purchase Securities". There has been no material change in our share and loan capital on a consolidated basis since May 31, 2009.

        This table should be read in conjunction with "Summary Consolidated Financial Information", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Options and Warrants to Purchase Securities" and DragonWave's Financial Statements which are contained elsewhere, and are incorporated by reference, in this short form prospectus.

	As at May 31, 2009 (Before this Offering)	Pro Forma after giving effect to this Offering(2)
	(amounts in C$ thousands, except for share amounts)
	(unaudited)
Total debt (line of credit)	586	586
Total current liabilities	9,153	9,153
Shareholder's equity	40,665	40,665
Total issued and outstanding Common Shares	28,614,780	•
Contributed surplus	1,472	1,472
Deficit	(80,743)	(80,743)
Total capitalization(1)	115,889	•

(1)
Based on the closing price of $4.05 for the Common Shares on May 29, 2009, the last trading day prior to May 31, 2009.

(2)
After deducting the portion of the fee payable to the Underwriters and the estimated expenses of the Offering payable by us.

 USE OF PROCEEDS

        We expect to receive net proceeds from the sale of the Treasury Shares of approximately U.S.$    •    , after deducting our portion of the fee payable to the Underwriters and estimated offering expenses of U.S.$    •    . We will not receive any of the net proceeds to the Selling Shareholders from the sale of the Secondary Shares.

        We expect to use the net proceeds from the sale of the Treasury Shares as follows:

  (i)
  as to approximately U.S.$    •    (C$    •    ) (40% of the net proceeds), to strengthen our balance sheet in preparation for new mobile broadband network deployments and to better position us to be selected as an equipment vendor for large network service providers;

  (ii)
  as to approximately U.S.$    •    (C$    •    ) (30% of the net proceeds), to fund working capital requirements associated with accelerating sales and production of our products;

  (iii)
  as to approximately U.S.$    •    (C$    •    ) (20% of the net proceeds), to continue to fund our efforts to increase sales penetration in regions outside North America, including increasing global direct sales activity, expanding our distribution, VAR and OEM network, and providing training and support to strengthen the systems engineering and support organizations of our VARs and OEMs. We also plan to invest in human resources and supporting infrastructure to support this effort; and

  (iv)
  as to the balance, to provide an available source of funding for potential future acquisition opportunities.

        Although we evaluate potential acquisition and investment opportunities from time to time, we have no present agreements or commitments with respect to any particular transaction.

        While we currently anticipate that we will use the net proceeds from the sale of the Treasury Shares received as set forth above, we may re-allocate these proceeds from time to time having consideration to our strategy relative to the market and other conditions in effect at the time, including those referred to under "Risk Factors".

        Pending the use of proceeds outlined above, we intend to invest the net proceeds from the sale of the Treasury Shares in investment grade, short-term, interest bearing securities. Our Chief Financial Officer is responsible for following our investment policy.

DIVIDEND POLICY

        We have never declared or paid any dividends on our Common Shares. We currently intend to retain any future earnings to fund the development and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination by us to pay dividends will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, capital requirements and other factors as our board of directors deems relevant. There are no restrictions in our articles preventing us from declaring dividends or paying dividends to our shareholders.

 SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following sets forth summary consolidated financial information for the periods indicated and is derived from DragonWave's Financial Statements, which are contained elsewhere, and are incorporated by reference, in this short form prospectus. Historical results do not necessarily indicate results for any future period. Each prospective purchaser should read the following information in conjunction with our consolidated financial statements and the related notes and with our management's discussion and analysis of consolidated results of operations and financial condition for the fiscal year ended February 28, 2009 dated May 7, 2009 and our management's discussion and analysis of consolidated results of operations and financial condition for the period ended May 31, 2009 dated July 14, 2009, which are incorporated by reference in this short form prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Reconciliation to U.S. GAAP".

	Three Months Ended May 31,		Fiscal Years Ended February 28/29,
	2009	2008	2009	2008
	(amounts in C$ thousands, except for share and per share amounts)
	(unaudited)	(unaudited)	(audited)	(audited)
Consolidated Statements of Operations, Comprehensive Loss and Deficit:
REVENUE	15,950	10,725	43,334	40,404
Cost of sales	10,440	6,344	28,683	24,980

Gross profit	5,510	4,381	14,651	15,424

EXPENSES
Research and development	3,024	3,131	10,628	10,378
Selling and marketing	2,539	2,624	10,649	8,858
General and administrative	1,231	1,130	4,079	3,885
Investment tax credits	(60)	(50)	(82)	(492)
Restructuring charges	—	—	501	—

	6,734	6,835	25,775	22,629

Loss from operations	(1,224)	(2,454)	(11,124)	(7,205)

Interest income	34	254	693	1,109
Interest expense	(7)	(9)	(35)	(203)
Foreign exchange gain (loss)	(1,686)	268	4,514	(1,453)
Interest expense on debt component of redeemable preferred shares and convertible debt	—	—	—	(500)

Loss before income taxes	(2,883)	(1,941)	(5,952)	(8,252)
Income taxes	—	—	(37)	—

Net and comprehensive loss	(2,883)	(1,941)	(5,989)	(8,252)
Deficit, beginning of period	(77,860)	(71,871)	(71,871)	(63,619)

Deficit, end of period	(80,743)	(73,812)	(77,860)	(71,871)

Loss per share(1)
Basic and fully diluted	(0.10)	(0.07)	(0.21)	(0.35)

Basic and diluted(2) weighted average number of shares outstanding	28,569,238	28,480,522	28,537,202	23,448,504

(1)
Basic loss per share is calculated by dividing net loss by the weighted average number of Common Shares outstanding during the period. For all periods presented, the net loss available to shareholders equates to the net loss. The diluted loss per share does not differ from the basic loss per share as outstanding dilutive instruments are anti-dilutive.

(2)
Excludes the effect of all options and warrants that are anti-dilutive for all periods presented.

		Fiscal Years Ended February 28/29,
	Three Months Ended May 31, 2009
		2009	2008
	C$ (thousands)
	(unaudited)	(audited)	(audited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	21,975	8,504	1,551
Short-term investments	—	14,994	31,908
Total assets	49,818	51,828	59,815
Total debt (line of credit)	586	641	550
Total liabilities	9,153	8,533	11,318
Total liabilities and shareholders' equity	49,818	51,828	59,815

Selected Consolidated Quarterly Financial Information

        The following table sets out selected financial information for each of our most recent eight fiscal quarters. In the opinion of management, this information has been prepared on the same basis as DragonWave's Financial Statements, and all necessary adjustments have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with DragonWave's Financial Statements and related notes thereto.

	Quarters Ended
	May 31 2009	Feb 28 2009	Nov 28 2008	Aug 31 2008	May 31 2008	Feb 29 2008	Nov 30 2007	Aug 31 2007
	(amounts in C$ thousands, except for share and per share amounts)
Revenue	15,950	11,333	10,704	10,572	10,725	10,342	11,548	9,885
Gross Profit	5,510	2,939	3,704	3,627	4,381	4,256	4,532	3,611
Gross Profit %	35%	26%	35%	34%	41%	41%	39%	37%
Operating Expenses	6,734	5,997	6,483	6,460	6,835	6,475	5,850	5,405
Income from operations	(1,224)	(3,058)	(2,779)	(2,833)	(2,454)	(2,219)	(1,318)	(1,794)
Net loss for the period	(2,883)	(2,150)	(221)	(1,677)	(1,941)	(2,249)	(1,208)	(2,069)
Basic and fully diluted loss per share(1)	(0.1)	(0.08)	(0.01)	(0.06)	(0.07)	(0.08)	(0.04)	(0.08)
Basic and diluted(2) weighted average number of shares outstanding	28,596,238	28,536,427	28,555,716	28,555,335	28,480,522	28,440,355	27,646,025	24,639,351
Total Assets	49,818	51,828	56,102	55,371	54,988	59,815	62,268	40,248

(1)
Basic loss per share is calculated by dividing net loss by the weighted average number of Common Shares outstanding during the period. For all periods presented, the net loss available to shareholders equates to the net loss. The diluted loss per share does not differ from the basic loss per share as outstanding dilutive instruments are anti-dilutive.

(2)
Excludes the effect of all options and warrants that are anti-dilutive for all periods presented.

        Historically, our operating results have fluctuated on a quarterly basis and we expect that quarterly financial results will continue to fluctuate in the future. Fluctuations in results relate to the growth in our revenue, and the project nature of the network installations of our end-customers. In addition, results may fluctuate as a result of the timing of staffing, infrastructure additions required to support growth, and material costs required to support design initiatives.

 MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Each prospective investor should read the following in conjunction with the "Summary Consolidated Financial Information" section of this short form prospectus and DragonWave's Financial Statements which are contained elsewhere, and are incorporated by reference, in this short form prospectus. Our consolidated financial statements have been prepared in accordance with Canadian GAAP. A reconciliation of the significant differences between Canadian GAAP and U.S. GAAP is presented in note 20 to DragonWave's Financial Statements. The forward-looking statements in this discussion regarding our industry, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties, as described in the "Risk Factors" and "Caution Regarding Forward-Looking Statements" sections of this short form prospectus. Our actual results may differ materially from those contained in any forward-looking statements. Each prospective investor should read this discussion completely and with the understanding that our actual future results may be materially different from what we expect.

        This Management's Discussion and Analysis of Financial Condition and Results of Operations presents information contained in our publicly disclosed documents and, in particular, information contained in our management's discussion and analysis of consolidated results of operations and financial condition for the three months ended May 31, 2009 dated July 14, 2009, and our management's discussion and analysis of consolidated results of operations and financial conditions for the year ended February 28, 2009 dated May 7, 2009, which are incorporated by reference in this short form prospectus.

Three Month Period Ended May 31, 2009

        See "Selected Consolidated Financial Information" for summary consolidated financial information for the three month period ended May 31, 2009.

Overview

        We are a foremost industry innovator that designs, develops and manufactures carrier-grade microwave equipment offering high-capacity broadband wireless systems for network operators and service providers worldwide. We deliver native Ethernet wireless point-to-point backhaul networks for the transport of voice, video and data.

        On May 1, 2009, we made an announcement relating to the significant increase in order activity attributed to an existing customer in North America. Further, we released a business update on May 7, 2009 that articulated our expectation that our 2010 fiscal year would be a "break out" year for us as a result of the growth in sales we expect during the fiscal year. The three month period ended May 31, 2009 was shaped by this surge, with a record quarterly revenue of $16.0 million representing growth of 49% year over year. Underpinning this increase was a significant effort by our operations team to successfully adjust our output levels by working with our suppliers to respond to changing demand. Margin remained at 34.5%, consistent with the quarterly margin realized in the fourth quarter of our 2009 fiscal year. We continue to execute our cost reduction strategies which will enable us to track back toward higher margins as the fiscal year progresses. Our loss from operations narrowed to $1.2 million, down from $2.5 million as compared to the first fiscal quarter of fiscal year 2008. Our net loss increased from $1.9 million to $2.9 million year over year as a result of a foreign exchange expense of $1.7 million which resulted primarily from the translation of our cash and accounts receivable balances.

        Our growth strategy continues to have a dual focus of satisfying the growing demands from our existing customers, coupled with our drive to acquire new service provider customers and distributors around the world. In the three months ended May 31, 2009, we shipped product to 11 new customers, increasing our customer base to more than 260 customers in 57 countries. In our continued bid to offer comprehensive solutions to our customer base, we announced that we had qualified for the Cisco Technology Developer Program which connects Cisco Systems Inc. with third-party developers of hardware and software to deliver tested interoperable solutions to joint customers. We also announced that our cost effective Horizon Compact solution was selected for Connecteo's network throughout Western Africa.

        We continue to focus on improving our margins by reducing the cost of our products. Our strategy to achieve this objective includes increased outsourcing from low-cost manufacturing locations in Asia. Further, we will migrate certain time intensive manufacturing functions to contract manufacturers better able to scale output for high volumes. In addition to the cost benefits we anticipate from changing our sources of supply, and the location of manufacturing, we anticipate that high volume orders will enable us to achieve price discounts for many of our raw materials.

Revenue and Expenses

        We distribute our products and services through a combination of direct and indirect sales channels. In the service provider market, our direct sales efforts target customers worldwide implementing or planning networks, and include marketing to prospective customers where spectrum is being sold in anticipation of a network build. The sales cycle to this class of customer typically involves a trial (or trials), and generally requires nine to twelve months from first contact before we receive orders. Once the order stage is reached, we usually establish a supply agreement and process multiple orders under one master supply arrangement. We address the remainder of the market through a network of distributors, VARs and OEMs, leveraging the market specific expertise of these channel partners.

        We evaluate revenue performance over three main geographic regions. These regions are North America, EMEA and the rest of the world ("ROW"). The following chart sets out the portion of new customers and existing customers we shipped to in the first quarter of fiscal year 2010.

Number of Customers Shipped to in the Quarter Ended
May 31, 2009

        The chart above demonstrates our continued push to expand our international reach. In order to achieve our globalization objective, we continue to hire new sales and customer support representatives, and invest in certifications and product variants that enable our products to be marketable across a spectrum of regions.

        Our manufacturing strategy continues to center on the utilization of outsourced manufacturing to meet the increasing demand for our products worldwide. As such, a large component of our cost of sales is the cost of product purchased from outsourced manufacturers. In addition to the cost of product payable to outsourced manufacturers, we incur expenses associated with final configuration, testing, logistics and warranty activities. Final test and assembly is carried out on our premises. We primarily use the services of two outsourced manufacturers. One of those manufacturers is BreconRidge. BreconRidge is related to us because one of our directors, Terence Matthews, holds a significant equity position in both DragonWave and BreconRidge. We believe that the commercial terms of our arrangement with BreconRidge reflect fair market terms and payment provisions.

        Our R&D costs relate mainly to the compensation of our engineering group and the material consumption associated with prototyping activities.

        Our selling and marketing expenses include the remuneration of sales staff, travel and trade show activities, and customer support services.

        Our general and administrative expenses relate to the remuneration of related personnel, and professional fees associated with tax, accounting and legal advice, and insurance costs.

        Our occupancy and information systems costs are related to our leasing costs and communications networks and are accumulated and allocated, based on headcount, to all functional areas in our business. Our facilities are leased from a related party that is controlled by Terence Matthews, one of our directors and a shareholder of DragonWave. We believe the terms of the lease reflect fair market terms and payment provisions.

        As a consequence of being a publicly traded company the federal portion of investment tax credits earned by us are no longer refundable but are still available to us to reduce future cash taxes payable. There remains a refundable provincial investment tax credit available to us.

        We conduct the majority of our business transactions in two currencies, U.S. dollars and Canadian dollars. Most of our sales and cost of sales are denominated in U.S. dollars. Since our headquarters are located in Canada, the majority of our operating expenses (including salaries and operating costs but excluding cost of sales) are denominated in Canadian dollars. The majority of the proceeds from our initial public offering in April 2007 and follow-on offering in September 2007 were received by us in Canadian dollars. This supply of Canadian currency significantly reduces the requirement for us to purchase Canadian dollars to pay Canadian based expenses for the foreseeable future. The expense or gain in our consolidated statements of operations is driven largely by the requirement to translate U.S.-based cash deposits and accounts receivable into Canadian dollars.

Comparison of the three months ended May 31, 2009 and May 31, 2008

Revenue

Three Months Ended
May 31, 2009	May 31, 2008
C$ (in thousands)	C$ (in thousands)
(unaudited)
15,950	10,725

        Our revenue increased by 49% or $5.2 million for the three months ended May 31, 2009 compared with the same period in the previous fiscal year.

Changes to Revenue: Three months ended May 31, 2009 vs Three months ended May 31, 2008

C$ (in thousands)
(unaudited)
Existing customers: regional carriers and internet service providers, primarily in North America	4,400
Existing customers: distributors and VARS globally	900
New customers (Middle East, Europe, Turkey)	200
External engineering services contracts	(300)

5,200

        The table below shows the first quarter regional revenue breakdown. The impact of the growth in demand from an existing carrier in North America is evident in the 59% increase in North America. The 25% growth in EMEA was driven by regional carrier demand primarily in Pakistan.

	Three Months Ended
	May 31, 2009		May 31, 2008
	C$ (in thousands)		C$ (in thousands)
	(unaudited)
North America	12,852	80%	8,059	75%
Europe, Middle East & Africa	3,027	19%	2,416	23%
Rest of World	71	1%	250	2%

	15,950	100%	10,725	100%

Gross Margin

Three Months Ended
May 31, 2009	May 31, 2008
C$ (in thousands)	C$ (in thousands)
(unaudited)
5,510	4,381
34.5%	40.8%

        In the three months ended May 31, 2009, our gross margin remains at a level consistent with both the third and fourth fiscal quarter of our 2009 fiscal year (third quarter of fiscal 2009; 34.6% and fourth quarter of fiscal 2009; 34.7% — before the AirPair provision). The factors which continue to have an impact on our gross margin center on pricing pressures and product mix factors which we experienced through this period. Relative to the three months ended May 31 2008, these factors combined to reduce margin by approximately 6%. We are in the process of securing a supply of raw materials which will assist us in reducing our material costs, in part as a result of the higher volumes being ordered, and in part because of a change in the sources of supply. In addition, through our 2010 fiscal year, we will be migrating labour intensive final test and assembly processes to the contract manufacturers, which is expected to help reduce our variable overhead and labour costs.

Research and Development

Three Months Ended
May 31, 2009	May 31, 2008
C$ (in thousands)	C$ (in thousands)
(unaudited)
3,024	3,131

        R&D expenses decreased by $0.1 million in the three months ended May 31, 2009 when compared with the same period in the previous fiscal year. The restructuring actions which were announced on the first day of the fourth quarter of our 2009 fiscal year had the effect of reducing our number of R&D resources. As a result, lower compensation related charges, and costs associated with external contractors were primary contributors to the lower spending. (Positive variance: $0.2 million). In addition, lower project spending on software when compared to the three months ended May 31, 2008 was also partly responsible for the improvement. (Positive variance: $0.2 million). Offsetting these savings were the decreased recoveries generated from external contract billings in comparison to the three months ended May 31, 2008. When revenue is recognized on these contracts the associated costs are removed from R&D and recognized in cost of goods sold. (Negative variance: $0.3 million).

Sales & Marketing

Three Months Ended
May 31, 2009	May 31, 2008
C$ (in thousands)	C$ (in thousands)
(unaudited)
2,539	2,624

        Our sales and marketing expenses decreased slightly in the three months ended May 31, 2009 relative to the same period in the previous fiscal year.

        Higher variable compensation costs which contributed to increased spending quarter over quarter ($0.2 million) were offset by travel related reductions and sales promotion activity decreases. Travel and other sales spending decisions have been closely monitored and alternatives to travel, for example, have been encouraged as part of the ongoing efforts to control spending.

General & Administrative

Three Months Ended
May 31, 2009	May 31, 2008
C$ (in thousands)	C$ (in thousands)
(unaudited)
1,231	1,130

        General and administrative expenses increased by $0.1 million for the three months ended May 31, 2009 when compared to the same period in the previous fiscal year.

        The $0.1 million increase in spending can be attributed to higher compensation costs quarter over quarter. Two factors contributed to this growth: an increase in the resources required to administer the "new product" introduction process as well as supply chain management functions in addition to variable compensation spending.

Investment Tax Credits

Three Months Ended
May 31, 2009	May 31, 2008
C$ (in thousands)	C$ (in thousands)
(unaudited)
(60)	(50)

        In the three months ended May 31, 2009 we continued to accrue an amount related to the refundable portion of the investment tax credits available in the province of Ontario. There has been no significant change in the value in the three months ended May 31, 2009 over the amount accrued in the same period in the previous fiscal year.

Interest Income (Expense), Net

	Three Months Ended
	May 31, 2009	May 31, 2008
	C$ (in thousands)	C$ (in thousands)
	(unaudited)
Interest income	34	254
Interest expense	(7)	(9)

	26	245

        Interest income is calculated on our guaranteed short-term investment and certain cash deposits. We value the investment at market value. Interest expense is paid on our line of credit at prime plus 1.75%.

        The decreasing principal as well as the decrease in the prime lending rate has resulted in lower interest income values. The line of credit balance in its native currency has remained unchanged for the last five fiscal quarters, which resulted in no significant variance in interest expense.

Foreign Exchange Gain (Loss)

Three Months Ended
May 31, 2009	May 31, 2008
C$ (in thousands)	C$ (in thousands)
(unaudited)
(1,686)	268

        Our foreign exchange loss recognized in the three months ended May 31, 2009 resulted from the increasing strength of the Canadian dollar relative to the U.S. dollar over the three month period. The loss is created when U.S. denominated monetary assets are translated into Canadian dollars at the balance sheet date.

Liquidity and Capital Resources

        As at May 31, 2009, we had a credit line in place with a major U.S.-based bank which allows borrowing to support working capital requirements of up to U.S.$10.0 million and capital expenditure requirements of up to U.S.$3.0 million.

        The table below outlines selected balance sheet accounts and key ratios:

	As at May 31, 2009	As at February 28, 2009
	C$ (in thousands, except as to working capital ratio, days sales outstanding and inventory turnover)
	(unaudited)	(audited)
Key Balance Sheet Amounts and Ratios:
Cash and cash equivalents	21,975	8,504
Short-term investments	—	14,994
Working capital	37,700	40,619
Long term assets	2,965	2,676
Long term liabilities	—	—
Working capital ratio	5.1:1	5.8:1
Days sales outstanding in accounts receivable	59 days	76 days
Inventory turnover	4.1 times	2.3 times

Commitments as at May 31, 2009

        Future minimum operating lease payments as at May 31, 2009 per fiscal year are as follows:

Fiscal Year	C$ (in thousands)
2010	643
2011	679
2012	512
2013	77
Thereafter	12

Total	1,923

        In addition to the above, on December 1, 2008, we issued a letter of credit to support a guarantee with a European bank. The guarantee expires on April 30, 2010 and has an amount of up to 860,000 Euros. We are selling equipment to an integrator who will resell the equipment to a service provider. We will be required to fulfill our obligations under the guarantee in the event that the service provider defaults on its obligations to the bank. We have recourse against the integrator in the event that the guarantee is exercised.

Cash and Cash Equivalents and Short-term Investments

        As at May 31, 2009, we had $22.0 million in cash and cash equivalents and short-term investments, representing a $1.5 million decrease from the $23.5 million in cash and cash equivalents and short-term investments we had at February 28, 2009. The cash outflow in the three months ended May 31, 2009 was due to a number of factors. The net loss of ($2.3) million (adjusted for non-cash items) was the largest usage of cash, followed by the acquisition of property and equipment ($0.6 million). Offsetting these cash draws were changes in the non-cash working capital items ($1.4 million), driven by the reduction in our inventory levels.

Working Capital

February 28, 2009 to May 31, 2009
C$ (in thousands)
(unaudited)
Changes in working capital
Cash and cash equivalents and short-term investments	(1,523)
Accounts receivable	735
Other receivables	(80)
Inventory	(1,705)
Prepaid expenses	274
Line of credit	55
Accounts payable and accrued liabilities	(1,004)
Deferred revenue	329

Net change in working capital	(2,919)

        We calculate working capital as the difference between our current assets and current liabilities. Our working capital balance decreased by $2.9 million between February 28, 2009 and May 31, 2009. The decrease in our cash and cash equivalents and short-term investments had a significant impact, as did the decrease in our inventory balances. Growth in the accounts receivable balance was offset by the growth in accounts payable and accrued liabilities amounts.

        We evaluate days sales outstanding ("DSO") by determining the number of days of sales in the ending accounts receivable balance with reference to the most recent monthly sales, rather than average yearly or quarterly values. The DSO in accounts receivable as at May 31, 2009 was 59 days. This calculation was 17 days lower than the DSO of 76 days at February 28, 2009. The favourable DSO performance relates to strong collection efforts and timely receipt of carrier payments. Inventory turnover for May 31, 2009 was 4.1 times for the period then ended, an improvement to that experienced at February 28, 2009. Turnover is calculated with reference to the most recent monthly standard cost of goods sold and is based on the period ending inventory balance of production related inventory (net of labour and overhead allocations). We will be continuing to pursue a variety of actions with the objective of reducing inventory levels and improving turnover going forward.

Cash Inflows and Outflows

	Three Months Ended
	May 31, 2008	August 31, 2008	November 30, 2008	February 28, 2009	May 31, 2009
	C$ (in thousands)
	(unaudited)
Beginning Cash and Cash Equivalents (including Short-term investments)	33,459	31,002	27,697	25,220	23,498
Net loss	(1,941)	(1,677)	(221)	(2,150)	(2,883)
Non cash items	391	408	446	451	545
Changes in working capital	(740)	(1,711)	(2,625)	79	1,451
Investing activities	(323)	(347)	(136)	(117)	(592)
Financing activities	156	22	59	15	(44)
Ending cash	31,002	27,697	25,220	23,498	21,975
Total cash used	(2,457)	(3,305)	(2,477)	(1,722)	(1,523)

        As at May 31, 2009, our cash utilization has continued to decline over the past four quarters.

Cash Used in Operating Activities

        Our net loss, excluding non cash items, was $2.3 million in the three months ended May 31, 2009. Our usage of cash was offset by the changes in working capital. Our inventory levels decreased between February 28, 2009 and May 31, 2009 and new inventory purchased within the quarter was still in accounts payable and accrued liabilities.

Purchase of Capital Asset

        In the three months ended May 31, 2009 we invested in capital equipment to support engineering programs as well as the capacity requirements associated with the increase in sales demand. In the fiscal quarter spending on capital equipment used $0.6 million in cash resources.

Liquidity and Capital Resource Requirements

        Based on our recent performance, current revenue expectations, and the funds raised through the financing activities during our 2009 fiscal year, as at May 31, 2009 we believe cash resources will be available to satisfy our working capital needs at least until May 31, 2010.

Off-Balance Sheet Arrangements

        As discussed above under "Our Business — Operations and Facilities", we lease space for our headquarters in Ottawa, Ontario, Canada. Our R&D, services and support, and general and administrative groups operate from our headquarters. We also lease warehouse space in Ottawa, Ontario, Canada. The building lease and the warehouse lease expire in November, 2011. We lease additional warehouse space on a month by month basis. Our rental costs including operating expenses total $71,650 per month. In April, 2008 we signed a lease agreement in England. The lease expires in April, 2013 and rental costs including operating costs total $6,349 per month. See "Operations and Facilities".

        We use an outsourced manufacturing model whereby most of the component acquisition and assembly of our products is executed by third parties. Generally, we provide the supplier with a purchase order 90 days in advance of expected delivery. We are responsible for the financial impact of any changes to the product requirements within this period.

Transactions with Related Parties

        We lease premises from a real estate company controlled by one of our directors, Terence Matthews. During the three months ended May 31, 2009 and the year ended February 28, 2009, we paid $0.2 million and

$0.8 million respectively (three months ended May 31, 2008 — $0.2 million; year ended February 29, 2008 — $0.8 million), relating to the rent and operating costs associated with this real estate. We have allocated these amounts among our various expense accounts.

        We also purchased products and services from two companies controlled or significantly influenced by Mr. Matthews (BreconRidge and Wesley Clover Corporation). Total net product and services purchased for the three months ended May 31, 2009 and the year ended February 28, 2009 were $2.3 million and $14.3 million respectively (three months ended May 31, 2008 — $3.6 million; year ended February 29, 2008 — $14.9 million), and the value owing for net purchases at May 31, 2009 was $0.4 million (fiscal year ended February 28, 2009 — $1.4 million; year ended February 29, 2008 — $1.0 million) and is included in accounts payable and accrued liabilities. The majority of the purchases have been recorded in inventory and ultimately in cost of sales.

        Interest expense paid to a related party for a convertible debenture for the three months ended May 31, 2009 and the year ended February 28, 2009 was $nil and $nil respectively (fiscal year ended February 29, 2008 — $0.1 million).

        All transactions are in the normal course of business and have been recorded at the exchange amount.

Description of Credit Facilities

Bank Line of Credit

        As at May 31, 2009, we had drawn $0.6 million (fiscal year ended February 28, 2009 — $0.6 million), on an operating credit facility with a limit of U.S.$10.0 million (fiscal year ended February 28, 2009 — $5 million). Interest is calculated at the bank's prime rate of interest plus 1.75% (fiscal year ended February 28, 2009 — 1%) and resulted in a weighted average effective rate of 3.92% (three months ended May 31, 2008 — 6.22%; year ended February 28, 2009 — 5.44%). The draw on the line of credit is denominated in both Canadian and U.S. currencies. An additional U.S.$1.5 million has been reserved against the operating line of credit to secure letters of credit to support performance guarantees. We have provided a general security agreement on all of our assets, including accounts receivable. We were in compliance with the financial covenants included in the lending agreement as at May 31, 2009.

        We also hold a capital expenditure facility with a limit of U.S.$3 million (fiscal year ended February 28, 2009 — $nil).

Controls and Procedures

        In compliance with the Canadian Securities Administrators' National Instrument 52-109 — Certification of Disclosure in Issuers' Annual and Interim Filings, we have filed certificates signed by our Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") that, among other things, report on the design and effectiveness of disclosure controls and procedures and the design and effectiveness of internal controls over financial reporting. These reports were filed for the three months ended May 31, 2009 and the twelve months ended February 28, 2009.

Critical Accounting Policies and Estimates

Inventory

        We value inventory at the lower of cost and market. We calculate the cost of raw materials on a standard cost basis, which approximates average cost. Market is determined as net realizable value for finished goods, raw materials and work in progress. Indirect manufacturing costs and direct labour expenses are allocated systematically to the total production inventory.

Revenue recognition

        We derive revenue from the sale of our broadband wireless backhaul equipment which includes embedded software and a license to use said software and extended product warranties. We consider software to be incidental to the product. Services range from installation and training to basic consulting. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred and there are no significant remaining vendor obligations, collection of receivables is reasonably assured and the fee is fixed and determinable. Where final acceptance of the product is specified by the customer, revenue is deferred until acceptance criteria have been met. Additionally, our business agreements may contain multiple elements. Accordingly, we are required to determine the appropriate accounting, including whether the deliverables specified in a multiple element arrangement should be treated as separate units of accounting for revenue recognition purposes, the fair value of these separate units of accounting and when to recognize revenue for each element. For arrangements involving multiple elements, we allocate revenue to each component of the arrangement using the residual value method, based on vendor-specific objective evidence of the fair value of the undelivered elements. These elements may include one or more of the following: advanced replacement, extended warranties, training, and installation. We allocate the arrangement fee, in a multiple-element transaction, to the undelivered elements based on the total fair value of those undelivered elements, as indicated by vendor-specific objective evidence. This portion of the arrangement fee is deferred. The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. In some instances, a group of contracts or agreements with the same customer may be so closely related that they are, in effect, part of a single multiple element arrangement and, therefore, we would allocate the corresponding revenue among the various components, as described above.

        We generate revenue through direct sales and sales to distributors. Revenue on stocking orders sold to distributors is not recognized until the end-user is identified.

        We evaluate arrangements that include services such as training and installation to determine whether those services are essential to the functionality of other elements of the arrangement. When services are considered essential, revenue allocable to the other elements is deferred until the services have been performed. When services are not considered essential, the revenue allocable to the services is recognized as the services are performed.

        We recognize revenue associated with extended warranty and advanced replacement rateably over the life of the contract.

        We recognize revenue from engineering services or development agreements according to the specific terms and acceptance criteria as services are rendered.

        We accrue estimated potential product liability as warranty costs when revenue on the sale of equipment is recognized. We calculate warranty costs on a percentage of revenue per month based on current actual warranty costs and return experience.

        We record shipping and handling costs borne by us in costs of sales. Shipping and handling costs charged to customers are recorded as revenue, if billed at the time of shipment. Costs charged to customers after delivery are recorded in cost of sales.

Research and development

        Our research costs are expensed as incurred. Our development costs other than property and equipment are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Development costs incurred prior to establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Government assistance and investment tax credits relating to ongoing R&D costs are recorded as a recovery of the related R&D expenses, where such assistance is reasonably assured.

Foreign currency translation

        Our U.S. subsidiary, DragonWave Corp., is considered financially and operationally integrated and is translated into Canadian dollars using the temporal method of translation: monetary assets and liabilities are translated at the period end exchange rate, non-monetary assets are translated at the historical exchange rate, and revenue and expense items are translated at the average exchange rate. Gains or losses resulting from the translation adjustments are included in our income.

Income taxes

        We follow the liability method in accounting for income taxes. Under this method, current income taxes are recognized based on an estimate of the current year. Future tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The future benefit of losses available to be carried forward, and likely to be realized are measured using the substantively enacted tax rate in effect at the time in which the losses will be utilized. A valuation allowance is recorded when it is more likely than not that the benefit of the future income tax asset will not be realized.

Future Accounting Changes

        In 2006, Canada's Accounting Standards Board ratified a strategic plan that will result in Canadian GAAP, as used by public companies, being evolved and converged with International Financial Reporting Standards ("IFRS") over a transitional period to be complete by 2011 (Q1 FY2012). We will be required to report using the converged standards effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. Canadian GAAP will be converged with IFRS through a combination of two methods: as current joint-convergence projects of the United States' Financial Accounting Standards Board and the International Accounting Standards Board are agreed upon, they will be adopted by Canada's Accounting Standards Board and may be introduced in Canada before the complete changeover to IFRS; and standards not subject to a joint-convergence project will be exposed in an omnibus manner for introduction at the time of the complete changeover to IFRS. The International Accounting Standards Board currently has projects underway that should result in new pronouncements that continue to evolve IFRS.

Transition to IFRS

        We will be required to report consolidated year end financial statements under IFRS for the first time on February 28, 2012. We are aware of the magnitude of the effort involved to succeed in such a transition and have begun the process to prepare for this eventuality.

        We will start on the conversion plan in the first half of our 2010 fiscal year with the help of an external advisor. The project consists of three phases to be completed in order to change over to IFRS: diagnostic, development and implementation.

        The first phase includes the identification of significant differences between the current Canadian GAAP standards and IFRS that are relevant to us and a review of the alternatives available upon adoption. We will perform a diagnostic review and establish the most significant differences applicable to us. Canadian GAAP and IFRS differ in the following areas: revenue recognition, property and equipment, leases, provisions, reporting currency, presentation and additional disclosure requirements under IFRS. Additional differences might be identified in the future as changes to IFRS standards are released.

        The second phase includes identification, evaluation and selection of accounting policies necessary for us to change over to IFRS as well as potential first-time adoption exemptions. During this phase, we will assess the impact of the transition on the data system and internal control over financial reporting, the further training required for the financial team and the impact on business activities such as foreign currency, capital requirements, banking agreements or compensation arrangements. We will begin this phase in the third and fourth fiscal quarters of our 2010 fiscal year.

        The implementation phase will integrate all the solutions into our financial system and processes that are necessary for us to convert to IFRS.

Fiscal Year Ended February 28, 2009

        See "Selected Consolidated Financial Information" for summary consolidated financial information for the fiscal year ended February 28, 2009.

Overview

        We entered our 2009 fiscal year with a strategy to continue our thrust to grow revenue, expand internationally, penetrate new customers, and improve margin. The fiscal 2009 year end results show that we attained revenue growth of 7% over our previous fiscal year. Two main factors constrained our revenue from growing faster during our 2009 fiscal year. The first was the announcement of a business combination of two of our service provider customers in North America (Clearwire and Sprint Nextel Corp.) that resulted in purchases from both customers being curtailed as regulatory approval was pursued and the combination was completed. The combination of these two broadband businesses was completed successfully at the end of November, 2008 and the transaction included an injection of U.S.$3.2 billion. The second factor constraining our growth was the effect of the macroeconomic instability the world was experiencing which had the impact of changing some customer buying patterns to conserve cash. On the international expansion front, our revenue from outside North America increased by 6% year over year. The dampening effect of the financial market situation was most noticeable in Europe, with the Middle East market reflecting less of an impact. Our new customer acquisition was strong with 55 new customers during our 2009 fiscal year bringing our customer base to more than 250 customers worldwide, in 56 countries. Our value proposition for our Horizon product family with its carrier-class performance, low power consumption, and indoor and outdoor configurations was an important determinant of our new customer wins. Our gross margin was 34% in our 2009 fiscal year versus 38% in our 2008 fiscal year. Half of this decline in our gross margin is a result of an excess inventory charge of $1.0 million being taken in the fourth quarter of our 2009 fiscal year. This provision recognizes material that has become excess based on the rapid success of our Horizon product platform. The other half of the decline was a combination of product mix shifting to an average of lower capacity products, some one-time costs associated with a new service provider win, and higher freight costs. Overall, we have remained healthy and are now well positioned to address opportunities in our 2010 fiscal year.

        Several important customer announcements during our 2009 fiscal year highlighted the scale and geographic distribution of the new wins. In the Latin American region, M3 Wireless Ltd. of Bermuda announced its intention to use our equipment for backhaul in its network and we were pleased to have Brightstar Corp. sign on as a new distributor in the Caribbean. In Europe, Altitude Infrastructure Exploitation, a subsidiary of Altitude, selected our products to provide high-capacity Ethernet backhaul as part of its rollout of WiMAX broadband services across France. A win in Italy was also announced where LINKEM, one of that country's largest broadband service providers, selected our Horizon Compact for its new WiMAX network. Pakistan has become one of our most active markets, and our recently announced win with wi-tribe Pakistan Limited, a WiMAX service provider in the country, has further strengthened our presence there.

        One of the most significant shifts in our product mix in our 2009 fiscal year was the swing toward our Horizon product family. By the fourth quarter of our 2009 fiscal year, greater than 80% of all orders received were for either Horizon Compact or Horizon Duo, and we expect this trend to continue. We are very pleased with the market's adoption of our Horizon line of products and believe that we will continue to gain traction in the backhaul market. The low projected demand for our AirPair products, however, has necessitated an examination of our existing inventory levels for AirPair specific components. The total value of the inventory provision recorded in the fourth quarter of our 2009 fiscal year for excess AirPair inventory is $1.0 million. A significant portion of this provision relates to two critical components we secured as part of a last time buy agreement in 2005 ($0.9 million).

        Within the context of limited revenue growth and visibility in our 2009 fiscal year, our focus was on cost control. Although we consciously expended certain costs to achieve new large customer wins, where possible we took aggressive steps to find new sources of supply, and re-think shipping methods. In an environment of intense pricing pressure, higher fuel surcharges, and increased overhead and labour costs associated with the early stage production of our Horizon products, we were able to limit margin erosion to 2% before the excess inventory provision.

        Overall gross margin before the excess inventory margin was 36.1% (fiscal year 2009 gross margin after AirPair provision: 33.8%; fiscal year 2008 gross margin: 38.2%).

        The aggressive cost reduction measures designed to proactively reduce our cost structure were extended to include the elimination of approximately twenty positions from our workforce in the third quarter of our 2009 fiscal year, which reduced our total headcount by close to 13%. We also announced that we would be cancelling our dual listing on AIM, which took effect on January 5, 2009.

        We also took the proactive step in our 2009 fiscal year of adopting a Rights Plan designed to encourage the fair and equal treatment of shareholders in connection with any take-over bid for our outstanding securities. The Rights Plan is intended to provide our board of directors with adequate time to assess a take-over bid, to consider alternatives to a take-over bid as a means of maximizing shareholder value, to allow competing bids to emerge, and to provide our shareholders with adequate time to properly assess a take-over bid without undue pressure. The Rights Plan is not intended to prevent take-over bids that treat shareholders fairly and offer fair value, and permits bids that meet certain requirements intended to protect the interests of all our shareholders. For more information, see "Description of Securities Being Distributed — Shareholder Rights Plan".

        In our 2010 fiscal year, we plan to continue to attract new customers globally while meeting the growing needs of our existing customer base including service providers, distributors and VARs. We will continue to push down our cost curve with investment in product design, and through global changes to our sources of supply.

Revenue and Expenses

        We distribute our products and services through a combination of direct and indirect sales channels. In the service provider market, our direct sales efforts target customers worldwide implementing or planning networks, and include marketing to prospective customers where spectrum is being sold in anticipation of a network build. The sales cycle to this class of customer typically involves a trial (or trials), and generally requires nine to twelve months from first contact before we receive orders. Once the order stage is reached, we usually establish a supply agreement and process multiple orders under one master supply arrangement. We address the remainder of the market through a network of distributors, VARs and OEMs, leveraging the market specific expertise of these channel partners.

        We evaluate revenue performance over three main geographic regions. These regions are North America, EMEA and ROW. The following chart sets out the portion of new customers and existing customers we shipped to in our 2009 fiscal year:

Number of Customers Shipped to in the Year Ended
February 28, 2009

        The chart above demonstrates the growing interest in our wireless Ethernet products internationally. To support our globalization initiative, in our 2009 fiscal year, we invested in more sales resources in EMEA, in developing product variants to meet specific country requirements, and in certifying products for sale in new regions. We intend to continue our efforts to increase sales penetration in locations outside of North America in fiscal 2010.

        Our manufacturing strategy continues to center on the utilization of outsourced manufacturing to meet the increasing demand for our products worldwide. As such, a large component of our cost of sales is the cost of product purchased from outsourced manufacturers. In addition to the cost of product payable to outsourced manufacturers, we incur expenses associated with final configuration, testing, logistics and warranty activities.

Final test and assembly is carried out on our premises. We primarily use the services of two outsourced manufacturers. One of those manufacturers is BreconRidge. BreconRidge is related to us because one of our directors, Terence Matthews, holds a significant equity position in both DragonWave and BreconRidge. We believe that the commercial terms of our arrangement with BreconRidge reflect fair market terms and payment provisions.

        Our R&D costs relate mainly to the compensation of our engineering group and the material consumption associated with prototyping activities.

        Our selling and marketing expenses include the remuneration of sales staff, travel and trade show activities, and customer support services.

        Our general and administrative expenses relate to the remuneration of related personnel, and professional fees associated with tax, accounting and legal advice, and insurance costs.

        Our occupancy and information systems costs are related to our leasing costs and communications networks and are accumulated and allocated, based on headcount, to all functional areas in our business. Our facilities are leased from a related party that is controlled by Terence Matthews, one of our directors and also one of our shareholders. We believe the terms of the lease reflect fair market terms and payment provisions.

        For the period from March 1, 2007 until our initial public offering on April 19, 2007, DragonWave was classified as a Canadian controlled private corporation ("CCPC"). By virtue of being a CCPC, we claimed and received a partial cash refund relating to qualified R&D expenditures from the Canadian federal and provincial governments. The cash refundable amount was estimated by management each year and is reflected in our financial statements as a reduction to our expenses. As a consequence of our ceasing to be a CCPC, the federal portion of investment tax credit we earn will no longer be refundable but will still be available to us at a reduced rate to reduce our future cash taxes payable. There is still a refundable provisional investment tax credit available to us.

        We conduct the majority of our business transactions in two currencies, U.S. dollars and Canadian dollars. Most of our sales and cost of sales are denominated in U.S. dollars. Since our headquarters are located in Canada, the majority of our operating expenses (including salaries and operating costs but excluding cost of sales) are denominated in Canadian dollars. The majority of the proceeds from our initial public offering in April, 2007 and follow-on offering in September, 2007 were received by us in Canadian dollars. This supply of Canadian currency significantly reduces the requirement for us to purchase Canadian dollars to pay Canadian based expenses for the foreseeable future. The requirement to sell U.S. currency and purchase Canadian dollars in the past exposed us to fluctuations in the Canadian and U.S. dollar exchange rates.

Comparison of the years ended February 28, 2009 and February 29, 2008

Year Ended
February 28, 2009	February 29, 2008
C$ (in thousands)	C$ (in thousands)
43,334	40,404

        Revenue increased by 7.3% or $2.9 million for the year ended February 28, 2009 compared with the year ended February 29, 2008.

Changes to Revenue; Fiscal Year Ended February 28, 2009 vs. Fiscal Year Ended February 29, 2008

C$ (in millions)
New customers: EMEA (primarily a regional carrier in Pakistan; VAR in Italy)	3.5
New customers: China and ROW	1.9
New customers: North America (primarily from new VARs)	1.2
Existing customers: EMEA (Primarily the timing of completion of projects in Germany/Spain)	(3.6)
Existing customers: North America & ROW	(0.1)

2.9

        The table below, shows the fourth quarter and total year breakdown by region, and reveals the impact by region of the factors described above.

	Year Ended
	February 28, 2009		February 29, 2008
	C$ (in thousands)		C$ (in thousands)
North America	29,641	69%	28,065	70%
Europe, Middle East & Africa	11,334	26%	11,382	28%
Rest of World	2,359	5%	957	2%

	43,334	100%	40,404	100%

Gross Profit

	Year Ended
	February 28, 2009	February 29, 2008
	C$ (in thousands)	C$ (in thousands)
Gross Margin before Airpair inventory provision	15,647	15,424
	36.1%	38.2%
Less: Airpair inventory provision	996	0

Gross profit	14,651	15,424
	33.8%	38.2%

        Our examination of the 2.1% margin percentage change when comparing our 2009 fiscal year to our 2008 fiscal year reveals the impact of a number of pressures on our business. Once again, labour and overhead costs associated with the final test and assembly for our Horizon product line are higher than our more mature AirPair product line and these higher costs had a 1% impact on our gross margin. Our shift to suppliers located in China and our utilization of a contract manufacturer in the United States resulted in higher freight costs and this reduced margin by approximately 1% in the fiscal year as well. We continue to take significant steps to reduce the material costs of our products through design modifications and changes to our sources of supply. We are employing strategies to minimize the impact of transportation costs and overhead and we expect the labour costs associated with the early phases of producing Horizon Compact and Horizon Duo to decline with experience and the migration of a greater portion of the process to contract manufacturers. The AirPair inventory provision had a 2.3% impact on margin for the fiscal year.

Research and Development

Year Ended
February 28, 2009	February 29, 2008
C$ (in thousands)	C$ (in thousands)
10,628	10,378

        Our R&D expenses increased by $0.3 million for our 2009 fiscal year when compared with our 2008 fiscal year.

        Our R&D organization grew in the first three quarters of our 2009 fiscal year and this growth fuelled a $0.4 million increase in compensation related charges relative to the compensation costs in our 2008 fiscal year. In addition, depreciation expenses on recently purchased test equipment and related costs added $0.2 million to the R&D costs base year over year. We offset these increases with lower material spending, which decreased by $0.3 million. Our material spending for prototype builds increases or decreases in response to the timing of product releases. Our Horizon Compact and Duo products were released in our 2008 fiscal year and early in our 2009 fiscal year respectively and, therefore, the material spending in support of these releases was higher in our 2008 fiscal year than it was in our 2009 fiscal year.

Sales & Marketing

Year Ended
February 28, 2009	February 29, 2008
C$ (in thousands)	C$ (in thousands)
10,649	8,858

        Our sales and marketing expenses increased by $1.8 million for our 2009 fiscal year relative to our 2008 fiscal year. We took active steps in our 2009 fiscal year to increase the number of sales and support personnel internationally. In addition, we successfully recruited new marketing and product line management team members. Our compensation costs including variable compensation was therefore the primary contributor to higher spending levels in our 2009 fiscal year (fiscal year 2009 — $1.1 million higher). The costs associated with supporting foreign offices increased year over year as well (fiscal year 2009 — $ 0.3 million higher). Travel related spending for the fiscal year increased by $ 0.4 million.

General & Administrative

Year Ended
February 28, 2009	February 29, 2008
C$ (in thousands)	C$ (in thousands)
4,079	3,885

        General and administrative expenses increased $0.2 million for our 2009 fiscal year when compared to our 2008 fiscal year. An examination of our total year spending indicates that $0.2 million higher stock option compensation expenses were a contributor to the year over year variance. Stock option compensation expense is not cash impacting. A higher bad debt provision associated with a specific account in the Middle East contributed $0.2 million to the increase which was offset by lower commodity and capital tax provisions (lower by $0.2 million).

Investment Tax Credits

Year Ended
February 28, 2009	February 29, 2008
C$ (in thousands)	C$ (in thousands)
(82)	(492)

        Investment tax credits declined by $0.4 million for our 2009 fiscal year. We were eligible to claim both federal and provincial refundable investment tax credits for the first 49 days of our 2008 fiscal year, until April, 2007. After that date our status as a CCPC ended and the federal portion of the refundable investment tax credits ceased to be available. While we will continue to be eligible to claim investment tax credits to reduce future tax liabilities, only the provincial portion of the credit remains refundable.

Restructuring Expenses

Year Ended
February 28, 2009	February 29, 2008
C$ (in thousands)	C$ (in thousands)
501	nil

        During the third quarter of our 2009 fiscal year, we implemented a restructuring plan aimed at reducing our operating expenses due to the uncertainty in some of our markets arising from global financial conditions.

        Restructuring charges related to severance costs and other cost reduction measures were $0.5 million and $0.04 million respectively. Other costs include both legal and contract termination costs. All restructuring costs were recognized in the year ended February 28, 2009. The greater part of all cash disbursements related to these restructuring costs took place during the three month period ending February 28, 2009.

Interest Income (Expense) Net

	Year Ended
	February 28, 2009	February 29, 2008
	C$ (in thousands)	C$ (in thousands)
Interest income	693	1,109
Interest expense	(35)	(203)

	(658)	(906)

        Interest income is calculated on our guaranteed short-term investment and certain cash deposits. We value the investment at market value. Interest expense is paid on our line of credit (fiscal year 2009: 1%; fiscal year 2008: 1%).

        The decreasing principal as well as the decrease in the prime lending rate has resulted in lower interest income values. The line of credit balance in its native currency has remained unchanged for the last five fiscal quarters, which resulted in no significant variance in interest expense. In our 2008 fiscal year, prior to receiving the proceeds from our initial public offering on April 19, 2007, our line of credit balance remained high.

Interest Expense on Debt Component of Redeemable Preferred Shares and Convertible Debt

Year Ended
February 28, 2009	February 29, 2008
C$ (in thousands)	C$ (in thousands)
nil	(500)

        Interest accrued on the debt portion of Series A-1 Preferred Shares and Class B Preferred Shares and on the convertible secured subordinated promissory notes (the "Convertible Debt") decreased from $0.5 million for our 2008 fiscal year to $nil for our 2009 fiscal year. Following our initial public offering in April, 2007, the Convertible Debt and redeemable preferred shares were converted into Common Shares and we were no longer required to accrue interest on these debt instruments.

Foreign Exchange Gain (Loss)

Year Ended
February 28, 2009	February 29, 2008
C$ (in thousands)	C$ (in thousands)
4,514	(1,453)

        Our foreign exchange gains recognized in our 2009 fiscal year result from the increasing strength of the U.S. dollar relative to the Canadian dollar over the course of our 2009 fiscal year. The gain is generated when U.S. denominated monetary assets are translated into Canadian dollars at the balance sheet date.

Liquidity and Capital Resources

        As at February 28, 2009, we had a credit line in place with a major U.S.-based bank which allows borrowing to support working capital requirements of up to $5.0 million. The table below outlines selected balance sheet accounts and key ratios:

	Year Ended
	February 28, 2009	February 29, 2008
	C$ (in thousands except as to working capital ratio, day sales and inventory turnover)
Key Balance Sheet Amounts and Ratios:
Cash and cash equivalents	8,504	1,551
Short-term investments	14,994	31,908
Working capital	40,619	45,674
Long term assets	2,676	2,823
Long term liabilities	—	—
Working capital ratio	5.8:1	5.0:1
Days sales outstanding in accounts receivable	76 days	97 days
Inventory turnover	2.3 times	3.2 times

Commitments as at February 28, 2009

        Future minimum operating lease payments as at February 28, 2009 per fiscal year are as follows:

Fiscal Year	C$ (in thousands)
2010	909
2011	681
2012	513
2013	78
Thereafter	13

Total	2,194

        In addition to the above, on December 1, 2008, we issued a letter of credit to support a guarantee with a European bank. The guarantee expires on April 30, 2010 and has an amount of up to 860,000 Euros. We are selling equipment to an integrator who will resell the equipment to a service provider. We will be required to fulfill our obligations under the guarantee in the event that the service provider defaults on its obligations to the bank. We have recourse against the integrator in the event that the guarantee is exercised.

Cash, Cash Equivalents and Short-term Investments

        As at February 28, 2009, we had $23.5 million in cash and cash equivalents plus short-term investments representing a $10.0 million decrease from February 29, 2008. The cash was used in our 2009 fiscal year in a number of ways. First, the net loss of $4.3 million ($5.9 million when adjusted for items in our statements of operations which do not affect cash including $1.1 million in depreciation and $0.6 million in stock based compensation) had a significant impact. While the $5.0 million growth in non-cash working capital was also an important driver, the most significant element in the non-cash working capital increase was the growth in inventory. We continued to invest in critical capital assets in our 2009 fiscal year and this further utilized $0.9 million in cash resources. Offsetting these factors were a number of small financing activities in our 2009 fiscal year including most prominently the exercise of warrants. Together these activities provided $0.3 million to the cash available to us.

Working Capital

February 29, 2008 to February 28, 2009
C$ (in millions)
Changes in working capital
Cash and cash equivalents and short-term investments	(9.9)
Accounts receivable	(0.9)
Other receivables	(0.4)
Inventory	3.7
Prepaid expenses	(0.3)
Line of credit	(0.1)
Accounts payable and accrued liabilities	3.4
Deferred revenue	(0.5)

Net change in working capital	(5.0)

        We calculate working capital as the difference between our current assets and current liabilities. Our working capital balance decreased by $5.1 million between February 29, 2008 and February 28, 2009. The decrease in cash and cash equivalents combined with short-term investments had the most significant impact. Decreases in the outstanding accounts receivable balance as well as other receivables was offset by the growth in inventory and the decrease in accounts payable and accrued liabilities amounts.

        We evaluate DSO by determining the number of days of sales in the ending accounts receivable balance with reference to the most recent monthly sales, rather than average yearly or quarterly values. The DSO in accounts receivable, as at February 28, 2009 was 76 days. This calculation was 21 days lower than the DSO of 97 days at February 29, 2008. A significant number of customers worldwide are demanding longer payment terms, which is a reflection of the global economic environment at present. This appetite for extended terms is likely to continue to push our days sales outstanding figure higher.

        Inventory turnover for February 28, 2009 was 2.3 times for the period then ended, a turnover level similar to that experienced at November 30, 2008. Turnover is calculated with reference to the most recent monthly standard cost of goods sold and is based on the period ending inventory balance of production related inventory (net of labour and overhead allocations). We will be continuing to pursue a variety of strategic directions with their outsourced manufacturers with the objective of reducing inventory levels and improving turnover going forward.

Cash Inflows and Outflows

	Year Ended
	February 28, 2009	February 29, 2008
	C$ (in thousands)	C$ (in thousands)
Cash Inflows (Outflows) by Activity:
Operating activities	(10,356)	(10,272)
Investing activities	16,150	(34,182)
Financing activities	252	45,150
Effect of foreign exchange on bank accounts	907	(479)
Net cash inflows	6,953	217

Cash Used in Operating Activities

        Our net loss accounted for the majority of the usage ($5.9 million), while the increase in non-cash working capital ($5.0 million) accounted for the majority of the remaining difference.

Investing Activities

        Capital asset purchases for our 2009 fiscal year were $0.9 million compared to $2.8 million for the same period in our previous fiscal year. In our 2008 fiscal year the significant capital spending level related primarily to the acquisition of test equipment and R&D lab equipment required to meet the changing capability requirements of the new product lines including Horizon Compact and Horizon Duo. This spending declined in our 2009 fiscal year as most of the capability related equipment was already purchased. Spending also occurred to a lesser extent in the desktop and IT infrastructure area to meet the needs of our growing labour force. The maturity of the short-term investment of $17.1 million accounted for the majority of the funds provided by investing activities.

Financing Activities

        We experience a limited level of financing activity during or 2009 fiscal year. We received proceeds of $0.2 million due to the issuance of 114,980 Common Shares as a result of our bank exercising three separate warrants. Financing activities in our 2008 fiscal year included the $49.0 million proceeds from our initial public offering and a follow-up offering.

Liquidity and Capital Resource Requirements

        Based on our recent performance, current revenue expectations, and the funds raised through the financing activities during our 2009 fiscal year as outlined above, and as at February 28, 2009, we believe cash resources will be available to satisfy our working capital needs for at least until February 28, 2010. See also "Management Discussion and Analysis — Three Months Ended May 31, 2009 — Liquidity and Capital Resource — Liquidity and Capital Resource Requirements".

Off Balance Sheet Arrangements

        As discussed above under "Our Business — Operations and Facilities", we lease space for our headquarters in Ottawa, Ontario, Canada. Our R&D, services and support, and general and administrative groups operate from our headquarters. We also lease warehouse space in Ottawa, Ontario, Canada. The building lease expires in November, 2011, while the warehouse lease expires in October, 2009. We lease additional warehouse space on a month by month basis. As at February 28, 2009, our rental costs including operating expenses totalled $63,000 per month. In April, 2008 we signed a lease agreement in England. The lease expires in April, 2013 and rental costs including operating costs total $6,349 per month. See "Our Business — Operations and Facilities".

        We use an outsourced manufacturing model whereby most of the component acquisition and assembly of our products are executed by third parties. Generally, we provide the supplier with a purchase order 90 days in advance of expected delivery. We are responsible for the financial impact of any changes to the product requirements within this period.

Transactions with Related Parties

        We lease premises from a real estate company controlled by one of our directors, Terence Matthews. During the year ended February 28, 2009, we paid $0.8 million (fiscal year ended February 29, 2008 — $0.8 million), relating to the rent and operating costs associated with this real estate. These amounts have been allocated amongst various expense accounts.

        We also purchased products and services from two companies controlled or significantly influenced by Mr. Matthews (BreconRidge and Wesley Clover Corporation). Total net product and services purchased for the year ended February 28, 2009 was $14.3 million (fiscal year ended February 29, 2008 — $14.9 million), and the value owing for net purchases at February 28, 2009 was $1.4 million (fiscal year ended February 29, 2008 — $1.0 million) and is included in accounts payable and accrued liabilities. The majority of the purchases have been recorded in inventory and ultimately in cost of sales.

        Interest expense paid to a related party for a convertible debenture issued by us for the fiscal year ended February 28, 2009 was $nil (fiscal year ended February 29, 2008 — $0.1 million).

        All transactions are in the normal course of business and have been recorded at the exchange amount.

Description of Credit Facilities

Bank Line of Credit

        As at February 28, 2009, we had drawn $0.6 million (fiscal year ended February 29, 2008 — $0.6 million), on an operating credit facility with a limit of $5.0 million (fiscal year ended February 29, 2008 — $5.0 million). Interest is calculated at the bank's prime rate of interest plus 1.0% and resulted in a weighted average effective rate of 5.44% (fiscal year ended February 29, 2008 — 8%). The draw on the line of credit is denominated in both Canadian and U.S. currencies. We have provided a general security agreement on all of our assets, including accounts receivable. We were in compliance with the financial covenants included in the lending agreement as at February 28, 2009.

Controls and Procedures

        In compliance with the Canadian Securities Administrators' National Instrument 52-109, we have filed certificates signed by our CEO and our CFO that, among other things, report on the design and effectiveness of disclosure controls and procedures and the design and effectiveness of internal controls over financial reporting. These reports were filed for the twelve months ended February 28, 2009.

Disclosure controls and procedures

        Our CEO and our CFO have designed disclosure controls and procedures, or have caused them to be designed under their supervision, in order to provide reasonable assurance that within the time periods specified in securities legislation:

  •
  material information relating to us has been made known to them; and

  •
  information required to be disclosed in our filings is recorded, processed, summarized and reported.

        An evaluation was carried out, under the supervision of our CEO and CFO, of the effectiveness of our disclosure controls and procedures. Based on this evaluation, our CEO and CFO concluded that our disclosure controls and procedures are effective.

Internal controls over financial reporting

        Our CEO and CFO have also designed internal controls over financial reporting as defined under Canadian law, or have caused them to be designed under their supervision, in order to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with Canadian GAAP.

        An evaluation was carried out, under the supervision of our CEO and CFO, of the design and effectiveness of our internal controls over financial reporting. Based on this evaluation, our CEO and CFO concluded that our internal controls over financial reporting are effective.

Changes in internal controls over financial reporting

        No changes were made to our internal controls over financial reporting that occurred during our fiscal year 2009 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

Critical Accounting Policies and Estimates

Inventory

        We value inventory at the lower of cost and market. We calculate the cost of raw materials on a standard cost basis, which approximates average cost. Market is determined as net realizable value for finished goods, raw materials and work in progress. Indirect manufacturing costs and direct labour expenses are allocated systematically to the total production inventory.

Revenue recognition

        We derive revenue from the sale of our broadband wireless backhaul equipment which includes embedded software and a license to use said software and extended product warranties. We consider software to be incidental to the product. Services range from installation and training to basic consulting. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred and there are no significant remaining vendor obligations, collection of receivables is reasonably assured and the fee is fixed and determinable. Where final acceptance of the product is specified by the customer, revenue is deferred until acceptance criteria have been met. Additionally, our business agreements may contain multiple elements. Accordingly, we are required to determine the appropriate accounting, including whether the deliverables specified in a multiple element arrangement should be treated as separate units of accounting for revenue recognition purposes, the fair value of these separate units of accounting and when to recognize revenue for each element. For arrangements involving multiple elements, we allocate revenue to each component of the arrangement using the residual value method, based on vendor-specific objective evidence of the fair value of the undelivered elements. These elements may include one or more of the following: advanced replacement, extended warranties, training, and installation. We allocate the arrangement fee, in a multiple-element transaction, to the undelivered elements based on the total fair value of those undelivered elements, as indicated by vendor-specific objective evidence. This portion of the arrangement fee is deferred. The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. In some instances, a group of contracts or agreements with the same customer may be so closely related that they are, in effect, part of a single multiple element arrangement and, therefore, we would allocate the corresponding revenue among the various components, as described above.

        We generate revenue through direct sales and sales to distributors. Revenue on stocking orders sold to distributors is not recognized until the end-user is identified.

        We evaluate arrangements that include services such as training and installation to determine whether those services are essential to the functionality of other elements of the arrangement. When services are considered essential, revenue allocable to the other elements is deferred until the services have been performed. When services are not considered essential, the revenue allocable to the services is recognized as the services are performed.

        We recognize revenue associated with extended warranty and advanced replacement rateably over the life of the contract.

        We recognize revenue from engineering services or development agreements according to the specific terms and acceptance criteria as services are rendered.

        We accrue estimated potential product liability as warranty costs when revenue on the sale of equipment is recognized. We calculate warranty costs on a percentage of revenue per month based on current actual warranty costs and return experience.

        We record shipping and handling costs borne by us in costs of sales. Shipping and handling costs charged to customers are recorded as revenue, if billed at the time of shipment. Costs charged to customers after delivery are recorded in cost of sales.

Research and development

        Our research costs are expensed as incurred. Our development costs other than property and equipment are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Development costs incurred prior to establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Government assistance and investment tax credits relating to ongoing R&D costs are recorded as a recovery of the related R&D expenses, and where such assistance is reasonably assured.

Foreign currency translation

        Our U.S. subsidiary, DragonWave Corp., is considered financially and operationally integrated and is translated into Canadian dollars using the temporal method of translation: monetary assets and liabilities are translated at the period end exchange rate, non-monetary assets are translated at the historical exchange rate, and revenue and expense items are translated at the average exchange rate. Gains or losses resulting from the translation adjustments are included in our income.

Income taxes

        We follow the liability method in accounting for income taxes. Under this method, current income taxes are recognized based on an estimate of the current year. Future tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The future benefit of losses available to be carried forward, and likely to be realized are measured using the substantively enacted tax rate in effect at the time in which the losses will be utilized. A valuation allowance is recorded when it is more likely than not that the benefit of the future income tax asset will not be realized.

Loss per share

        Basic loss per share is calculated by dividing net loss available to shareholders by the weighted average number of Common Shares outstanding during the period. For all periods presented, the net loss available to shareholders equates to the net loss. The diluted loss per share does not differ from the basic loss per share as outstanding dilutive instruments are anti-dilutive.

        As of February 28, 2009, diluted net loss per share is equal to the basic net loss per share since the effect of exercising 2,075,918 stock options (fiscal year ended February 29, 2008 — 1,604,350) would be anti-dilutive for all periods.

Equity Compensation Plans

        We have a Stock Option Plan which is described in note 9 to the DragonWave Financial Statements. We account for stock options granted to employees using the fair value method, in accordance with the recommendations in CICA Handbook section 3870, Stock-based Compensation and Other Stock-based Payments. In accordance with the fair value method, we recognize estimated compensation expense related to stock options over the vesting period of the options granted, with the related credit being charged to contributed surplus.

        We launched an employee share purchase plan on October 20, 2008. The plan includes provisions to allow employees to purchase Common Shares. We will match the contribution at a rate of 25%. Proceeds from employees and cost of matching shares are recorded in equity at the time the shares are issued. The shares contributed by us will vest 12 months after issuance with a corresponding compensation expense recognized into income.

        For further information, see "Options and Warrants to Purchase Securities — Equity Compensation Plans".

Changes in Accounting Policies

        The CICA has issued the following new Handbook Sections which affect the current period:

  a)
  Handbook Section 3862, "Financial Instruments — Disclosures," applies to fiscal years beginning on or after October 1, 2007. This Section modifies the disclosure standards for financial instruments that were included in Section 3861 "Financial Instruments — Disclosure and Presentation". The new standard requires entities to provide disclosure on a) the significance of financial instruments for the entity's financial position and performance and b) the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and how the entity manages those risks. We have provided the required disclosure in note 11 to DragonWave's Financial Statements.

  b)
  Handbook Section 3863, "Financial Instruments — Presentation," applies to fiscal years beginning on or after October 1, 2007. This section carries forward the same presentation standards for financial instruments that were included in Section 3861 "Financial Instruments — Disclosure and Presentation".

  c)
  Handbook Section 3031, "Inventories", was issued in March 2007 and replaces Section 3030 "Inventories" effective for fiscal years beginning on or after January 1, 2008. The new section prescribes measurement of inventories at the lower of cost and net realizable value. It provides guidance on the determination of cost, prohibiting the use of the last in, first out method (or LIFO), and requires the reversal of previous write-downs when there is a subsequent increase in the value of inventories. The changes noted above have been incorporated in our 2009 fiscal year financial statements and analysis.

  d)
  Section 1535, "Capital Disclosures", establishes standards for disclosing information about an entity's capital and how it is managed. It describes the disclosure of the entity's objectives, policies and processes for managing capital, the qualitative data about what the entity regards as capital, whether the entity has complied with any capital disclosure requirements, and, if it has not complied, the consequences of such non-compliance.

        We are in compliance with the new Handbook Sections mentioned above as of February 28, 2009.

Future Accounting Changes

        In 2006, Canada's Accounting Standards Board ratified a strategic plan that will result in Canadian GAAP, as used by public companies, being evolved and converged with IFRS over a transitional period to be complete by 2011 (by May 31, 2011). We will be required to report using the converged standards effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. Canadian GAAP will be converged with IFRS through a combination of two methods: as current joint-convergence projects of the United States' Financial Accounting Standards Board and the International Accounting Standards Board are agreed upon, they will be adopted by Canada's Accounting Standards Board and may be introduced in Canada before the complete changeover to IFRS; and standards not subject to a joint-convergence project will be exposed in an omnibus manner for introduction at the time of the complete changeover to IFRS. The International Accounting Standards Board currently has projects underway that should result in new pronouncements that continue to evolve IFRS.

Transition to IFRS

        We will be required to report consolidated year end financial statements under IFRS for the first time on February 28, 2012. We are aware of the magnitude of the effort involved to succeed in such a transition and have begun the process to prepare for this eventuality.

        We will start on the conversion plan in the first half of our 2010 fiscal year with the help of an external advisor. The project consists of three phases to be completed in order to change over to IFRS: diagnostic, development and implementation.

        The first phase includes the identification of significant differences between the current Canadian GAAP standards and IFRS that are relevant to us and a review of the alternatives available upon adoption. We will perform a diagnostic review and establish the most significant differences for us. Canadian GAAP and IFRS differ in the following areas: revenue recognition, property and equipment, leases, provisions, reporting currency, presentation and additional disclosure requirements under IFRS. Additional differences might be identified in the future as changes to IFRS standards are released.

        The second phase includes identification, evaluation and selection of accounting policies necessary for us to change over to IFRS as well as potential first-time adoption exemptions. During this phase, we will assess the impact of the transition on the data system and internal control over financial reporting, the further training required for the financial team and the impact on business activities such as foreign currency, capital requirements, banking agreements or compensation arrangements. We will begin this phase in the third and fourth quarters of the fiscal year ending February 28, 2010.

        The implementation phase will integrate all the solutions into our financial system and processes that are necessary for us to convert to IFRS.

OPTIONS AND WARRANTS TO PURCHASE SECURITIES

        The following is a summary description of all of our outstanding options and warrants to purchase our Common Shares.

Equity Compensation Plans

        We currently have two equity compensation plans for the benefit of our directors, officers, consultants and employees: our Fourth Amended and Restated Key Employee Stock Option/Stock Issuance Plan (the "Stock Option Plan") and our Employee Share Purchase Plan ("ESPP"), both of which are described in detail in our Management Circular, which is incorporated by reference in this short form prospectus.

        The maximum number of Common Shares issued or issuable under the Stock Option Plan is a fixed percentage of 15% of the Common Shares outstanding from time to time. As of September 23, 2009, 4,295,091 Common Shares are reserved for issue under the Stock Option Plan of which 351,493 Common Shares remain available for new grants of options. If this Offering is completed, 1,118,107 additional Common Shares will be available for new grants of options under the Stock Option Plan before the Over-Allotment Option is exercised. If the Over-Allotment Option is fully exercised, an additional 291,877 Common Shares will be available for new grants of options under the Stock Option Plan. In May and June of 2009, certain changes were made to outstanding options granted under the Stock Option Plan to create a more effective incentive to retain and motivate our executives and employees. On May 14, 2009, 'underwater' options to purchase an aggregate of 371,150 Common Shares held by our non-executive employees and consultants were exchanged for newly-granted options with a lower exercise price of $3.38 per share. On June 9, 2009, 'underwater' options to purchase an aggregate of 290,000 Common Shares held by our executive employees were exchanged for newly-granted options with a lower exercise price of $4.45 per share. New options received on the exchange are exercisable for the same number of Common Shares and otherwise have the same terms and conditions as the exchanged options, except that the vesting schedule and expiry date of the new options is extended for a period of one year. On May 7, 2009, the expiry dates of options to purchase an aggregate of 205,600 Common Shares held by non-executive employees was extended for a period of one year. On June 9, 2009, the expiry dates of options to purchase an aggregate of 565,000 Common Shares held by our executives employees was extended for a period of one year. The option exchange and expiry date extension for our executive employees were effected pursuant to amendments to the Stock Option Plan that were approved by our shareholders at a shareholders meeting held on June 9, 2009. For more information, please see our Management Circular, which is incorporated by reference in this short form prospectus.

        As at September 23, 2009, the maximum number of Common Shares that may be issued under the ESPP is 489,405.

Warrant Held by QK Investments Inc.

        QK Investments Inc. holds a warrant (the "QK Warrant") that entitles the holder to purchase that number of Common Shares equal to the quotient of U.S.$315,000/$15.00 (using a conversion rate based on the nominal noon exchange rate for Canadian dollars as reported by the Bank of Canada two business days prior to the exercise date of the QK Warrant), multiplied by 1.647932. Assuming an exchange rate of $1.00 to U.S.$0.9118 (being the nominal noon exchange rate for Canadian dollars as reported by the Bank of Canada on August 31, 2009), the QK Warrant would be exercisable for 37,954 Common Shares. The exercise price per share of the QK Warrant is equal to the quotient of U.S.$315,000 divided by the number of Common Shares for which the QK Warrant is exercisable (the "QK Exercise Price"). Assuming an exchange rate of $1.00 to U.S.$0.9118, the exercise price per share would be $9.10. The QK Warrant will expire on April 19, 2012. The QK Warrant carries a cashless exercise privilege pursuant to which the holder can convert the QK Warrant for that number of Common Shares determined by dividing (a) the number of Common Shares covered by the QK Warrant that are being exercised multiplied by, the fair market value of one Common Share minus the QK Exercise Price by (b) the fair market value of one Common Share. For the purposes of this cashless exercise right, the fair market value will be the average closing price of the Common Shares for the five days prior to the cashless exercise of the QK Warrant.

Warrant Held by GATX Venture Finance Canada Inc.

        GATX Venture Finance Canada Inc. holds a warrant (the "GATX Warrant") that entitles the holder to purchase that number of Common Shares equal to the quotient of U.S.$35,000/$15.00 (using a conversion rate based on the nominal noon exchange rate for Canadian dollars as reported by the Bank of Canada two business days prior to the exercise date of the GATX Warrant), multiplied by 1.647932. Assuming an exchange rate of $1.00 to U.S.$0.9118 (being the nominal noon exchange rate for Canadian dollars as reported by the Bank of Canada on August 31, 2009), the GATX Warrant would be exercisable for 4,217 Common Shares. The exercise price of the GATX Warrant is equal to the quotient of U.S.$35,000 divided by the number of Common Shares for which the GATX Warrant is exercisable (the "GATX Exercise Price"). Assuming an exchange rate of $1.00 to U.S.$0.9118, the exercise price per share would be $9.10. The GATX Warrant will expire on April 19, 2012. The GATX Warrant carries a cashless exercise privilege pursuant to which the holder can exercise the GATX Warrant for that number of Common Shares determined by dividing (a) the number of Common Shares covered by the GATX Warrant that are being exercised multiplied by, the fair market value of one Common Share minus the GATX Exercise Price by (b) the fair market value of one Common Share. For the purposes of this cashless exercise right, the fair market value will be the average closing price of the Common Shares for the five days prior to the cashless exercise of the GATX Warrant.

Warrants Issued in Relation to Convertible Debt Financings

        Between October 12, 2005 and November 7, 2006, we borrowed funds from a group of our shareholders pursuant to a convertible debt instrument. See "Interests of Management and Others in Certain Transactions — Private Investor Convertible Debentures and Warrants". All of the convertible debt was converted into Common Shares in connection with our initial public offering on April 19, 2007. As part of this convertible debt financing, we also issued warrants to each of the lenders (the "Private Investor Warrants"), which are currently exercisable for up to 178,287 Common Shares in the aggregate, at a purchase price of $3.555 (the "Conversion Price"). The Private Investor Warrants will expire on April 19, 2010. The Private Investor Warrants carry a cashless exercise privilege to which any holder can exercise its warrant for that number of Common Shares determined by dividing (a) the aggregate fair market value of the Common Shares in respect of which the warrant is being exercised minus the product of the Conversion Price and the number of Common Shares in respect of which the warrant is being exercised by (b) the fair market value of one Common Share. For the purposes of this cashless exercise right, the fair market value will be the average closing price of the Common Shares for the five days prior to the cashless exercise of the Private Investor Warrant. See also "Principal Shareholders" and "Selling Shareholders" below.

Warrants Issued to Sprint/Nextel

        Sprint/United Management Co., a wholly-owned subsidiary of Sprint Nextel Corp., holds a warrant to purchase up to 126,250 Common Shares (the "Sprint Warrant"). The Sprint Warrant is subject to vesting conditions and is currently only vested as to 31,562 Common Shares. The Sprint Warrant expires on May 30, 2017 and is exercisable at a price of $3.555 per share.

PRIOR SALES

        During the 12 month period before the date of this short form prospectus, we have issued Common Shares and securities convertible into Common Shares as follows:

Date	Price per Security ($)	Number of Securities
Common Shares
Issued pursuant to the exercise of options:
October 1, 2008	2.46	450
May 15, 2009	0.10	53,600
July 22, 2009	2.46	350
July 23, 2009	2.46	1,450
August 13, 2009	3.38	5,379
August 13, 2009	2.46	3,850
August 21, 2009	3.38	92
August 21, 2009	2.46	1,525
Issued pursuant to the ESPP:
November 30, 2008	1.27	2,299
December 31, 2008	0.99	2,886
January 31, 2009	1.27	852
February 28, 2009	1.52	844
March 31, 2009	1.90	676
April 30, 2009	2.54	508
May 31, 2009	3.96	699
June 31, 2009	4.36	688
July 31, 2009	6.53	477
August 31, 2009	6.53	814
Issued pursuant to the exercise of warrants:
July 24, 2009	3.56	4,905
Options(1)
September 29, 2008	1.70	500
October 6, 2008	2.14	1,000
October 14, 2009	1.70	1,000
October 15, 2008	1.61	32,500
January 9, 2009	1.34	148,500
January 13, 2009	1.34	260,000
April 17, 2009	1.94	8,500
May 4, 2009	2.73	1,000
May 14, 2009	3.38	42,837
July 16, 2009	5.51	34,600
July 21, 2009	5.83	14,279
August 5, 2009	6.44	53,500

(1)
In addition to the new grants, on May 14, 2009, 'underwater' options to purchase an aggregate of 371,150 Common Shares held by our non-executive employees and consultants were exchanged for newly-granted options with a lower exercise price of $3.38 per share and on June 9, 2009, 'underwater' options to purchase an aggregate of 290,000 Common Shares held by our executive employees were exchanged for newly-granted options with a lower exercise price of $4.45 per share. See "Options and Warrants to Purchase Securities — Equity Compensation Plans."

 TRADING PRICE AND VOLUME

        The principal market for trading of the Common Shares is the TSX. Until January 9, 2009, the Common Shares were admitted to trading on AIM. NASDAQ has conditionally approved the listing of the Treasury Shares and our outstanding Common Shares (including the Secondary Shares) on the NASDAQ Global Market. Listing is subject to our fulfillment of all of the requirements of NASDAQ.

        The following table sets forth the high and low closing prices and the aggregate volume of trading of the Common Shares on the TSX and AIM for the periods indicated during the 12 month period before the date of this short form prospectus:

TSX

Month	High	Low	Aggregate Volume
	(C$)	(C$)
August 2009	6.70	6.20	2,594,300
July 2009	6.92	4.58	7,978,318
June 2009	4.98	4.00	2,551,807
May 2009	4.14	2.74	3,306,947
April 2009	2.62	1.82	1,664,880
March 2009	1.99	1.46	1,377,413
February 2009	1.65	1.26	505,837
January 2009	1.36	1.15	861,928
December 2008	1.24	0.95	2,186,795
November 2008	1.80	1.22	1,189,368
October 2008	2.45	1.10	2,919,131
September 2008	3.67	2.64	552,631
August 2008	3.80	3.60	306,450

        The closing price per Common Share on the TSX on September 23, 2009 was C$8.00.

AIM

Month	High	Low	Average Daily Volume
	(£)	(£)
December 2008	0.67	0.56	13,505
November 2008	0.81	0.70	152
October 2008	0.65	1.40	455
September 2008	1.62	1.43	91
August 2008	Nil	Nil	Nil

        The rate of exchange on January 5, 2009 (the last day our Common Shares were traded on AIM) was £1.7399 to C$1.00.

PRINCIPAL SHAREHOLDERS

        The following table shows information known to us with respect to the beneficial ownership of the Common Shares as of September 23, 2009, as adjusted to reflect the sale of Common Shares offered hereby, by:

  •
  each of our directors;

  •
  the Named Executive Officers;

  •
  all of our directors and Named Executive Officers as a group; and

  •
  each person who beneficially owns, or controls or directs, directly or indirectly, more than 10% of the Common Shares.

Name	Number of Common Shares beneficially owned before the Offering		Percentage of Common Shares beneficially owned before the Offering(1)	Number of Common Shares beneficially owned after the Offering		Percentage of Common Shares beneficially owned after the Offering(1)
Directors and Named Executive Officers
Jean-Paul Cossart	Nil	(2)	n/a	Nil		n/a
Carl Eibl(3)	Nil	(4)	n/a	Nil		n/a
Claude Haw(5)	Nil	(6)	n/a	Nil		n/a
Terence Matthews	1,118,242	(7)	3.91%	868,242		2.40%
Gerry Spencer	Nil		n/a	Nil		n/a
Peter Allen	541,107	(8)	1.89%	441,107		1.22%
Erik Boch	276,037	(9)	0.96%	151,037		0.42%
Russell Frederick	158,141	(10)	0.55%	95,141		0.26%
Brian McCormack	129,000	(11)	0.45%	29,000		0.08%
Alan Solheim	161,997	(12)	0.57%	101,997		0.28%
All directors and Named Executive Officers as a group (10 persons)	2,384,524		8.33%	1,686,524		4.66%
10% Shareholders
Enterprise Partners V, L.P. and Enterprise Partners VI, L.P.(13)	4,413,884		15.41%	Nil	(14)	n/a

(1)
The percentage of Common Shares held prior to the Offering is based on 28,633,943 Common Shares outstanding on September 23, 2009, and the percentage of Common Shares held after the Offering is based on 36,202,359 Common Shares outstanding immediately following the Offering which assumes the exercise of the Private Investor Warrants held by Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. For purposes of the fully-diluted calculations, the total number of Common Shares outstanding is 31,022,180 with respect to calculations prior to the Offering and is 38,476,230 with respect to calculations after the Offering.

(2)
Mr. Cossart holds options to purchase up to 24,279 Common Shares, which are currently exercisable as to 5,620 Common Shares. On a fully-diluted basis, Mr. Cossart holds 24,279 Common Shares (assuming full vesting of the options held by Mr. Cossart) (0.08%) before the Offering and will hold 24,279 Common Shares (0.06%) after the Offering.

(3)
Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. are controlled by Enterprise Partners Venture Capital, of which Mr. Eibl is Managing Director. Enterprise Partners V, L.P. owns 2,456,942 Common Shares. Enterprise Partners VI, L.P. owns 1,956,942 Common Shares. Each of Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. hold Private Investor Warrants to purchase up to 57,183 Common Shares. See "Selling Shareholders" and "Options and Warrants to Purchase Securities — Warrants Issued in Relation to Convertible Debt Financings". Mr. Eibl and his associates beneficially own less than 5% of the limited partnership units of Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. Mr. Eibl does not independently exert control or direction over the Common Shares owned by Enterprise Partners V, L.P. and Enterprise Partners VI, L.P.

(4)
Mr. Eibl holds options to purchase up to 28,517 Common Shares which are currently exercisable as to 4,447 Common Shares. On a fully-diluted basis, Mr. Eibl holds 28,517 Common Shares (assuming full vesting of the options held by Mr. Eibl) (0.09%) before the Offering and will hold 28,517 Common Shares (0.07%) after the Offering.

(5)
Venture Coaches, of which Claude Haw is Managing Partner, owns 659,987 Common Shares and Private Investor Warrants to purchase up to 10,126 Common Shares. Claude Haw and his associates beneficially own less than 5% of the limited partnership units of Venture Coaches. Mr. Haw does not exert control or direction over the Common Shares held by Venture Coaches.

(6)
Mr. Haw holds options to purchase up to 40,917 Common Shares, which are currently exercisable as to 12,191 Common Shares. On a fully-diluted basis, Mr. Haw holds 40,917 Common Shares (assuming full vesting of the options held by Mr. Haw) (0.13%) before the Offering and will hold 40,917 Common Shares (0.11%) after the Offering.

(7)
500,964 Common Shares are registered in the name of Wesley Clover Corporation and 617,278 Common Shares are registered in the name of Wesley Clover International Corporation. Wesley Clover Corporation and Wesley Clover International Corporation are both controlled by Mr. Matthews. Wesley Clover International Corporation also holds Private Investor Warrants to purchase up to 21,100 Common Shares. On a fully-diluted basis, Mr. Matthews holds, through Wesley Clover Corporation and Wesley Clover International Corporation, 1,139,342 Common Shares (3.67%) before the Offering and will hold 889,342 Common Shares (2.31%) after the Offering.

(8)
Mr. Allen holds options to purchase up to 385,000 Common Shares, which are currently exercisable as to 222,846 Common Shares. On a fully-diluted basis, Mr. Allen holds 926,107 Common Shares (assuming full vesting of the options held by Mr. Allen) (2.99%) before the Offering and will hold 826,107 Common Shares (2.15%) after the Offering.

(9)
Mr. Boch holds options to purchase up to 195,000 Common Shares, which are currently exercisable as to 102,173 Common Shares. On a fully-diluted basis, Mr. Boch holds 471,037 Common Shares (assuming full vesting of the options held by Mr. Boch) (1.52%) before the Offering and will hold 346,037 Common Shares (0.90%) after the Offering.

(10)
Mr. Frederick holds options to purchase up to 160,000 Common Shares, which are currently exercisable as to 76,122 Common Shares. On a fully-diluted basis, Mr. Frederick holds 318,141 Common Shares (assuming full vesting of the options held by Mr. Frederick) (1.03%) before the Offering and will hold 255,141 Common Shares (0.66%) after the Offering.

(11)
Mr. McCormack holds options to purchase up to 95,000 Common Shares, which are currently exercisable as to 64,000 Common Shares. On a fully-diluted basis, Mr. McCormack holds 224,000 Common Shares (assuming full vesting of the options held by Mr. McCormack) (0.72%) before the Offering and will hold 124,000 Common Shares (0.32%) after the Offering.

(12)
Mr. Solheim holds options to purchase up to 175,000 Common Shares, which are currently exercisable as to 86,331 Common Shares. On a fully-diluted basis, Mr. Solheim holds 336,997 Common Shares (assuming full vesting of the options held by Mr. Solheim) (1.09%) before the Offering and will hold 276,997 Common Shares (0.72%) after the Offering.

(13)
Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. are controlled by Enterprise Partners Venture Capital, of which Mr. Eibl is Managing Director. Enterprise Partners V, L.P. owns 2,456,942 Common Shares. Enterprise Partners VI, L.P. owns 1,956,942 Common Shares. Each of Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. hold a Private Investor Warrant to purchase up to 57,183 Common Shares. On a fully-diluted basis, Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. hold 4,528,250 Common Shares (14.6%) before the Offering and will hold no Common Shares after the Offering. See "Selling Shareholders" and "Options and Warrants to Purchase Securities — Warrants Issued in Relation to Convertible Debt Financings". Mr. Eibl and his associates beneficially own less than 5% of the limited partnership units of Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. Mr. Eibl does not independently exert control or direction over the Common Shares owned by Enterprise Partners V, L.P. and Enterprise Partners VI, L.P.

(14)
Assumes the sale of 57,183 Common Shares issuable upon the exercise of the Private Investor Warrants held by Enterprise Partners and 57,183 Common Shares issuable upon the exercise of the Private Investor Warrants held by Enterprise Partners VI, L.P.

SELLING SHAREHOLDERS

        The following table sets forth certain information regarding the Selling Shareholders as at September 23, 2009. All Offered Shares held by the Selling Shareholders are owned by such holders beneficially and of record.

Name of Selling Shareholder	Number of Common Shares owned, controlled or directed by the Selling Shareholder before the Offering	Number of Common Shares of the Selling Shareholder being distributed pursuant to the Offering		Number of Common Shares owned, controlled or directed by the Selling Shareholder after the Offering	Percentage of Common Shares owned, controlled or directed by the Selling Shareholder after the Offering(12)
Enterprise Partners V, L.P.(1)	2,456,942	2,514,125	(10)	Nil	n/a
Enterprise Partners VI, L.P.(1)	1,956,942	2,014,125	(11)	Nil	n/a
Wesley Clover Corporation and Wesley Clover International Corporation(2)	1,118,242	250,000		868,242	2.40%
Venture Coaches Fund L.P.(3)	659,987	250,000		409,987	1.13%
Peter Allen(4)	541,107	100,000		441,107	1.22%
Erik Boch(5)	276,037	125,000		151,037	0.42%
David Farrar(6)	375,431	42,000		333,431	0.92%
Russell Frederick(7)	158,141	63,000		95,141	0.26%
Brian McCormack(8)	129,000	100,000		29,000	0.08%
Alan Solheim(9)	161,997	60,000		101,997	0.28%

Note: For purposes of the fully-diluted calculations in the footnotes below, the total number of Common Shares outstanding is 31,022,180 with respect to calculations prior to the Offering and is 38,476,230 with respect to calculations after the Offering.

(1)
Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. are under common management by Enterprise Partners Venture Capital. Carl Eibl, one of our directors, is Managing Director of Enterprise Partners Venture Capital. Enterprise Partners V, L.P. also holds Private Investor Warrants to purchase up to 57,183 Common Shares, and Enterprise Partners VI, L.P. holds Private Investor Warrants to purchase up to 57,183 Common Shares. See "Options and Warrants to Purchase Securities — Warrants Issued in Relation to Convertible Debt Financings". On a fully-diluted basis, Enterprise Partners V, L.P. holds 2,514,125 Common Shares (8.1%) before the

  Offering and will hold no Common Shares after the Offering. On a fully-diluted basis, Enterprise Partners VI, L.P. holds 2,014,125 Common Shares (6.49%) before the Offering and will hold no Common Shares after the Offering.

(2)
Terence Matthews, one of our directors, controls Wesley Clover International Corporation and Wesley Clover Corporation. Wesley Clover International Corporation also holds Private Investor Warrants to purchase up to 21,100 Common Shares. See "Options and Warrants to Purchase Securities — Warrants Issued in Relation to Convertible Debt Financings". On a fully-diluted basis, Wesley Clover International Corporation and Wesley Clover Corporation hold 1,139,342 Common Shares (3.67%) before the Offering and will hold 889,342 Common Shares (2.31%) after the Offering.

(3)
Claude Haw, one of our directors, is Managing Partner of Venture Coaches. Venture Coaches also holds Private Investor Warrants to purchase up to 10,126 Common Shares. See "Options and Warrants to Purchase Securities — Warrants Issued in Relation to Convertible Debt Financings". On a fully-diluted basis, Venture Coaches holds 670,113 Common Shares (2.16%) before the Offering and will hold 420,113 Common Shares (1.09%) after the Offering.

(4)
Mr. Allen holds options to purchase up to 385,000 Common Shares, which are currently exercisable as to 222,846 Common Shares. On a fully-diluted basis, Mr. Allen holds 926,107 Common Shares (assuming full vesting of the options held by Mr. Allen) (2.99%) before the Offering and will hold 826,107 Common Shares (2.15%) after the Offering.

(5)
Mr. Boch holds options to purchase up to 195,000 Common Shares, which are currently exercisable as to 102,173 Common Shares. On a fully-diluted basis, Mr. Boch holds 471,037 Common Shares (assuming full vesting of the options held by Mr. Boch) (1.52%) before the Offering and will hold 346,037 Common Shares (0.90%) after the Offering.

(6)
Mr. Farrar holds options to purchase up to 165,000, which are currently exercisable as to 83,374 Common Shares. On a fully-diluted basis, Mr. Farrar holds 540,431 Common Shares (assuming full vesting of the options held by Mr. Farrar) (1.31%) before the Offering and will hold 498,431 Common Shares (1.30%) after the Offering.

(7)
Mr. Frederick holds options to purchase up to 160,000 Common Shares, which are currently exercisable as to 76,122 Common Shares. On a fully-diluted basis, Mr. Frederick holds 318,141 Common Shares (assuming full vesting of the options held by Mr. Frederick) (1.03%) before the Offering and will hold 255,141 Common Shares (0.66%) after the Offering.

(8)
Mr. McCormack holds options to purchase up to 95,000 Common Shares, which are currently exercisable as to 64,000 Common Shares. On a fully-diluted basis, Mr. McCormack holds 224,000 Common Shares (assuming full vesting of the options held by Mr. McCormack) (0.72%) before the Offering and will hold 124,000 Common Shares (0.32%) after the Offering.

(9)
Mr. Solheim holds options to purchase up to 175,000 Common Shares, which are currently exercisable as to 86,331 Common Shares. On a fully-diluted basis, Mr. Solheim holds 336,997 Common Shares (assuming full vesting of the options held by Mr. Solheim) (1.09%) before the Offering and will hold 276,997 Common Shares (0.72%) after the Offering.

(10)
Includes 57,183 Common Shares issuable upon the exercise of the Private Investor Warrants held by Enterprise Partners V, L.P.

(11)
Includes 57,183 Common Shares issuable upon the exercise of the Private Investor Warrants held by Enterprise Partners VI, L.P.

(12)
The percentage of Common Shares held after the Offering is based on 36,202,359 Common Shares outstanding immediately following the Offering, without giving effect to the exercise of the Over-Allotment Option but assuming the exercise of the Private Investor Warrants held by Enterprise Partners V, L.P. and Enterprise Partners VI, L.P.

        Enterprise Partners V, L.P. and Enterprise Partners VI, L.P., both of which are Selling Shareholders, are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction. Mr. McCormack, a Selling Shareholder, is a U.S. citizen and resides in the U.S. Although prior to the Closing Date Enterprise Partners V, L.P., Enterprise VI, L.P. and Mr. McCormack will appoint Fraser Milner Casgrain LLP, 99 Bank Street, Suite 1420, Ottawa, Ontario, K1P 1H4 as their agent for service of process in each of the provinces of Canada, except Quebec, it may not be possible for investors to collect from Enterprise Partners V, L.P., Enterprise Partners VI, L.P. or Mr. McCormack judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation.

PLAN OF DISTRIBUTION

        Pursuant to the terms and subject to the conditions contained in an underwriting agreement dated     •    , 2009 (the "Underwriting Agreement"), between us, the Selling Shareholders and the Underwriters, for whom Canaccord Capital Corporation and Piper Jaffray & Co. are acting as representatives and joint book-runners of the Offering (collectively, the "Lead Underwriters"), we have agreed to sell and the Underwriters have severally agreed to purchase 7,454,050 Treasury Shares at the Offering price, and the Selling Shareholders have agreed to transfer and sell and the Underwriters have severally agreed to purchase 5,518,250 Secondary Shares at the Offering price, on or about the Closing Date. We will not be entitled to any of the proceeds from the sale of the Secondary Shares.

        The Offering price of the Offered Shares has been determined by negotiation between us, the Selling Shareholders and the Underwriters. The public Offering price for the Offered Shares for investors in the United States will be payable in U.S. dollars and the public Offering price of the Offered Shares for investors in Canada will be payable in Canadian dollars, except as may otherwise be agreed by the Underwriters. Payment of the Offering price for the Offered Shares will be made to us and each of the Selling Shareholders, respectively, as the case may be, by wire transfer against delivery of certificates for the Offered Shares to the Lead Underwriters on behalf of the Underwriters through the facilities of CDS Clearing and Depository Services Inc. and The Depository Trust Company for the respective accounts of the Underwriters.

        The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by us and if, as and when sold by the Selling Shareholders in accordance with the conditions contained in the Underwriting Agreement. The obligations of the Underwriters under the Underwriting Agreement may be terminated upon the occurrence of certain stated events, and the closing of the Offering is conditional upon, among other things, the Financial Industry Regulatory Authority not raising any objections to the fairness and reasonableness of the underwriting terms and arrangements. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares offered by this short form prospectus if any of the Offered Shares are purchased under the Underwriting Agreement. However, the Underwriters are not required to take or pay for the Common Shares covered by the Over-Allotment Option, as described below.

        The Offered Shares are being offered concurrently to the public in all of the provinces of Canada, except for the province of Quebec, and in the United States pursuant to the MJDS implemented by the securities regulatory authorities in the United States and Canada. The Offered Shares will be offered in the United States and Canada through the Underwriters either directly or through their respective United States or Canadian broker-dealer affiliates or agents, as applicable. No securities will be offered or sold in any jurisdiction except by or through brokers or dealers duly registered under the applicable securities laws of that jurisdiction, or in circumstances where an exemption from such registered dealer requirements is available. Subject to applicable law and the terms of the Underwriting Agreement, the Underwriters may offer the Offered Shares outside of the United States and Canada.

Listing

        Our outstanding Common Shares are listed and posted for trading on the TSX under the trading symbol "DWI". We have applied to list the Treasury Shares on the TSX. NASDAQ has conditionally approved the listing of the Treasury Shares and our outstanding Common Shares (including the Secondary Shares) on the NASDAQ Global Market under the trading symbol "DRWI". Listing will be subject to us fulfilling all of the listing requirements of the TSX and NASDAQ, respectively.

Commission and Expenses

        In consideration for their services in connection with this Offering, we and the Selling Shareholders have agreed to pay the Underwriters a fee of U.S.$    •    (C$    •    ) per Offered Share (5.75% of the price of the Offered Shares), that will be paid in the currency in which we and the Selling Shareholders receive payment for the Offered Shares. The Underwriters' fee is paid by us and the Selling Shareholders on a pro rata basis based on the number of Offered Shares sold by each pursuant to the Offering. Pursuant to the terms of the Underwriting Agreement, the expenses of the Offering will be paid solely by us, and the Selling Shareholders will not pay any portion of such expenses. We have agreed to pay all of the expenses of the Offering since the sale of the Secondary Shares has not added materially to the expenses of the Offering. We estimate that our total expenses of the Offering payable by us, excluding Underwriters' fees, will be approximately U.S.$    •    (or C$    •    ). We will pay all these expenses from the proceeds of the Offering.

        The Underwriters propose to offer the Offered Shares initially at the public Offering price set forth on the cover page of this short form prospectus, and to certain dealers, at the public Offering price less a selling concession not in excess of U.S.$    •    (or C$    •    ) per share. The Underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of U.S.$    •     (or C$    •    ) per share to certain brokers and dealers. If all of the Offered Shares have not been sold after the Underwriters have made a reasonable effort to sell all of the Offered Shares at the public Offering price specified herein, the Underwriters may from time to time decrease the Offering price, and further change the Offering price to an amount not greater than the price set out on the face page of this prospectus, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to us and the Selling Shareholders. Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription book at any time without notice.

Indemnification

        We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and applicable Canadian securities legislation, and to contribute payments that the Underwriters may be required to make in respect thereof.

Option to Purchase Additional Common Shares

        In order to cover over-allotments, if any, we have granted to the Underwriters an Over-Allotment Option to purchase an aggregate of up to 1,945,845 additional Common Shares which is equal to 15% of the aggregate number of Offered Shares sold pursuant to the Offering. The Underwriters may exercise the Over-Allotment Option in whole or in part on or before 5:00 p.m. (Ottawa time) on the 30th day following the closing of this Offering to cover over-allotments, if any, and for market stabilization purposes. To the extent that the Over-Allotment Option is exercised, the additional Common Shares will be purchased by the Underwriters at the public Offering price set forth on the cover page of this short form prospectus and the Underwriters will be entitled to a fee of U.S.$    •     (C$    •    ) per share (5.75% of the price of the share) in respect of each Common Share purchased, which fee will be payable by us. If the Underwriters exercise the Over-Allotment Option, each Underwriter will be obligated, subject to some conditions, to severally purchase a number of additional Common Shares proportionate to that Underwriter's initial purchase commitment as set forth in the Underwriting Agreement. This short form prospectus also qualifies for distribution the Over-Allotment Option and any Common Shares that are sold pursuant to the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the total number of Offered Shares under the Offering will be 14,918,145, the total price to the public will be U.S.$    •    , the total Underwriters' fees will be U.S.$    •    , the total net proceeds to us will be U.S.$    •    (or C$    •    , C$    •    and C$    •    respectively). The total net proceeds to the Selling Shareholders will be unaffected by the exercise of the Over-Allotment Option.

Lock-Up Agreements

        DragonWave and each of our directors and officers, Enterprise Partners V, L.P., Enterprise Partners VI, L.P., Wesley Clover Corporation and Wesley Clover International Corporation, have agreed, subject to certain specified exceptions, including, among other things, this Offering, not to, without the consent of the Lead Underwriters:

  •
  issue, offer, sell (including, without limitation, any short sale), contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of or transfer, directly or indirectly, or establish or increase a "put equivalent position" or liquidate or decrease a "call equivalent position" within the meaning of Section 16 of the Exchange Act, with respect to, any Common Shares, or any securities convertible into or exchangeable or exercisable for, or warrants or other rights to purchase, the foregoing; or

  •
  file or cause to become effective a registration statement under the U.S. Securities Act, or to file a prospectus in Canada, relating to the offer and sale of any Common Shares or securities convertible into or exercisable or exchangeable for Common Shares or other rights to purchase Common Shares or any other of our securities that are substantially similar to Common Shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares or any other of our securities that are substantially similar to Common Shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Common Shares or such other securities, in cash or otherwise; or

  •
  publicly announce an intention to do any of the foregoing for a period of 90 days following the Closing Date.

        This restriction terminates after the close of trading of the Common Shares on the 90th day following the Closing Date. However, subject to certain exceptions, in the event that either (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or we become aware that material news or a material event relating to us will occur during the 16-day period beginning on the last day of the 90-day restricted period, then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or material event, as applicable, unless the Lead Underwriters waive, in writing, such an extension.

        The Lead Underwriters, may, in their sole discretion and at any time or from time to time before the termination of the 90-day restricted period, without notice, release all or any portion of the securities subject to the lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

        Pursuant to the policy statements and/or rules of certain Canadian provincial securities commissions, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase Common Shares. The foregoing restriction is subject to certain exceptions, as long as the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of such securities. These exceptions include: (i) a bid or purchase of Common Shares permitted under the Universal Market Integrity Rules for Canadian Marketplaces administered by the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market-making activities, and (ii) a bid or purchase made for, or on behalf of, a customer where the order was not solicited during the period of distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of such securities. Subject to the foregoing and applicable laws, the Underwriters may, in connection with the Offering, over-allot or effect transactions which intend to stabilize, maintain or support the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

        In addition, the rules of the SEC may limit the ability of the Underwriters to bid for or purchase Common Shares before the distribution of the Offered Shares is completed. However, the Underwriters may engage in the following activities in accordance with these rules:

  •
  stabilizing transactions that permit bids to purchase Common Shares so long as the stabilizing bids do not exceed a specified maximum;

  •
  over-allotment transactions that involve sales by the Underwriters of Common Shares in excess of the number of Offered Shares the Underwriters are obligated to purchase, which creates a syndicate short position. The Underwriters may close out any short position by purchasing Common Shares in the open market; and

  •
  penalty bids that permit the representatives to reclaim a selling concession from a syndicate member when the Offered Shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or mitigating a decline in the market price of the Common Shares, and may cause the price of the Common Shares to be higher than would otherwise exist in the open market absent such stabilizing activities. As a result, the price of the Common Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the TSX, NASDAQ, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        Neither we, nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Common Shares.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada (collectively, the "Commissions"). Copies of the documents incorporated by reference may be obtained on request without charge from our Secretary at 411 Legget Drive, Suite 600, Ottawa, Ontario, Canada, K2K 3C9, telephone: (613) 599-9991; facsimile: (613) 599-4225, or by accessing our disclosure documents available through the internet on SEDAR which can be accessed at www.sedar.com and on the SEC's website at www.sec.gov.

        We file annual and quarterly financial information, material change reports and other information with the Commissions. The Commissions allow us to "incorporate by reference" the information it files with them, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this short form prospectus. The following documents filed with the Commissions are specifically incorporated by reference into and form an integral part of this short form prospectus:

  (i)
  our annual information form dated May 7, 2009 for the fiscal year ended February 28, 2009;

  (ii)
  our management's discussion and analysis of consolidated results of operations and financial condition dated May 7, 2009 for the fiscal year ended February 28, 2009;

  (iii)
  our management's discussion and analysis of consolidated results of operations and financial condition dated July 14, 2009 for the three month period ended May 31, 2009;

  (iv)
  our Management Circular;

  (v)
  our news release June 9, 2009 announcing the ratification of our shareholder rights plan by shareholders; and

  (vi)
  DragonWave's Financial Statements.

        Any annual information forms, annual consolidated financial statements and related management's discussion and analysis, consolidated interim financial statements and related management's discussion and analysis, any material change reports (except confidential material change reports), business acquisition reports, information circulars, the content of any news release disclosing financial information for a period more recent than the period for which financial information is deemed incorporated by reference in this short form prospectus and certain other disclosure documents as set forth in section 11.1 of Form 44-101F1 of National Instrument 44-101 — Short Form Prospectus Distributions filed by us with the securities commissions or similar regulatory authorities in Canada after the date of this short form prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this short form prospectus. Any report filed by us with the SEC or Report of Foreign Private Issuer on Form 6-K furnished to the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this short form prospectus until the termination of the distribution under this short form prospectus shall be deemed to be incorporated by reference into the registration statement of which this short form prospectus forms a part of, if and to the extent expressly provided in such report. The documents incorporated or deemed to be incorporated by reference herein contain meaningful and material information relating to us and the readers should review all information contained in this short form prospectus and the documents incorporated or deemed to be incorporated by reference herein.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this short form prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this short form prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Without limiting the generality of the foregoing, the description of our business appearing in this short form prospectus under the heading "Our Business" modifies and supersedes in its entirety the description of our business contained under the heading "Description of the Business" on pages 7 through 13 of our annual information form dated May 7, 2009.

 AUDITORS, TRANSFER AGENT AND REGISTRAR

        Our auditors are Ernst & Young LLP, Ottawa, Ontario. The transfer agent and registrar for the Offered Shares is Computershare Investor Services Inc. at its principal offices located in Toronto, Ontario.

RECONCILIATION TO U.S. GAAP

        Our consolidated financial statements were prepared in accordance with Canadian GAAP that differ in some respects from U.S. GAAP. We have reconciled our financial results for significant differences between Canadian GAAP and U.S. GAAP in accordance with the instructions of Item 18 of SEC Form 20-F as set out in note 20 in DragonWave's Financial Statements which are contained elsewhere, and are incorporated by reference, in this short form prospectus.

        Financial statement readers should understand that there are certain significant differences between Canadian GAAP and U.S. GAAP. In order to facilitate the understanding of the differences that would have arisen had these financial statements been presented in accordance with U.S. GAAP, refer to note 20 in DragonWave's Financial Statements.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-RESIDENTS OF CANADA

        The following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, Offered Shares pursuant to this Offering and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder, (1) is not, and is not deemed to be, resident in Canada; (2) does not use or hold, and is not deemed to use or hold, the Offered Shares in a business carried on in Canada; (3) deals at arm's length with us; (4) is not affiliated with us, the Underwriters or a subsequent purchaser of the Offered Shares; and (5) holds the Offered Shares as capital property (a "Non-Resident Holder"). Generally, the Offered Shares will be capital property to a Non-Resident Holder provided the Non-Resident Holder does not acquire or hold those Offered Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

        Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

        This summary is based on the current provisions of the Tax Act, and counsel's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency ("CRA") published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

        This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular purchaser. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, a purchaser should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

        Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Offered Shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Tax Act. The amount of dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-Resident Holder may be affected by fluctuations in exchange rates.

Dividends

        Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by us will be subject to Canadian withholding tax at the rate of 25 per cent of the gross amount of the dividend, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. For example, where the Non-Resident Holder is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15 per cent.

Dispositions

        A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of an Offered Share, unless the Offered Share is or is deemed to be "taxable Canadian property" to the Non-Resident Holder for the purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

        Generally, provided the Common Shares are listed on a "designated stock exchange" as (defined in the Tax Act) (which includes the TSX and NASDAQ) at the time of disposition, the Common Shares will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition, the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm's length, or the Non-Resident Holder together with all such persons, owned 25 per cent or more of our issued Offered Shares or any other class or series of our shares. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Offered Shares would be deemed to be taxable Canadian property. Non-Resident Holders whose Offered Shares constitute taxable Canadian property should consult with their own tax advisors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

        This section describes the material United States federal income tax considerations of the acquisition, ownership and disposition of the Offered Shares. This summary addresses only persons or entities that are "U.S. holders" (as defined below). This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. holder arising from or relating to the acquisition, ownership, and disposition of the Offered Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. holder that may affect the U.S. federal income tax consequences to such U.S. holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. holder. This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences or the alternative minimum tax provisions of the Code (as defined below). Each U.S. holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences arising from and relating to the acquisition, ownership, and disposition of Offered Shares.

        This section does not apply to you if you are a member of a class of holders subject to special rules, including, but not limited to:

  •
  U.S. holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

  •
  U.S. holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies;

  •
  U.S. holders that are dealers in securities or currencies or U.S. holders that are traders in securities that elect to apply a mark-to-market accounting method;

  •
  U.S. holders that have a "functional currency" other than the U.S. dollar;

  •
  U.S. holders that own Offered Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

  •
  U.S. holders who use Offered Shares as security for a loan;

  •
  U.S. holders that acquired Offered Shares in connection with the exercise of employee stock options or otherwise as compensation for services;

  •
  U.S. holders that hold Offered Shares other than as capital assets within the meaning of Section 1221 of the Code;

  •
  U.S. expatriates or former longer-term residents of the U.S.; and

  •
  U.S. holders that own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of our outstanding shares.

        This section is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), all as in effect on the date of this Offering, and all of which are subject to change, possibly with retroactive effect. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

        This summary is not binding upon the Internal Revenue Service (the "IRS") and no rulings have been or will be sought from the IRS regarding any matters discussed in this summary. In that regard, there can be no assurance that one or more of the tax considerations described in this summary will not be challenged by the IRS or a U.S. court.

        If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds the Offered Shares, the United States federal income tax treatment of a partner (or member) will generally depend on the status of the partner and the tax treatment of the partnership (or other entity). A partner in a partnership (or member of such other entity) holding the Offered Shares should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Offered Shares.

        You are a U.S. holder if you are a beneficial owner of an Offered Share and you are:

  •
  an individual who is a citizen or resident (including a lawful permanent resident alien holding a green card) of the United States as determined for U.S. federal income tax purposes;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a federal, state or local court within the United States and one or more United States persons are authorized to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        A "non-U.S. holder" is a beneficial owner of an Offered Share that is not a U.S. holder.

        The United States federal income tax consequences of the acquisition, ownership and disposition of the Offered Shares can be very complex and, in certain cases, uncertain or potentially unfavourable to a U.S. holder. Accordingly, each prospective investor considering an acquisition of, or who acquires Offered Shares pursuant to this Offering is strongly urged to consult its own tax advisor with respect to the United States federal, state or local income and alternative minimum tax, United States federal estate or gift, or foreign tax consequences of such acquisition, ownership and disposition of Offered Shares in light of its own particular facts and circumstances.

U.S. Holders

Taxation of Distributions

        Under the U.S. federal income tax laws, and subject to the passive foreign investment company ("PFIC") rules discussed below, if you are a U.S. holder, a distribution of cash, if any, paid on an Offered Share, including a constructive distribution, generally will be included in your gross income as a dividend (without reduction for any amounts withheld in respect of Canadian federal income tax) to the extent of our current or accumulated "earnings and profits" (as computed under United States federal income tax rules).

        If you are a non-corporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the Offered Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the Offered Shares should be qualified dividend income provided that we are not a PFIC in the year the dividend is paid or the previous taxable year.

        You must include any Canadian tax withheld from the dividend payment in this gross amount even though you do not in fact receive the withheld amount. The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

        To the extent that a distribution paid on the Offered Shares is in excess of our current and accumulated "earnings and profits" (as determined for U.S. federal income tax purposes), such distribution generally will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in the Offered Shares, with any excess treated as a gain from the sale or exchange of the Shares.

        A U.S. holder that pays (whether directly or through withholding) Canadian income tax with respect to distributions by us generally will be entitled, at the election of such U.S. holder, to receive either a deduction or a credit for such Canadian income tax paid. Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. holder's U.S. federal income tax liability that such U.S. holder's "foreign source" taxable income bears to such U.S. holder's worldwide taxable income. In applying this limitation, a U.S. holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate.

        For foreign tax credit purposes, dividends will be income from sources outside the United States and will, depending on your circumstances, be either "passive category" or "general category" income for purposes of computing the foreign tax credit allowable to you. However, the amount of a distribution with respect to the Offered Shares that is treated as a "dividend" may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, potentially resulting in a reduced foreign tax credit allowance to a U.S. holder. The foreign tax credit rules are complex, and each U.S. holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Taxation of Sale, Exchange or other Taxable Disposition

        Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Offered Shares, you will recognize gain or loss for United States federal income tax purposes equal to the difference between the United States dollar value of the amount that you realize and your tax basis, determined in United States dollars, in your Offered Shares. Any such gain or loss will be capital gain or loss if the Offered Shares are held by you as capital assets. Any such gain or loss generally will be United States source income or loss for purposes of applying the United States foreign tax credit rules unless the gain is subject to tax in Canada and is re-sourced as "foreign source" under the Convention and such U.S. holder elects to treat such gain as "foreign source." Capital gain of a non-corporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the U.S. holder has a holding period greater than one year. Deductions for capital losses are subject to limitations.

PFIC Rules

        If we are considered to be a PFIC, as that term is defined in Section 1297 of the Code, at any time during a U.S. holder's holding period, the following sections will generally describe the United States federal income tax consequences to a U.S. holder in relation to the acquisition, ownership and disposition of Offered Shares.

        We generally will be regarded as a PFIC for United States federal income tax purposes if, for a taxable year, either (i) 75% or more of our gross income for such taxable year is passive income or (ii) on the basis of a quarterly average, 50% or more of the assets held by us either produce passive income or are held for the production of passive income, based on the fair market value of such assets. "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. If a foreign corporation (such as DragonWave) owns, directly or indirectly, at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests described above as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income. In addition, under certain attribution rules, if we are a PFIC, U.S. holders will be deemed to own their proportionate share of the our subsidiaries which are PFICs (such subsidiaries referred to as "Subsidiary PFICs"), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC and (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

        We believe that the Offered Shares should not be treated as interests in a PFIC for U.S. federal income tax purposes for the taxable year ending December 31, 2009. However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Consequently, there can be no assurance that we have never been and will not become a PFIC for any taxable year during which U.S. holders hold Offered Shares.

        In any given taxable year for which we are classified as a PFIC, during which a U.S. holder holds Offered Shares, a U.S. holder would be subject to increased tax liability (possibly including a non-deductible interest charge) upon the sale or other disposition of the Offered Shares or upon the receipt of certain distributions treated as "excess distributions," unless such U.S. holder elects to be taxed currently, by making a Mark-to-Market or a Qualified Electing Fund ("QEF") Election. An excess distribution generally would be any distribution to a U.S. holder with respect to Offered Shares during a single taxable year that is greater than 125% of the average annual distributions received by such U.S. holder with respect to the Offered Shares during the three preceding taxable years or, if shorter, during such U.S. holder's holding period for the Offered Shares. In addition, certain special, generally adverse rules would apply to the Offered Shares if we are a PFIC. For example, under certain proposed Treasury regulations, a "disposition" for this purpose may include, under certain circumstances, transfers at death, gifts, pledges, transfers pursuant to tax-deferred reorganizations and other transactions with respect to which gain ordinarily would not be recognized. In addition, if we are treated as a PFIC, dividends paid by us will not be eligible for taxation at the preferential tax rates described above under the heading "Taxation of Distributions".

        If a U.S. holder owns the Offered Shares during any year in which we are a PFIC, such U.S. holder must also file IRS Form 8621 regardless of whether such holder makes a Mark-to-Market or QEF Election.

        Under the PFIC rules:

  •
  the gain or excess distribution will be allocated ratably over your holding period for the Offered Shares;

  •
  the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income;

  •
  the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year; and

  •
  the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year. A U.S. holder that is not a corporation must treat such interest as non-deductible personal interest.

        If we were a PFIC, a U.S. holder might be able to make a Mark-to-Market Election with respect to the Offered Shares to mitigate some of these adverse tax consequences. A U.S. holder that holds stock of a PFIC generally may make a Mark-to-Market Election with respect to its stock if the stock constitutes "marketable stock". Marketable stock is stock that is regularly traded (other than in de minimis quantities) on a U.S. or non-U.S. exchange or other market that the U.S. Treasury Department determines has trading, listing, financial disclosure, and other rules adequate to carry out the purposes of the Mark-to-Market Election. The Offered Shares should constitute marketable stock with respect to which a Mark-to-Market Election could be made. In such case, a U.S. holder would generally include as ordinary income or loss the difference between the fair market value of the Offered Shares at the end of the taxable year and the adjusted tax basis of the Offered Shares (but loss could only be included to the extent of the net amount of previously included income as a result of the Mark-to-Market Election). If a U.S. holder made the election, the U.S. holder's tax basis in the Offered Shares would be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of Offered Shares would be treated as ordinary income. A U.S. holder should consult their own tax advisors regarding the availability and advisability of making a Mark-to-Market Election with respect to the Offered Shares in their particular circumstances in the event the Company is or becomes a PFIC. A Mark-to-Market Election would not be available for any Subsidiary PFIC.

        The QEF Election, if available, generally would allow a U.S. holder to avoid the consequences of the PFIC rules but would require such holder to include its pro rata share of the Company's ordinary income and net capital gain in income currently, whether or not distributed. However, the Company does not intend to provide U.S. holders with such information as may be required to make a QEF Election effective in the event it is a PFIC.

        The PFIC rules are complex and in certain cases, uncertain. Each U.S. holder is strongly urged to consult its tax advisor regarding application and operation of the PFIC rules, including the availability and advisability of, and procedure for, making the Mark-to-Market and/or QEF Elections.

Backup Withholding and Information Reporting

        Under U.S. federal income tax law and Treasury regulations, certain categories of U.S. holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. Penalties for failure to file certain of these information returns are substantial. U.S. holders who acquire Offered Shares through the Offering and hold Offered Shares should consult with their own tax advisors regarding the requirements of filing information returns, and if applicable, any Mark-to-Market Election or QEF Election.

        If the holder is a non-corporate U.S. holder, then payments to it made within the United States, or by a United States payor or United States middleman, of dividends on or proceeds arising from the sale or other taxable disposition of Offered Shares, and/or proceeds arising from the sale or other taxable disposition of Offered Shares, generally will be subject to information reporting and backup withholding (currently at the rate of 28%), where such U.S. holder fails to furnish its correct United States taxpayer identification number (generally on IRS Form W-9), and to make certain certifications, or otherwise fails to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally may be refunded (or credited against its United States federal income tax liability, if any) provided the required information is furnished to the IRS in a timely manner. Each U.S. holder should consult its own tax advisor regarding the backup withholding tax.

 NASDAQ QUORUM REQUIREMENT

        NASDAQ Marketplace Rule 5615(a)(3) permits a foreign private issuer to follow its home country practice in lieu of certain of the requirements of the Rule 5600 Series. A foreign private issuer that follows a home country practice in lieu of one or more provisions of the Rule 5600 Series shall disclose in its registration statement related to its initial public offering or first U.S. listing on NASDAQ, or on its website, each requirement of the Rule 5600 Series that it does not follow and describe the home country practice followed by the issuer in lieu of those requirements.

        We do not follow Rule 5620(c), but instead follow our home country practice. The NASDAQ minimum quorum requirement under Rule 5620(c) for a meeting of shareholders is 33.33% of the outstanding common shares. In addition, Rule 5620(c) requires that an issuer listed on NASDAQ state its quorum requirement in its bylaws. On September 23, 2009. as permitted by the Canada Business Corporations Act, our directors approved a by-law amendment to our quorum requirement, to be made effective on the date immediately preceding the closing of the Offering, to require two persons present in person or by proxy who together hold 25% or more of our Common Shares. The foregoing is consistent with the laws, customs, and practices in Canada. If the by-law amendment is not approved by a resolution of the shareholders at our next meeting of shareholders, the amendment will cease to be effective and the quorum requirement will be reduced to two persons present in person or by proxy who together hold not less than 5% of the Common Shares.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC under the U.S. Securities Act a registration statement on Form F-10 relating to the Offered Shares and of which this short form prospectus is a part. This prospectus does not contain all of the information set forth in such registration statement, as to which reference is made for further information. Upon effectiveness of such registration statement on Form F-10, we will become subject to the informational requirements of the Exchange Act, and in accordance therewith will be required to file reports and other information with the SEC. Under the MJDS adopted by the United States and Canada, we may prepare such reports and other information in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Prospective investors may read any document we file or furnish to the SEC, including those documents that are incorporated by reference in this short form prospectus, which are filed as exhibits to the registration statement on Form F-10, at the SEC's website at http://www.sec.gov. Investors may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        As a "foreign private issuer" under the Exchange Act, we intend to provide shareholders with proxy statements and annual reports prepared in accordance with applicable Canadian law. Our annual reports will be available within 90 days of the end of each fiscal year and will contain our audited consolidated financial statements. We will also make available quarterly reports containing unaudited summary consolidated financial information for each of the first three fiscal quarters. We intend to prepare these financial statements in accordance with Canadian GAAP (and for the fiscal year ending February 28, 2012 and thereafter to prepare these financial statements in accordance with IFRS) and to include a reconciliation to U.S. GAAP in the notes to the annual consolidated financial statements. We are exempt from provisions of the Exchange Act which require issuers to provide proxy statements in prescribed form to shareholders and officers, directors and shareholders are exempt from U.S. insider reporting requirements and "short swing" profit liability.

        We have or will file the following documents with the SEC as part of the registration statement of which this short form prospectus forms a part: the documents set out under the heading "Documents Incorporated by Reference"; consents of auditors and counsel; the powers of attorney from our directors and certain of our officers; and the form of underwriting agreement.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are a corporation existing under the Canada Business Corporations Act. Many of our directors and officers are residents of Canada or other non-U.S. jurisdictions, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of Offered Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Offered Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws.

        We filed with the SEC, concurrently with our registration statement on Form F-10 of which this short form prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed Corporation Service Company as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of the Offered Shares under this short form prospectus.

LEGAL MATTERS

        Certain legal matters related to the Offered Shares being offered hereby are being passed upon on our behalf by Fraser Milner Casgrain LLP with respect to Canadian legal matters and DLA Piper LLP (US) with respect to U.S. legal matters, and on behalf of the Underwriters by Stikeman Elliott LLP with respect to Canadian legal matters and Paul, Weiss, Rifkind, Wharton & Garrison LLP with respect to U.S. legal matters.

        As of the date hereof, the partners and associates of each of Fraser Milner Casgrain LLP, DLA Piper LLP (US), Stikeman Elliott LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, in each case as a group, beneficially own, directly or indirectly, less than 1%, respectively, of our outstanding securities.

EXPERTS

        Our amended consolidated financial statements for the fiscal years ended February 28, 2009 and February 29, 2008, which comprise part of DragonWave's Financial Statements, have been audited by Ernst & Young LLP, independent registered chartered accountants, as stated in their report dated April 17, 2009 (except as to note 20 which is dated August 25, 2009) which is contained elsewhere, and is incorporated by reference, in this short form prospectus and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

ELIGIBILITY FOR INVESTMENT

        In the opinion of our Canadian counsel Fraser Milner Casgrain LLP and Stikeman Elliott LLP, Canadian counsel to the Underwriters, provided the Offered Shares are listed on a designated stock exchange (which currently includes the TSX and NASDAQ) on the date of closing of this Offering, the Offered Shares will be, as at that date, qualified investments under the Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts ("TFSA").

        Notwithstanding the foregoing, a holder of the Offered Shares will be subject to a penalty tax if the Offered Shares held in a TFSA are a "prohibited investment" under the Tax Act. The Offered Shares generally will not be a "prohibited investment" unless either (i) the holder of the TFSA does not deal at arm's length with DragonWave, or (ii) the holder has a "significant interest" in DragonWave within the meaning of the Tax Act, which includes, but is not limited to, the ownership of 10% or more of any class of the issued shares of DragonWave. Holders should consult their own tax advisors as to whether the Offered Shares will be a "prohibited investment" in their particular circumstances.

PURCHASERS' STATUTORY RIGHTS

        Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies of rescission or, in some jurisdictions, revisions or the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. Purchasers should refer to any applicable provisions of the securities legislation of their province for the particulars of these rights or consult with a legal advisor.

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

 AUDITORS' CONSENT

        We have read the preliminary short form base PREP prospectus of DragonWave Inc. (the "Company") dated September 24, 2009 qualifying the distribution of Offered Shares of the Company. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned short form prospectus of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at February 28, 2009 and February 29, 2008 and the consolidated statements of operations, comprehensive loss and deficit and consolidated statements of cash flows for each of the years in the two-year period ended February 28, 2009. Our report is dated April 17, 2009 (except as to note 20 which is dated August 25, 2009).

Ottawa, Canada    •
    •    Chartered Accountants, Licensed Public Accountants

AMENDED AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE
YEARS ENDED FEBRUARY 28, 2009 AND FEBRUARY 29, 2008
AND AMENDED CONSOLIDATED FINANCIAL STATEMENTS FOR THE
THREE MONTH PERIOD ENDED MAY 31, 2009

 AUDITORS' REPORT

To the Shareholders of
 DragonWave Inc.

        We have audited the consolidated balance sheets of DragonWave Inc. as at February 28, 2009 and February 29, 2008 and the consolidated statements of operations, comprehensive loss and deficit and cash flows for each of the years in the two-year period ended February 28, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at February 28, 2009 and February 29, 2008 and the results of its operations and its cash flows for each of the years in the two-year period ended February 28, 2009 in accordance with Canadian generally accepted accounting principles.

Ottawa, Canada,	/s/ Ernst & Young LLP
April 17, 2009 (except as to note 20,	Chartered Accountants
which is as of August 25, 2009)	Licensed Public Accountants

 DRAGONWAVE INC.

CONSOLIDATED BALANCE SHEETS

(Expressed in Cdn $000's)

	Note	As at May 31, 2009	As at February 28, 2009	As at February 29, 2008
		$	$	$
		(non-audited)	(audited)
Assets
Current Assets
Cash and cash equivalents		21,975	8,504	1,551
Short-term investments		—	14,994	31,908
Accounts receivable	6	11,258	10,523	11,433
Other receivables	3	640	720	1,092
Inventory	4	12,533	14,238	10,584
Prepaid expenses		447	173	424

		46,853	49,152	56,992

Property and equipment	5	2,965	2,676	2,823

		2,965	2,676	2,823

Total Assets		49,818	51,828	59,815

Liabilities
Current Liabilities
Line of credit	6	586	641	550
Accounts payable and accrued liabilities		6,681	5,677	9,055
Deferred revenue		1,886	2,215	1,713

		9,153	8,533	11,318

Commitments	10
Shareholders' equity
Capital stock	9	119,936	119,925	119,435
Contributed surplus	9	1,472	1,230	933
Deficit		(80,743)	(77,860)	(71,871)

		40,665	43,295	48,497

Total Liabilities and Shareholders' Equity		49,818	51,828	59,815

On behalf of the Board:

/s/ GERRY SPENCER	/s/ CLAUDE HAW
Director	Director

See accompanying notes

 DRAGONWAVE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS, COMPREHENSIVE LOSS AND DEFICIT

(Expressed in Cdn $000's except share and per share amounts)

		For the three months ended		For the year ended
	Note	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
		$	$	$	$
		(non-audited)		(audited)
Revenue	17	15,950	10,725	43,334	40,404
Cost of sales	4	10,440	6,344	28,683	24,980

Gross profit		5,510	4,381	14,651	15,424

Expenses
Research and development		3,024	3,131	10,628	10,378
Selling and marketing		2,539	2,624	10,649	8,858
General and administrative		1,231	1,130	4,079	3,885
Investment tax credits		(60)	(50)	(82)	(492)
Restructuring charges	14	—	—	501	—

		6,734	6,835	25,775	22,629

		(1,224)	(2,454)	(11,124)	(7,205)
Interest income		34	254	693	1,109
Interest expense		(7)	(9)	(35)	(203)
Interest expense on debt component of preferred shares and convertible debt	7&8	—	—	—	(500)
Foreign exchange gain (loss)		(1,686)	268	4,514	(1,453)

Loss before income taxes		(2,883)	(1,941)	(5,952)	(8,252)
Income taxes	12	—	—	(37)	—

Net and comprehensive loss		(2,883)	(1,941)	(5,989)	(8,252)
Deficit, beginning of period		(77,860)	(71,871)	(71,871)	(63,619)

Deficit, end of period		(80,743)	(73,812)	(77,860)	(71,871)

Loss per share
Basic and fully diluted		(0.10)	(0.07)	(0.21)	(0.35)

Basic and diluted weighted average number of shares outstanding		28,569,238	28,480,522	28,537,202	23,448,504

See accompanying notes

 DRAGONWAVE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Cdn $000's except share and per share amounts)

		For the three months ended		For the year ended
	Note	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
		$	$	$	$
		(non-audited)		(audited)
Cash and cash equivalents provided by (used in)
Operating Activities
Net loss		(2,883)	(1,941)	(5,989)	(8,252)
Items not affecting cash
Depreciation	5	303	235	1,070	563
Interest on debt component of preferred shares	7	—	—	—	350
Interest on debt component of convertible debt	8	—	—	—	150
Stock-based compensation	9	242	145	624	327
Warrant expense	9	—	11	2	64
Unrealized foreign exchange (gain) loss		1,032	60	(907)	479
Accrued interest on fair value of short-term investments	15	—	150	(159)	(534)

		(1,306)	(1,340)	(5,359)	(6,853)
Changes in non-cash working capital items	11	1,451	(740)	(4,997)	(3,419)

		145	(2,080)	(10,356)	(10,272)
Investing Activities
Acquisition of property and equipment	5	(592)	(323)	(923)	(2,808)
Maturity (Investment) of short-term investments		14,994	31,758	17,073	(31,374)

		14,402	31,435	16,150	(34,182)
Financing Activities
Change in line of credit	6	(55)	4	91	(3,893)
Exercise of warrants	9	—	152	150	—
Issuance of Common stock net of stock issuance costs	9	11	—	11	49,043

		(44)	156	252	45,150
Effect of foreign exchange on cash and cash equivalents		(1,032)	(60)	907	(479)
Net increase in cash and cash equivalents		13,471	29,451	6,953	217
Cash and cash equivalents — beginning of period		8,504	1,551	1,551	1,334

Cash and cash equivalents — end of period		21,975	31,002	8,504	1,551

Cash paid during the year for:
Interest		7	9	35	203

See accompanying notes

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Cdn $000's except share and per share amounts)

1.     NATURE OF BUSINESS AND BASIS OF PRESENTATION

  DragonWave Inc. (the "Company"), incorporated under the Canada Business Corporations Act in February 2000, is in the business of developing next-generation broadband wireless backhaul equipment.

  All references to shares in these consolidated financial statements have been restated to reflect one-for-ten share consolidation which was approved on April 10, 2007.

2.     SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles ("GAAP") and include the following significant accounting policies as well as a reconciliation of the significant differences with generally accepted accounting principles in the United States in note 20.

  Use of accounting estimates

  The preparation of the consolidated financial statements in conformity with Canadian GAAP requires the Company's management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent amounts of assets and liabilities as at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Actual results could differ from the estimates made by management.

  The following accounts include estimates by management: allowance for doubtful accounts, other receivables, inventory provisions, and accrued liabilities.

  Cash and cash equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Short-term investments

  The Company has classified its short-term investments as held for trading and are carried at fair value with both realized and unrealized gains and losses included in the net loss.

  Comprehensive loss

  Comprehensive loss is composed of the Company's net loss and other comprehensive loss. The Company does not currently have any other comprehensive loss.

  Consolidation

  These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, DragonWave Corp., incorporated in the state of Delaware, and 4472314 Canada Inc., incorporated in Canada. All intercompany accounts and transactions have been eliminated.

  Property and equipment

  Property and equipment are stated at cost. Amortization is calculated using the straight-line method over the anticipated useful lives of the assets as follows:

Research and development equipment	5 years
Furniture and fixtures	5 years
Automobiles	5 years
Leasehold improvements	5 years
Test equipment	4 years
Communication equipment	3 years
Warehouse and production fixtures	3 years
Computer hardware	2 years
Computer software	2 years

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Impairment of long-lived assets

  Management evaluates the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated undiscounted future net cash inflows attributable to the asset are less than the carrying amount, an impairment loss is recognized. The amount of impairment loss to be recorded is the difference between the asset's carrying value and the net discounted estimated future cash flows.

  As at May 31, 2009, there are no indicators of impairment of long-lived assets.

  Inventory

  Inventory is valued at the lower of cost and market. The cost of inventory is calculated on a standard cost basis, which approximates average cost. Market is determined as net realizable value for finished goods, raw materials and work in progress. Indirect manufacturing costs and direct labour expenses are allocated systematically to the total production inventory.

  Revenue recognition

  The Company derives revenue from the sale of broadband wireless backhaul equipment which includes embedded software and a license to use said software and extended product warranties. Software is considered to be incidental to the product. Services range from installation and training to basic consulting. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred and there are no significant remaining vendor obligations, collection of receivables is reasonably assured and the fee is fixed and determinable. Where final acceptance of the product is specified by the customer, revenue is deferred until acceptance criteria have been met. Additionally, the Company's business agreements may contain multiple elements. Accordingly, the Company is required to determine the appropriate accounting, including whether the deliverables specified in a multiple element arrangement should be treated as separate units of accounting for revenue recognition purposes, the fair value of these separate units of accounting and when to recognize revenue for each element. For arrangements involving multiple elements, the Company allocates revenue to each component of the arrangement using the residual value method, based on vendor-specific objective evidence of the fair value of the undelivered elements. These elements may include one or more of the following: advanced replacement, extended warranties, training, and installation. The Company allocates the arrangement fee, in a multiple-element transaction, to the undelivered elements based on the total fair value of those undelivered elements, as indicated by vendor-specific objective evidence. This portion of the arrangement fee is deferred. The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. In some instances, a group of contracts or agreements with the same customer may be so closely related that they are, in effect, part of a single multiple-element arrangement, and therefore, the Company would allocate the corresponding revenue among the various components, as described above.

  The Company generates revenue through direct sales and sales to distributors. Revenue on stocking orders sold to distributors is not recognized until the product is sold to an end user.

  Arrangements that include services such as training and installation are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When services are considered essential, revenue allocable to the other elements is deferred until the services have been performed. When services are not considered essential, the revenue allocable to the services is recognized as the services are performed.

  Revenue associated with extended warranty and advanced replacement is recognized rateably over the life of the contracted service.

  Revenue from engineering services or development agreements is recognized according to the specific terms and acceptance criteria as services are rendered.

  The Company accrues estimated potential product liability as warranty costs when revenue on the sale of equipment is recognized. Warranty costs are calculated on a percentage of revenue per month based on current actual warranty costs and return experience.

  Shipping and handling costs borne by the Company are recorded in cost of sales. Shipping and handling costs charged to customers are recorded as revenue, if billed at the time of shipment. Costs charged to customers after delivery are recorded in cost of sales.

  Research and development

  Research costs are expensed as incurred. Development costs other than property and equipment are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Development costs incurred prior to establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Government assistance and investment tax credits

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)

  relating to ongoing research and development costs are recorded as a recovery of the related research and development expenses, and where such assistance is reasonably assured.

  Foreign currency translation

  The Company's foreign subsidiary is considered financially and operationally integrated and is translated into Canadian dollars using the temporal method of translation: monetary assets and liabilities are translated at the period end exchange rate, non-monetary assets are translated at the historical exchange rate, and revenue and expense items are translated at the average exchange rate. Gains or losses resulting from the translation adjustments are included in income.

  Income taxes

  The Company follows the liability method in accounting for income taxes. Under this method, current income taxes are recognized based on an estimate of the current year. Future tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. The future benefit of losses available to be carried forward, and likely to be realized are measured using the substantively enacted tax rate in effect at the time in which the losses will be utilized. A valuation allowance is recorded when it is more likely than not that the benefit of the future income tax asset will not be realized.

  Loss per share

  Basic loss per share is calculated by dividing net loss available to Common shareholders by the weighted average number of Common shares outstanding during the period. For all periods presented, the net loss available to Common shareholders equates to the net loss.

  Diluted net loss per share is equal to the basic net loss per share since the effect of exercising 2,070,255 stock options outstanding at May 31, 2009 (February 28, 2009 — 2,075,918; February 29, 2008 — 1,604,350) would be anti-dilutive for all periods.

  Stock option plan

  The Company has a stock option plan which is described in note 9. The Company accounts for stock options granted to employees using the fair value method, in accordance with the recommendations in the Canadian Institute of Chartered Accountants ("CICA") Handbook section 3870, Stock-based Compensation and Other Stock-based Payments. In accordance with the fair value method, the Company recognizes estimated compensation expense related to stock options over the vesting period of the options granted, with the related credit being charged to contributed surplus.

  The Company launched an employee share purchase plan on October 20, 2008. The plan includes provisions to allow employees to purchase Common shares. The Company will match the employees' contribution at a rate of 25%. Proceeds from employees and cost of matching shares are recorded in share capital and contributed surplus at the time the shares are issued. The shares contributed by the Company will vest 12 months after issuance with a corresponding compensation expense recognized in income.

  CHANGES IN ACCOUNTING POLICIES

  The CICA has issued the following new Handbook Sections which affect the year ended February 29, 2008:

  a)
  Handbook Section 3862, "Financial Instruments — Disclosures," applies to fiscal years beginning on or after October 1, 2007. This section modifies the disclosure standards for financial instruments that were included in Section 3861, "Financial Instruments — Disclosure and Presentation". The new standard requires entities to provide disclosure on a) the significance of financial instruments for the entity's financial position and performance and b) the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and how the entity manages those risks. The Company has provided the required disclosure in note 15.

  b)
  Handbook Section 3863, "Financial Instruments — Presentation," applies to fiscal years beginning on or after October 1, 2007. This Section carries forward the same presentation standards for financial instruments that were included in Section 3861, "Financial Instruments — Disclosure and Presentation". The Company has provided the required disclosure in note 15.

  c)
  Handbook Section 3031, "Inventories", was issued in March 2007 and replaces Section 3030, "Inventories" effective for fiscal years beginning on or after January 1, 2008. The new section prescribes measurement of inventories at the lower of cost and net realizable value. It provides guidance on the determination of cost, prohibiting the use of the last-in, first-out method (LIFO), and

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)

    requires the reversal of previous write-downs when there is a subsequent increase in the value of inventories. The changes noted above have been incorporated in the periods presented.

  d)
  Section 1535, "Capital Disclosures", establishes standards for disclosing information about an entity's capital and how it is managed. It describes the disclosure of the entity's objectives, policies and processes for managing capital, the qualitative data about what the entity regards as capital, whether the entity has complied with any capital disclosure requirements, and, if it has not complied, the consequences of such non-compliance. The Company has provided this disclosure in note 16.

  The Company is in compliance with the new Handbook Sections mentioned above as of February 28, 2009. There was no transitional adjustment required for the year ended February 29, 2008.

  Future Accounting Changes

  In 2006, Canada's Accounting Standards Board ratified a strategic plan that will result in Canadian GAAP, as used by public companies, being evolved and converged with International Financial Reporting Standards ("IFRS") over a transitional period to be complete by 2011. The Company will be required to report using the converged standards effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. Canadian GAAP will be converged with IFRS through a combination of two methods: as current joint-convergence projects of the United States' Financial Accounting Standards Board and the International Accounting Standards Board are agreed upon, they will be adopted by Canada's Accounting Standards Board and may be introduced in Canada before the complete changeover to IFRS; and standards not subject to a joint-convergence project will be exposed in an omnibus manner for introduction at the time of the complete changeover to IFRS. The International Accounting Standards Board currently has projects underway that should result in new pronouncements that continue to evolve IFRS.

  Discussion of the Company's progress with respect to the established conversion plan is addressed in the Management's Discussion and Analysis of the financial results for the three months ended May 31, 2009.

3.     OTHER RECEIVABLES

  Other receivables are comprised of the following:

	May 31, 2009	February 28, 2009	February 29, 2008
Investment tax credits recoverable	247	187	329
Goods and Services Tax receivable	234	229	628
Provincial sales tax receivable	1	—	28
UK Value Added Tax receivable	18	203	—
Miscellaneous receivables	140	101	107

Total Other Receivables	640	720	1,092

4.     INVENTORY

  Inventory is comprised of the following:

	May 31, 2009	February 28, 2009	February 29, 2008
Raw materials	5,199	6,368	3,887
Work in progress	878	455	1,343
Finished goods	3,634	4,822	4,144

Total production inventory	9,711	11,645	9,374
Inventory held for customer service/warranty	2,822	2,593	1,210

Total Inventory	12,533	14,238	10,584

  Cost of sales for the three and twelve months ended May 31, 2009 and February 28, 2009 was $10,440 and $28,683 respectively (May 31, 2008 — $6,344; February 29, 2008 — $24,980), which included $9,929 and $25,689 respectively (three months ended May 31, 2008 —

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

4.     INVENTORY (Continued)

  $5,848; year ended February 29, 2008 — $23,332) of costs associated with inventory. The remaining costs of $511 and $2,994 respectively (three months ended May 31, 2008 — $496; year ended February 29, 2008 — $1,648) related principally to freight, warranty and other direct costs of sales.

  During the three months and twelve months ended May 31 and February 28, 2009, the Company recognized an impairment charge on inventory of $25 and $1,221 (May 31, 2008 — $149; February 29, 2008 — $220).

5.     PROPERTY AND EQUIPMENT

	May 31, 2009		February 28, 2009		February 29, 2008
	Cost	Accumulated Amortization	Cost	Accumulated Amortization	Cost	Accumulated Amortization
R&D equipment	2,026	1,181	2,013	1,114	1,964	851
Furniture and fixtures	602	520	602	515	566	488
Leasehold improvements	531	404	512	397	478	370
Test equipment	6,363	5,157	5,903	5,064	5,760	4,775
Communication equipment	162	138	151	136	138	132
Computer hardware	1,463	1,227	1,418	1,163	1,226	949
Computer software	1,161	962	1,106	909	918	730
Production fixtures	393	164	404	153	136	91
Automobile	24	7	24	6	24	1

	12,725	9,760	12,133	9,457	11,210	8,387

Accumulated Amortization	(9,760)		(9,457)		(8,387)

Net Book Value	2,965		2,676		2,823

6.     LINE OF CREDIT

  As at May 31, 2009, the Company had drawn $586 (February 28, 2009 — $641; February 29, 2008 — $550) on an operating credit facility with a limit of $10,000 USD (February 28, 2009 — $5,000 CDN; February 29, 2008 — $5,000 CDN). Interest is calculated at the bank's prime rate of interest plus 1.75% (May 31, 2008 — 1%; February 28, 2009 — 1%; February 29, 2008 — 1%) and resulted in a weighted average effective rate of 3.92% (May 31, 2008 — 6.22%; February 28, 2009 — 5.44%; February 29, 2008 — 8%). The draw on the line of credit is denominated in both Canadian and US currencies. An additional $1,522 USD has been reserved against the operating line of credit to secure letters of credit to support performance guarantees. The Company has provided a general security agreement on accounts receivable. The Company was in compliance with the financial covenants included in the lending agreement at all periods mentioned above.

  The Company also holds a capital expenditure facility with a limit of $3,000 USD (February 28, 2009 — nil; February 29, 2008 — nil).

7.     REDEEMABLE PREFERRED SHARES

  On April 19, 2007, a capital reorganization occurred pursuant to which the outstanding Series A-1 Preferred shares and Class B Preferred shares were converted to Common shares, on the following basis:

  •
  The outstanding Series A-1 Preferred shares of the Company were converted into 1,908,315 Common shares on a basis of 1.647932 Common shares for each series A-1 Preferred share, rounded down to the nearest whole number of Common shares held by each holder;

  •
  The outstanding Class B Preferred shares of the Company were converted into 7,069,386 Common shares, on the basis of one Common share for each Class B Preferred share.

  The amount recorded for the debt component of redeemable Preferred shares at April 19, 2007 totalling $18,354 has been recorded to Common shares.

  During the three and twelve months ended May 31, 2009 and February 28, 2009, interest of nil and nil (three months ended May 31, 2008 — nil; year ended February 29, 2008 — $350) was accrued on the value of the redeemable Preferred shares.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

8.     CONVERTIBLE DEBT

  On April 19, 2007, a capital reorganization occurred pursuant to which the Convertible Debt was converted into 3,763,283 Common shares at a 10% discount to the price of the Common shares. The amount recorded as Convertible Debt on April 19, 2007 totalled $13,171 and on conversion has been recorded to Common shares.

  During the three and twelve months ended May 31, 2009 and February 28, 2009, interest of nil and nil (three months ended May 31, 2008 — nil; year ended February 29, 2008 — $150) was accrued on the debt component of the Convertible Debt. Certain lenders are related party shareholders, which is further discussed in note 13.

9.     CAPITAL STOCK

  Share capital consists of the following:

  The Company is authorized to issue an unlimited number of voting Common shares. After all preferential dividends are declared; common shareholders are entitled to dividends, if and when declared by the Board of Directors, provided that an equivalent dividend on the outstanding Class A-1 Preferred shares, Class B Preferred shares, and Class B-1 Preferred shares are declared.

  On April 19, 2007, the Company completed an initial public offering ("IPO"). Pursuant to the offering, the Company issued 7,595,000 Common shares for gross proceeds of $30,000. On May 23, 2007, the Company closed an over-allotment option of 700,000 shares resulting in additional gross proceeds to the Company of $2,765. The net proceeds from both the IPO and the over-allotment, after deducting share issue costs of $5,832, which have been netted against the value of the Common shares, was $26,935. In addition, the Company has converted its Series A-1 Preferred shares (note 7), Class B Preferred shares (note 7), and the Convertible Debt (see note 8) into 1,908,315, 7,069,386, and 3,763,283 Common shares respectively. Upon conversion of the Preferred shares and the Convertible Debt; the amounts previously recorded in contributed surplus of $16,011 and $1,109, respectively, have been allocated from contributed surplus to the value recorded for Common shares. Additionally, the debt component of the Preferred shares and the Convertible Debt outstanding at the date of the capital reorganization amounting to $18,354 and $13,171, respectively, have also been adjusted to the value recorded for the Common shares.

  On March 11 and May 22, 2008, the Company issued 36,446 and 78,534 Common shares respectively. These shares were issued as a result of the Company's bank exercising three separate warrants for cash consideration of $150.

	May 31, 2009	February 28, 2009	February 29, 2008
in shares
Issued and outstanding	28,614,780	28,559,297	28,440,355

in dollars
Value of Capital Stock
Common shares	119,936	119,925	119,435
Contributed surplus	1,472	1,230	933

Total Capital Stock	121,408	121,155	120,368

  During the three months ended May 31, 2009 and the year ended February 28, 2009, the Company repurchased nil and 3,221 restricted Common shares from departing employees respectively (year ended February 29, 2008 — 5,209 shares).

  On January 29, 2009 the Board of Directors of the Company approved the adoption of a shareholder rights plan (the "Rights Plan"). The Rights Plan is intended to provide the Company's Board of Directors with adequate time to assess a take-over bid, to consider alternatives to a take-over bid as a means of maximizing shareholder value, to allow competing bids to emerge, and to provide the Company's shareholders with adequate time to properly assess a take-over bid without undue pressure. The Rights Plan is not intended to prevent take-over bids that treat shareholders fairly and offer fair value, and permits bids that meet certain requirements intended to protect the interests of all shareholders.

  The Rights Plan was approved by the Toronto Stock Exchange and was ratified by the Company's shareholders on June 9, 2009 at the Company's Annual and Special Meeting of the shareholders. The complete Rights Plan is published separately and available at www.sedar.com.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

9.     CAPITAL STOCK (Continued)

  The following table provides details of the amount recorded to contributed surplus:

	May 31, 2009	February 28, 2009	February 29, 2008
Fair value of warrants	66	66	393
Stock based compensation — stock option	1,406	1,164	540

	1,472	1,230	933

  Employee stock option/stock issuance plan

  The Company has established the DragonWave Inc. Key Employee Stock Option/Stock Issuance Plan (the "Plan") applicable to full-time employees, directors and consultants of the Company for purchase of Common shares with 4,292,217 (February 28, 2009 — 4,283,894; February 29, 2008 — 4,266,053) Common shares reserved for issuance as at May 31, 2009. Options are granted with an exercise price equal to the fair value of the Common shares of the Company, and may generally be exercised at a rate of 25% one year from the date of the option grant, and 1/36th of the remaining 75% per additional month of full-time employment with the Company. Options expire in periods ranging from three to ten years, or upon termination of employment.

  The following is a summary of Common stock option activity:

	May 31, 2009		February 28, 2009		February 29, 2008
	Options	Weighted average price	Options	Weighted average price	Options	Weighted average price
	#	$	#	$	#	$
Opening Balance	2,075,918	3.37	1,604,350	3.90	920,655	2.33
Granted	52,337	3.13	544,268	1.97	703,750	5.94
Cancelled and expired	(4,400)	3.55	(72,250)	4.47	(1,091)	2.46
Exercised	(53,600)	0.10	(450)	2.46	(18,964)	3.30

Closing Balance	2,070,255	3.30	2,075,918	3.37	1,604,350	3.90

  The Company has recognized $242 and $624 as compensation expense for stock-based grants, with a corresponding credit to contributed surplus, for the three and twelve months ended May 31 and February 28, 2009 respectively (three months ended May 31, 2008 — $145; year ended February 29, 2008 — $327).

  Prior to the IPO, the fair value of options were estimated at the date of grant using the minimum value option pricing model with the following assumptions: risk-free interest rate of 2% to 4%, a dividend yield of nil, and an average expected life of four years.

  Pursuant to the IPO, the Company calculates the fair value of options granted subsequent to April 19, 2007 at the date of grant using the Black-Scholes Model. The following are the weighted average values used in determining the fair value:

	May 31, 2009	February 28, 2009	February 29, 2008
Volatility	90.4%	61.2%	52.0%
Risk free rate of return	1.3%	1.6%	4.3%
Dividend yield	Nil	Nil	Nil
Average expected life	4 yrs	4 yrs	4 yrs

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

9.     CAPITAL STOCK (Continued)

  The following table summarizes information about the Company's stock options outstanding and exercisable on May 31, 2009:

	Options outstanding			Options exercisable
Exercise price	Number of options	Weighted average remaining contractual life	Weighted average exercise price	Number of options	Weighted average exercise price
$	#	(yrs)	$	#	$
0.10 - 2.00	451,000	4.46	1.37	2,500	1.61
2.01 - 3.00	836,300	1.34	2.46	588,073	2.46
3.01 - 3.38	432,587	4.43	3.38	142,969	3.38
3.39 - 6.57	350,368	3.53	6.37	139,048	6.38

	2,070,255	3.03	3.08	872,590	3.23

  The following table summarizes information about the Company's stock options outstanding and exercisable on February 28, 2009:

	Options outstanding			Options exercisable
Exercise price	Number of options	Weighted average remaining contractual life	Weighted average exercise price	Number of options	Weighted average exercise price
$	#	(yrs)	$	#	$
0 - 0.10	53,600	2.31	0.10	53,600	0.10
0.11 - 2.50	1,275,100	2.50	2.08	554,943	2.46
2.51 - 4.00	66,300	3.77	3.62	12,789	3.89
4.01 - 6.00	293,868	3.81	5.33	85,265	5.30
6.01 - 6.57	387,050	3.60	6.57	132,185	6.57

	2,075,918	2.92	3.37	838,782	3.26

  The Company introduced a restricted stock purchase plan as at June 30, 2005. The plan which included provisions to allow employees to purchase Common shares as restricted stock. The restrictions are removed at a rate of 25% one year from purchase and 1/36th of the remaining 75% per month thereafter. All the employees of the Company participated in an option exchange program where their Common options and Special Purpose Common options were exchanged for restricted stock as at June 30, 2005.

  The following is a life to date summary of restricted stock activity:

	Restricted stock	Weighted average exercise price
	#	$
Stock with restrictions on April 17, 2007	1,839,296	0.01
Restrictions lapsed	(1,747,585)	0.01
Restricted stock repurchased on employee departure	(31,548)	0.01

Restricted stock at May 31, 2009	60,163	0.01

  These restricted stocks vest at various dates with a vesting period of 48 months.

  The Company launched an Employee Share Purchase Plan ("ESPP") on October 20, 2008. The plan includes provisions to allow employees to purchase Common shares. The Company will match the employees contribution at a rate of 25%. The shares contributed by the Company will vest 12 months after issuance. During the three and twelve months ended May 31 and February 28, 2009 a total of 1,506 and 6,732 shares were issued respectively (three and twelve months ended May 31, 2008 and February 29, 2008 — nil and nil). Proceeds from these issuances were $5 and $7 respectively (three and twelve months ended May 31, 2008 and February 29, 2008 — nil and nil).

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

9.     CAPITAL STOCK (Continued)

  Warrants

  On December 21, 2001, and as amended and restated on November 10, 2003, in connection with the issuance of the long-term debt, the Company issued to two parties the right to purchase $315 US and $35US Series A-1 Preferred shares of the Company. On April 19, 2007, a capital reorganization occurred pursuant to which all Preferred shares were converted into Common shares. As a result, and in accordance with the original terms of the agreement, the terms of the warrant were updated such that the holders are entitled to purchase an aggregate of 42,171 Common shares at a purchase price of $9.10 per share. The warrants, which carry a cashless conversion privilege, expire upon the later of: (a) the tenth anniversary of the grant of the right to purchase or (b) April 19, 2012.

  On March 31, 2005, the Company issued to its bank the right to purchase $120 of Class B Preferred shares of the Company which carries a cashless conversion privilege and expires on March 31, 2010. On September 9, 2005, the Company issued to its bank the right to purchase $30 of Class B Preferred shares of the Company which carries a cashless conversion privilege and expires on September 9, 2010. On January 31, 2007, the Company issued to its bank the right to purchase $152 of Class B Preferred shares of the Company which expire on January 31, 2012. On April 19, 2007, a capital reorganization occurred pursuant to which all Preferred shares were converted into Common shares. As a result, and in accordance with the original terms of the agreement, the terms of the warrants were updated such that the holders are entitled to purchase an aggregate of 157,068 Common shares at a purchase price of $1.91 per share.

  The fair value was determined using the Black-Scholes Model at the date of issuance using a volatility factor of 75%, risk free interest rate between 4% and 4.5%, dividend yield of nil and expected life of 5 years. The fair value of the warrants was established at $329. During the three months ended May 31, 2008, the warrants mentioned above were exercised and resulted in proceeds of $150 being paid to the Company. The warrants and their associated proceeds previously recorded as contributed surplus are now recorded in share capital. On March 11, 2008, the Company's bank exercised 78,534 warrants in exchange for 36,446 Common shares. The bank utilized the cashless conversion provision within the agreement resulting in no additional funds being paid to the Company. On May 22, 2008, the Company's bank exercised 78,534 warrants in exchange for 78,534 Common shares. The warrants were valued at $1.91 per Common share.

  In consideration for entering into the Convertible Debt, the Company issued warrants to the lenders which, pursuant to the capital reorganization on April 19, 2007, resulted in the determination of the number of Common shares available for purchase, and the corresponding exercise price. The warrants entitle the holders to purchase an aggregate of 178,287 Common shares at a purchase price of $3.56 per share. A cashless conversion is permitted based on a formula detailed in the warrant agreement. The warrants become exercisable on April 19, 2007, and expire on April 19, 2010.

  Effective May 30, 2007, the Company granted a warrant to a party to purchase up to 126,250 Common shares of the Company at a price of $3.55 per share. The warrant expires 10 years after the date of issuance. The warrant shall vest based on the achievement of pre-determined business milestones. As at August 31, 2008, a revenue reduction provision in the amount of $66 was recognized with a corresponding increase in contributed surplus. The provision was determined using the Black-Scholes Model using a volatility factor of 50%, risk free rate of 3.3% dividend yield of nil, and an expected life of 8.75 years.

10.   COMMITMENTS

  Future minimum operating lease payments as at May 31, 2009 per fiscal year are as follows:

$
2010	643
2011	679
2012	512
2013	77
Thereafter	12

1,923

  In addition to the above, on December 1, 2008, the Company issued a letter of credit to support a guarantee with a European bank. The guarantee expires on April 30, 2010 and has an amount of up to 860,000 Euros. The Company is selling equipment to an integrator who will resell the equipment to a service provider. The Company will be required to fulfill its obligations under the guarantee in the event that the service provider defaults on its obligations to the bank. The Company has recourse against the integrator in the event that the guarantee is exercised.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

11.   SUPPLEMENTAL CASH FLOW INFORMATION

	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
Changes in non-cash working capital balances:
Accounts receivable	(735)	3,891	910	(3,756)
Other receivables	80	323	372	(106)
Inventory	1,705	(1,763)	(3,654)	(3,686)
Prepaid expenses	(274)	7	251	(92)
Accounts payable and accrued liabilities	1,004	(2,862)	(3,378)	3,137
Deferred revenue	(329)	(336)	502	1,084

Changes in non-cash working capital balances	1,451	(740)	(4,997)	(3,419)

12.   INCOME TAXES

  The reported income tax provision differs from the amount computed by applying the Canadian statutory rate to the net loss, for the following reasons:

	Year Ended February 28, 2009	Year Ended February 29, 2008
	$	$
Loss before income taxes	(5,952)	(8,252)
Statutory income tax rate	33.42%	35.68%

Expected income tax recovery	(1,989)	(2,944)
Tax effect of expenses only deductible for tax purposes	(490)	—
Tax effect of realizing benefit of prior years' loss carryforwards	(275)	(69)
Tax effect of losses not recognized	—	813
Foreign tax rate differences	5	14
Foreign branch taxes	37	—
Tax effect of expenses not deductible for tax purposes	364	(41)
Tax effect of temporary differences not recognized	2,385	2,227

Income tax expense	37	—

  The Company's future tax assets and liabilities include the following significant components:

	February 28, 2009	February 29, 2008
	$	$
Scientific Research and Experimental Development expenditures	10,120	9,068
Income tax loss carryforwards	5,416	10,086
Book and tax differences on assets	4,259	718
Ontario Harmonization tax credit	1,857	1,019

Total future tax assets	21,652	20,891

Valuation allowance	(21,652)	(20,891)

Net future tax assets	—	—

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

12.   INCOME TAXES (Continued)

  As at February 28, 2009, the Company had $16,176 of cumulative income tax loss carry forwards in Canada that expire between Fiscal 2010 and Fiscal 2027.

  The Company also had $1,232 of Federal tax loss carry forwards in the U.S. that expire between Fiscal 2025 and Fiscal 2027. Internal Revenue Code Section 382 imposes an annual limitation on the use of a company's net operating loss carry forwards when a company has an ownership change. As a result of the Company's public offering in April 2007 and the follow-on offering in September 2007, the Company effectuated a change of ownership as understood by Section 382. The annual restriction in the amount of losses that may be used has been calculated as $490.

  As at February 28, 2009, the Company had $6,620 of investment tax credits available to reduce future Canadian income taxes payable. These investment tax credits begin to expire in 2010. A tax benefit for these investment tax credits has not been recognized in the consolidated financial statements. During the years ended February 28, 2009 and February 29, 2008, the Company recognized investment tax credits of $82 and $493, respectively. Also as at February 28, 2009, the Company had scientific research and experimental development expenditures of $34,896, which may be carried forward indefinitely.

  The Company had a transitional tax credit of $1,857, arising from Federal/Ontario Corporate Tax Harmonization, that is available to reduce future Ontario income tax and expires in 2013.

13.   RELATED PARTY TRANSACTIONS

  The Company leases premises from a real estate company controlled by a member of the Board of Directors. During the three months ended May 31, 2009 and the year ended February 28, 2009, the Company paid $203 and $845 respectively (three months ended May 31, 2008 — $205; year ended February 29, 2008 — $792), relating to the rent and operating costs associated with this real estate. These amounts have been allocated amongst various expense accounts.

  The Company also purchased products and services from two companies controlled or significantly influenced by a Board member. Total net product and services purchased for the three months ended May 31, 2009 and the year ended February 28, 2009 were $2,321 and $14,308 respectively (three months ended May 31, 2008 — $3,596; year ended February 29, 2008 — $14,883), and the value owing for net purchases at May 31, 2009 was $428 (February 28, 2009 — $1,405; February 29, 2008 — $1,033) and is included in accounts payable and accrued liabilities. The majority of the purchases have been recorded in inventory and ultimately in cost of sales.

  Interest expense paid to a related party for a Company issued Convertible Debenture for the three months ended May 31, 2009 and the year ended February 28, 2009 was nil and nil respectively (three months ended May 31, 2008 — $116; year ended February 29, 2008 — $116).

  All transactions are in the normal course of business and have been recorded at the exchange amount.

14.   RESTRUCTURING COSTS RELATED TO SPECIFIC ITEMS

  During the third fiscal quarter of the year ended February 28, 2009, the Company implemented a restructuring plan aimed at reducing its operating expenses due to the uncertainty in some of its markets arising from the global financial conditions.

  Restructuring charges related to severance costs and other cost reduction measures were $461 and $40 respectively. Other costs include both legal and contract termination costs. All restructuring costs were recognized during the third fiscal quarter of the year ended February 28, 2009. The greater part of all cash disbursements related to these restructuring costs took place during the three months ended February 28, 2009; the remaining $17 held in accounts payable was disbursed in the following fiscal quarter.

15.   FINANCIAL INSTRUMENTS

  Under Canadian GAAP, financial instruments are classified into one of the following categories: held for trading, held-to-maturity, available-for-sale, loans and receivables, or other financial liabilities.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

15.   FINANCIAL INSTRUMENTS (Continued)

  Fair value

  The following table summarizes the carrying values of the Company's financial instruments:

	May 31, 2009	February 28, 2009	February 29, 2008
Held for trading(1)	21,975	23,498	33,459
Loans and receivables(2)	11,898	11,243	12,525
Other financial liabilities(3)	6,745	5,934	9,176

  (1)
  Includes cash, cash equivalents, and short-term investments

  (2)
  Includes accounts receivable and other receivables

  (3)
  Includes line of credit, accounts payable and accrued liabilities which are financial in nature

  Cash and cash equivalents, short-term investments, accounts receivable, other receivables, line of credit, accounts payable and accrued liabilities are short-term financial instruments whose fair value approximates the carrying amount given that they will mature shortly. As at the balance sheet date, there are no significant differences between the carrying value of these items and their estimated fair values.

  Interest rate risk

  Cash and cash equivalents and short-term investments with fixed interest rates expose the Company to interest rate risk on these financial instruments. Interest income of $34 and $693 was recognized during the three and twelve months ended May 31, 2009 and February 28, 2009 respectively, on the Company's cash, cash equivalents and short-term investments (three months ended May 31, 2008 — $254; year ended February 29, 2008 — $1,109).

  The following table illustrates the effect of a change in interest rates on the Company's net loss for the periods mentioned below, with all other variables held constant. The change in after-tax loss is due to adjustments in the fair value for fixed rate short-term investments classified as held for trading.

	Interest Rates +25 basis points	Interest Rates -25 basis points
Effect on the Company's after-tax income
as at May 31, 2009	nil	nil
as at February 28, 2009	(2)	2
as at May 31, 2008	(5)	5
as at February 29, 2008	(7)	7

  The Company pays interest on its line of credit at the bank's prime rate of interest plus 1.75% (February 28, 2009 — 1%; February 29, 2008 — 1%), and has interest rate risk exposure due to changes in the bank's prime rate.

  Credit risk

  The Company is exposed to credit risk with respect to accounts receivable in the event that its counterparties do not meet their obligations. The Company minimizes its credit risk with respect to accounts receivable by performing credit reviews for each of its customers. As at May 31, 2009, one customer exceeded 10% of the total receivable balance. This customer represented 45% (February 28, 2009 — two customers represented 44%; February 29, 2008 — one customer represented 26%) of the accounts receivable balance.

  The Company's allowance for doubtful accounts reflects the Company's assessment of collectability across its global customer base. The Company defines past due based on agreed upon terms with each individual customer. As at May 31, 2009, 28% of trade receivables (net of allowances) are considered at least one day past due (February 28, 2009 — 23%; February 29, 2008 — 49%).

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

15.   FINANCIAL INSTRUMENTS (Continued)

  Foreign exchange risk

  The following table summarizes the currency distribution of the Company's financial instruments in Canadian dollars:

	May 31, 2009			February 28, 2009			February 29, 2008
	CDN Dollars	US Dollars	Other Currency	CDN Dollars	US Dollars	Other Currency	CDN Dollars	US Dollars	Other Currency
Cash and cash equivalents	65%	30%	5%	69%	26%	5%	96%	3%	1%
Accounts receivable	3%	96%	1%	4%	90%	6%	15%	84%	1%
Financial liabilities	43%	56%	1%	40%	59%	1%	43%	56%	1%

  Foreign exchange risk arises because of fluctuations in exchange rates. The Company's financial results are reported in Canadian dollars while it conducts a significant portion of its business activities in foreign currencies, primarily United States dollars. The assets, liabilities, revenue and expenses that are denominated in foreign currencies will be affected by changes in the exchange rate between the Canadian dollar and these foreign currencies. The Company does not currently use derivative financial instruments to mitigate this risk.

  If the Canadian dollar had appreciated 1 percent against all foreign currencies at May 31, 2009, with all other variables held constant, the impact of this foreign currency change on the Company's foreign denominated financial instruments would have resulted in a reduction of after-tax net income of $149 for the three months ended May 31, 2009 (three month ended May 31, 2008 — $86; year ended February 28, 2009 — $211; year ended February 29, 2008 — $69). If the Canadian dollar had depreciated 1 percent against all foreign currencies for the three months ended May 31, 2009, with all other variables held constant, the impact of this foreign currency change on the Company's foreign denominated financial instruments would have resulted in an additional $149 of after-tax net income for the three month period ended May 31, 2009 (three months ended May 31, 2008 — $86; year ended February 28, 2009 — $211; year ended February 29, 2008 — $69).

  For the three months ended May 31, 2009, a foreign exchange loss of $1,686 was recognized (three months ended May 31, 2008 — $268 gain; year ended February 28, 2009 — $4,514 gain; year ended February 29, 2008 — $1,453 loss).

  Liquidity risk

  Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. Based on the Company's recent performance, current revenue expectations and strong current ratio, management believes that liquidity risk is low.

16.   CAPITAL MANAGEMENT

  The Company defines capital to include shareholders' equity. The Company manages its capital in order to maintain flexibility and respond to changes in economic and/or marketplace conditions. In order to increase shareholder value, the Company may adjust its capital structure by issuing new shares, purchasing shares for cancellation or raising debt. At this time, the Company does not utilize debt facilities as part of its capital management strategy with the exception of an operating line of credit. For all periods noted, the Company has not distributed dividends to its shareholders. The Company is not subject to any externally imposed requirements other than disclosed in note 6; and there were no changes in the Company's approach to capital management during the periods noted in these consolidated financial statements.

17.   SEGMENTS AND GEOGRAPHICAL INFORMATION

  The Company operates in one reportable segment — broadband wireless backhaul equipment. All significant assets held by the Company are located in Canada. The following table presents total revenues by geographic location:

	May 31, 2009		May 31, 2008		February 28, 2009		February 29, 2008
	$	%	$	%	$	%	$	%
Canada	966	6	1,820	17	4,690	11	5,678	14
North America (excluding Canada)	11,886	74	6,239	58	24,951	58	22,387	56
Europe, Middle East, and Africa	3,027	19	2,416	23	11,334	26	11,382	28
Other	71	1	250	2	2,359	5	957	2

	15,950	100	10,725	100	43,334	100	40,404	100

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

18.   ECONOMIC DEPENDENCE

  The Company is dependent on a key customer with respect to revenue. This customer represents approximately 52% and 19% of sales for the three and twelve months ended May 31 and February 28, 2009 respectively (three months ended May 31, 2008 — 39%; year ended February 29, 2008 — 27%).

19.   COMPARATIVE FIGURES

  Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current fiscal year.

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  The Company follows Canadian GAAP which is different in some respects from the accounting principles applicable in the United States ("U.S. GAAP") and from practices prescribed by the United States Securities and Exchange Commission. The significant differences between Canadian and U.S. GAAP, and their effects on the consolidated financial statements, are described below.

  The following table reconciles net loss and comprehensive loss as reported under Canadian GAAP to net loss and comprehensive loss that would have been reported had the consolidated financial statements been prepared in accordance with U.S. GAAP:

	Three months ended		Twelve months ended
	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
Net loss and comprehensive loss in accordance with Canadian GAAP	(2,883)	(1,941)	(5,989)	(8,252)
Share-based compensation (a)	3	(36)	(145)	(138)
Redemable Preferred shares (b)				350
Covertible debentures (c)				(600)

Net and Comprehensive loss in accordance with U.S. GAAP	(2,880)	(1,977)	(6,134)	(8,640)

  The following table details the computation of U.S. GAAP basic and diluted loss per share:

	Three months ended		Twelve months ended
	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
Loss attributed to Common shareholders — basic and diluted	(2,880)	(1,977)	(6,134)	(8,640)
Weighted average number of shares	28,569,238	28,480,522	28,537,202	23,448,504
Basic loss per share	(0.10)	(0.07)	(0.21)	(0.37)
Weighted average number of shares — diluted(1)	28,569,238	28,480,522	28,537,202	23,448,504
Dilutes loss per share	(0.10)	(0.07)	(0.21)	(0.37)

  (1)
  excludes the effect of all options and warrants that are anti-dilutive due to the loss reported in the year

  There was no cumulative effect of the above adjustments on the Company`s shareholders' equity.

  a)
  Stock-based compensation

  i)
  Under Canadian GAAP, effective March 1, 2004, the Company accounts for stock-based compensation granted to employees, officers and directors at fair value, which is measured using the Black-Scholes option pricing model. Prior to the IPO, the Company was privately held and used the minimum value methodology for valuing stock-based compensation, also allowable under Canadian GAAP.

    Under U.S. GAAP, effective March 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R) "Share-based payments". This standard requires companies to expense the fair value of stock-based compensation awards through operations, including estimating forfeitures at the time of grant in order to estimate the amount of stock-based awards that will ultimately vest. The Company elected to apply the modified prospective application transition method to account for stock options outstanding as at February 28, 2005. This method requires that the provisions of SFAS 123(R) are generally applied only to share-based awards granted, modified, repurchased or cancelled on March 1, 2006 and thereafter. SFAS 123(R) was applied prospectively to new awards and to awards modified, repurchased, or cancelled after the required

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

    effective date. The Company had previously applied SFAS 123(R) and recognizes the remaining value of awards granted prior to March 1, 2006 over their remaining service period.

    The Company has adopted the straight-line attribution method for determining the compensation cost to be recorded during each accounting period. However, awards based on performance conditions are recorded as compensation expense when the performance conditions are expected to be met.

    As a result of adopting SFAS 123(R), which does not permit the use of the minimum value method additional compensation expense has been recorded under U.S. GAAP for the three-month periods ended May 31, 2009 and May 31, 2008 and for the years ended February 28, 2009 and February 29, 2008.

    During the three-month period ended May 31, 2009, the Company modified certain outstanding stock options by reducing the exercise price of the options and extending their contractual life by one year. Under Canadian GAAP, in calculating the value of the option immediately prior to the modification, its expected life was limited to the remaining life of the previously granted option. Under U.S. GAAP, in accordance with SFAS 123(R), the expected life of the option was re-evaluated immediately prior to the modification and was not limited to the remaining expected life of the un-modified option. As a result, compensation cost recorded for the three-month period ended May 31, 2009 related to the modification under U.S. GAAP is less than the amount recorded under Canadian GAAP.

    ii)
    As at May 31, 2009 and February 28, 2009, compensation costs not yet recognized relating to stock option awards outstanding of $2,132 and $2,164 respectively (May 31, 2008 — $2,454 February 29, 2008 — $2,464) net of estimated forfeitures. As at May 31, 2009, compensation cost will be recognized on a straight line basis over the remaining weighted-average period of approximately 2.3 years for the time vesting options and the performance vesting awards will vest as performance conditions are met. Compensation will be adjusted for subsequent changes in estimated forfeitures.

    iii)
    The total intrinsic value of options exercised during the three-month period ended May 31, 2009 was $177 (three-month period ended May 31, 2008 — nil) and for the year ended February 28, 2009 was nil (February 29, 2008 — $3).

    iv)
    The total intrinsic value of fully vested options at May 31, 2009 was $777 (May 31, 2008 — $1,411) and was ($516) at February 29, 2009 (February 29, 2008 — $1,000).

    v)
    The total fair value of options that vested during the three-month period ended May 31, 2009 was $239 (three month period ended May 31, 2008 — $181) and for the year ended February 28, 2009 was $769 (2008 — $464).

    vi)
    SFAS 123(R) does not permit the use of the minimum value method. The Company derives the volatility over the expected term of the awards based on comparable companies' historical volatilities as this represents the most appropriate basis to determine actual expected volatility of its own shares in future periods. The expected life of options was determined based on several factors including historical life, probable life before exercise, and probability of exercise.

    vii)
    The Company records an expense equal to the fair value of shares granted pursuant to the employee share purchase plan over the period the shares vest. The total fair value of the shares recognized during the three-month period ended May 31, 2009 was $1 (three-month period ended May 31, 2008 — nil) and for the year ended February 28, 2009 was $1 (2008 — nil). The fair value of the unearned ESPP shares as at May 31, 2009 was $2 (May 31, 2008 — nil) and as at February 28, 2009 was $1 (2008 — nil). The number of shares held for release under the plan at May 31, 2009 and February 28, 2009 were 1,076 and 1,413 respectively (May 31, 2008 — nil; February 29, 2008 — nil).

  b)
  Redeemable Preferred Shares

    Under Canadian GAAP, the fair value of the redemption feature of the redeemable Preferred shares at their date of issuance was separated from the Preferred shares and recorded as a liability. As a result, the amount allocated to the Preferred shares was less than their redemption amount. The Preferred shares were accreted up to their redemption amount over the term to the date that the redeemable Preferred shares first became redeemable. This accretion was charged to interest expense. Under Canadian GAAP, the value of the conversion feature was recorded in shareholders' equity.

    Under U.S. GAAP, the fair value of the conversion feature was not required to be separately recorded. As a result, no interest expense was required to be recorded under U.S. GAAP. Under U.S. GAAP, the redeemable Preferred shares are classified outside of permanent shareholders' equity as they are redeemable at the option of the holder. This results in a U.S. GAAP reconciling item to reflect the different classification. As the Preferred shares were all redeemed prior to February 28, 2008, there is no classification difference for any of the periods presented.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  c)
  Convertible Debt

    Under Canadian GAAP, the fair value of the liability component of the Convertible Debt at the date of issuance was recorded as long-term debt. This liability component was being accreted up to the face amount of the Convertible Debt over the term to maturity until the underlying debt was converted into Preferred shares. This accretion was charged to interest expense using the effective interest rate method. Under Canadian GAAP the equity components of the Convertible Debt, consisting of the conversion right and warrants, were valued using the residual valuation of the equity component method where the liability component is valued first, and the difference between the proceeds of the debt issuance and the fair value of the liability is assigned to the equity components and recorded in shareholders' equity.

    Under U.S. GAAP, the proceeds of debt instruments issued with detachable stock purchase warrants should be allocated based on a relative fair value basis. As a result, the relative fair value of the warrants at their issuance was determined to be $465 and was allocated to shareholders' equity with a corresponding discount on the Convertible Debt. Due to the allocation of proceeds to warrants and ability for holders to convert the debt at a price equal to ninety percent (90%) of the then-current share price, a Beneficial Conversion Feature ("BCF") exists under U.S. GAAP. In accordance with U.S. GAAP, a further discount on the Convertible Debt and increase to shareholders' equity of $1,854 was recorded representing the fair value of the BCF upon issuance. The discounts on the Convertible Debt are accreted to interest expense using the effective interest method and any unamortized balance is expensed immediately upon conversion of the Convertible Debt.

    The discount on Convertible Debt under U.S. GAAP is greater than that under Canadian GAAP, and as a result, additional interest expense was recorded under U.S. GAAP for the year ended February 29, 2008.

  OTHER DISCLOSURES REQUIRED UNDER U.S. GAAP

  a)
  Income Statement

  i)
  During each of the periods presented revenue is comprised of:

	Three months ended		Twelve months ended
	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
Product Sales	14,929	9,289	38,952	37,640
Services	1,021	1,436	4,382	2,764

Total Revenue	15,950	10,725	43,334	40,404

    ii)
    Stock based compensation:

    Non-cash stock based compensation of $239 was recorded for the three-month period ended May 31, 2009 (three month period ended May 31, 2008 — $181) and $769 for the year ended February 28, 2009 (2008 — $465) and was included in General and administrative, Selling and Marketing, and Research and Development expenses as detailed below.

	Three months ended		Twelve months ended
	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
General and Administrative	93	52	306	153
Research and Development	60	51	186	153
Sales and Marketing	86	78	277	158

	239	181	769	464

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

    iii)
    Details of related party transaction amounts included in income statement captions are as follows:

	Three months ended		Twelve months ended
	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
Cost of Sales	2,321	3,574	14,103	14,782
Reaserch and Development	98	109	437	423
General and administrative	76	65	280	260
Sales and Marketing	29	53	333	208

Total	2,524	3,801	15,153	15,673

    iv)
    Bad debt expense:

    Included in general and administrative expenses is $11 related to bad debt expense for the three-month period ended May 31, 2009 (three-month period ended May 31, 2008 — $47) and $325 related to the year ended February 28, 2009 (year ended February 29, 2008 — $116).

    v)
    Rental expense:

    Included in general and administrative expenses is $191 related to premises rental expense for the three-month period ended May 31, 2009 (three-month period ended May 31, 2008 — $191) and $759 related to the year ended February 28, 2009 (year ended February 29, 2008 — $617).

    vi)
    Depreciation expense:

    Included in general and administrative expenses is $92 related to depreciation of capital assets for the three-month period ended May 31, 2009 (three-month period ended May 31, 2008 — $74) and $341 related to the year ended February 28, 2009 (year ended February 29, 2008 — $199).

  b)
  Balance Sheet

  i)
  Accounts Payable and Accrued Liabilities:

    Details of accounts payable and accrued liabilities are as follows:

		Twelve months ended
	Three months ended May 31, 2009	February 28, 2009	February 29, 2008
Accounts payable	3,739	1,764	3,423
Accruals	2,148	1,991	3,840
Payroll related Accruals	366	487	759
Related party	428	1,422	1,033
Taxes	—	13	—

Total accounts payables and accrued liabilities	6,681	5,677	9,055

    ii)
    Warranty liability:

    The Company records a liability for future warranty costs based on management's best estimate of probable claims within the Companies product warranties. The accrual is based on the terms of the warranty which vary by customer, product, or service and historical experience. The Company regularly evaluate the appropriateness of the remaining accrual.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

    The following table details the changes in the warranty liability:

		Twelve months ended
	Three months ended May 31, 2009	February 28, 2009	February 29, 2008
Balance at beginning of period	401	429	286
Accruals	236	531	669
Utilization	(115)	(559)	(526)

Balance at end of period	522	401	429

    iii)
    Restructuring charges:

    During the year ended February 28, 2009, the Company recorded restructuring charges of $501 related to severance and benefit costs associated with a workforce reduction of 20 employees, all of whom were notified of their termination during the year ended February 28, 2009. Of the total expense, $484 was disbursed during the three months ended February 28, 2009 with the remainder disbursed during the subsequent fiscal quarter.

    iv)
    Short-term investments:

    Cost and fair value of investments classified as held for trading, as at February 29, 2008, by contractual maturity were as follows:

	Amortized Cost	Fair Value
Due in one to 3 months	31,878	31,908
Due in 3 to 6 months	—	—

Total Investments	31,878	31,908

    v)
    Allowance for doubtful accounts:

    Allowance for doubtful accounts at May 31, 2009 was $281 (February 28, 2009 — $296; February 29, 2008 — $77).

  c)
  Capital Stock

  i)
  Shares outstanding:

    Under U.S. GAAP, issued and authorized capital is required to be presented on the face of the balance sheet. The Company is authorized to issue an unlimited number of voting Common shares. After all preferential dividends are declared, common shareholders are entitled to dividends, if and when declared by the Board of Directors provided that an equivalent dividend on the outstanding Class A-1 Preferred shares, and Class B Preferred shares are declared.

    The Company had 28,614,780 and 28,559,297 Common shares issued and outstanding as at May 31, 2009 and February 28, 2009, respectively (28,555,335 and 28,440,355 as at May 31, 2008 and February 29, 2008, respectively).

  d)
  Income Taxes

  i)
  Adoption of FASB Interpretation 48:

    In June 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109, effective for fiscal years beginning on or after December 15, 2006. FIN 48 provides specific guidance on the recognition, de-recognition and measurement of income tax positions in financial statements, including the accrual of related interest and penalties recorded in interest expense. An income tax position is recognized when it is more likely than not that it will be sustained upon examination based on its technical merits, and is measured as the largest amount that is greater than 50% likely of being realized upon ultimate settlement. Under Canadian

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

    GAAP, the Company recognizes and measures income tax positions based on the best estimate of the amount that is more likely than not of being realized. The adoption of FIN 48 did not have any impact on the Company's U.S. GAAP results.

    ii)
    Substantively enacted tax rates:

    Under Canadian GAAP, income taxes are measured using substantively enacted tax rates, while under U.S. GAAP, measurement is based upon enacted tax rates. This difference does not result in a difference for any periods presented in these consolidated financial statements.

    iii)
    Deferred tax asset:

    Under U.S. GAAP, investment tax credits are included in the determination of deferred tax asset whereas under Canadian GAAP, investment tax credits are not considered in the determination of future tax assets. Including the investment tax credits as a deferred tax asset under U.S. GAAP would have the impact of increasing deferred tax assets with a corresponding increase in the Company's valuation allowance of $4,700 as at February 28, 2009 and $3,647 as at February 29, 2008.

    iv)
    Accrued interest expenses:

    The Company recognizes interest accrued relating to unrecognized tax liabilities as interest expense.

    v)
    Fiscal period subject to examination:

    The Company files income tax returns in Canada, the United States, and the United Kingdom. Generally, the years 2002 to 2009 remain subject to examination by tax authorities.

    vi)
    Income (loss) by jurisdiction:

    The components of the Company's income (loss) from continuing operations before income taxes, by taxing jurisdiction, were as follows:

	Three months ended		Twelve months ended
	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
Canada	(1,638)	(2,503)	(11,354)	(7,393)
United States	412	61	230	188
Other	2	(12)	—	—

	(1,224)	(2,454)	(11,124)	(7,205)

    vii)
    Future tax liabilities by jurisdiction:

    The Company's future tax liability for each tax jurisdiction is nil for all periods noted above.

    viii)
    Valuation Allowance:

    Under U.S. GAAP, any valuation allowance related to investment tax credits ("ITC") must be included in the valuation allowance for deferred tax assets. Accordingly, the Company recorded a valuation allowance of $26,352 as at February 28, 2009 (February 29, 2008 — $24,538).

    ix)
    Recognition of deferred tax assets:

    In assessing the likelihood of realizing deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the years in which the temporary differences are deductible. Management considers the scheduled reversals of deferred tax liabilities, the character of the deferred income tax assets and available tax planning strategies in making this assessment.

    To the extent that management determines that the realization of future income taxes does not meet the more likely than not realization criterion, a valuation allowance is recorded against the future income tax assets.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  e)
  Fair Value Measurements

    Effective March 1, 2008, the Company adopted FASB standard SFAS No. 157, "Fair Value Measurements," which defines fair value, establishes a framework and prescribes methods for measuring fair value and outlines the additional disclosure requirements on the use of fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of fair value hierarchy based on the reliability of inputs are as follows:

    •
    Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;

    •
    Level 2 inputs are significant observable inputs other than quoted prices included in level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data; and

    •
    Level 3 inputs are significant unobservable inputs that reflect the reporting entity's own assumptions and are supported by little or no market activity.

    The Company's financial assets and liabilities that are measured at fair value on a recurring basis have been segregated into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below. SFAS No. 157-2 delayed the effective date for non-financial assets and liabilities until March 1, 2009, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis.

    Financial assets and liabilities measured at fair value as at February 28, 2009 in the consolidated financial statements on a recurring basis are summarized below:

	Fair value measurements using:
	Level 1	Level 2	Level 3
Assets
Cash	8,504	—	—
Short Term Investments	14,994	—	—

Total assets	23,498	—	—

    Financial assets and liabilities measured at fair value as at May 31, 2009 in the consolidated financial statements on a recurring basis are summarized below:

	Fair value measurements using:
	Level 1	Level 2	Level 3
Assets
Cash	21,975	—	—
Short Term Investments	—	—	—

Total assets	21,975	—	—

f)
Recent United States accounting pronouncements

i)
Business Combinations:

    In December 2007, the FASB issued FASB Statement No. 141R, Business Combinations. This statement requires the acquirer to recognize the assets acquired, liabilities assumed and any non-controlling interest in the acquiree at fair value as of the acquisition date. The statement is effective for the Company beginning March 1, 2009.

    There was no material impact on the Company's financial position or results of operations as a result of adopting this standard.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  ii)
  Non-controlling interests:

    In December 2007, the FASB issued FASB Statement No. 160, Non-controlling Interests in Financial Statements. This statement will require non-controlling interest in a subsidiary to be reported in equity in the consolidated financial statements. The statement is effective for the Company beginning March 1, 2009.

    There was no material impact on the Company's financial position or results of operations as a result of adopting this standard.

  iii)
  Disclosure about Derivative Instruments and Hedging Activities:

    In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. This new statement enhances disclosures regarding an entity's derivative and hedging activities. This statement is effective for the Company beginning March 1, 2009.

    There was no impact to the Company on adoption of this statement.

  iv)
  Hierarchy of Generally Accepted Accounting Principles:

    In May 2008, the FASB issued FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles. The statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements in accordance with GAAP in the United States. This statement was effective for the Company November 15, 2008, which is 60 days after the Securities and Exchange Commission's approval of Auditing Standard No. 6, Evaluating Consistency of Financial Statements.

    There was no impact to the Company on adoption of this statement.

  v)
  Subsequent events:

    In May 2009, the FASB issued SFAS No. 165, Subsequent Events, ("SFAS 165"), which is effective for the Company June 30, 2009. SFAS 165 provides guidance for disclosing events that occur after the balance sheet date, but before financial statements are issued or available to be issued.

    The adoption of SFAS 165 did not have a significant impact on the Company's consolidated financial statements.

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

 CERTIFICATE OF THE COMPANY

Date: September 24, 2009

        This short form prospectus, together with the documents and information incorporated by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required under the securities legislation of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador.

By: (Signed) PETER ALLEN Chief Executive Officer	By: (Signed) RUSSELL FREDERICK Chief Financial Officer
On behalf of the Board of Directors
By: (Signed) GERRY SPENCER Director	By: (Signed) CLAUDE HAW Director

C-1

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

 CERTIFICATE OF THE UNDERWRITERS

Date: September 24, 2009

        To the best of our knowledge, information and belief, this short form prospectus, together with the documents and information incorporated by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required under the securities legislation of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador.

CANACCORD CAPITAL CORPORATION

By: (Signed) JEAN-YVES BOURGEOIS

CIBC WORLD MARKETS INC.	GMP SECURITIES L.P.
By: (Signed) MARWAN KUBURSI	By: (Signed) STEVE OTTAWAY
RBC DOMINION SECURITIES INC.
By: (Signed) JAN SORHAUG
DUNDEE SECURITIES CORPORATION	TD SECURITIES INC.
By: (Signed) AARON UNGER	By: (Signed) SIMON KWONG

C-2

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

Shares

Common Shares

Prospectus

Canaccord Adams
Piper Jaffray
Pacific Crest Securities
CIBC
GMP Securities L.P.
RBC Capital Markets
Dundee Securities Inc.
TD Securities

    •    , 2009

Until    •    , 2009 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        [INSERT CANADIAN PROSPECTUS TABLE OF CONTENTS WITH "[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]" LEGEND AT TOP]

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

        Under the Canada Business Corporations Act (the "CBCA"), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity and provided that (a) the director, officer or other individual acted honestly and in good faith with a view to the best interest of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request and, (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the Registrant or other entity as described above, only with court approval and provided the individual fulfills the conditions set out in clauses (a) and (b), above. A director, officer or other individual referred to above is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the Registrant or other entity as described above, if the individual seeking indemnity was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and fulfils the conditions set out in (a) and (b), above. A Registrant may advance monies to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the monies if the individual does not fulfill the conditions set out in clauses (a) and (b), above.

        The Registrant's By-Law No. 1A (the "By-Law") provides that, subject to the provisions of the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding to which the individual is involved because of that association with the Registrant or other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The Registrant shall also indemnify any such person in such other circumstances as the CBCA or other law permits or requires. Nothing in the By-Law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the By-Law to the extent permitted by the CBCA or other law.

        The Registrant has also entered into contractual indemnification agreements in favor of each of the directors that provide, to the full extent allowed by law, that the Registrant shall indemnify and save harmless each director, his estate, executors, administrators, legal representatives and lawful heirs, from and against any and all costs, charges of expenses (including, but not limited to, an amount paid to settle any action or to satisfy any judgment, legal fees on a solicitor and client basis, other professional fees, out-of-pocket expenses for attending proceedings including discoveries, trials, hearings and meetings, and any amount for which he is liable by reason of any statutory provision whether civil, criminal or otherwise ("indemnifiable costs")), suffered or incurred by the director or such other indemnified parties, directly or indirectly, as a result of or by reason of the director: (i) being or having been a director or officer of the Registrant or an affiliate of the Registrant or by reason of any action taken by the director in his capacity as a director or officer of the Registrant or an affiliate of the Registrant; (ii) being or having been a member of a committee of the board of directors of the Registrant or an affiliate of the Registrant; or (iii) acting as a member of the plan administrator pursuant to the Registrant's Stock Option Plan, subject to certain conditions being satisfied including that the director: (a) acted honestly and in good faith with a view to the best interests of the Registrant, or the best interests of the Registrant's affiliate, as the case may be; and (b) in the case of a criminal or administrative action, proceeding, investigation, inquiry or hearing that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The indemnities also provide that indemnifiable costs will be paid by the Registrant immediately, with the agreement that, in the event it is ultimately determined that the indemnified party was not entitled to be so indemnified, such amounts shall be refunded to the Registrant.

        A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the By-Law and the CBCA.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

 EXHIBITS

Exhibit No.		Description
3.1	†	Underwriting agreement.
4.1		Annual Information Form for the year ended February 28, 2009, dated May 7, 2009.
4.2		Management's Discussion and Analysis for the fiscal year ended February 28, 2009, dated May 7, 2009.
4.3		Management's Discussion and Analysis for the three month period ended May 31, 2009, dated July 14, 2009.
4.4		Management's Proxy Circular dated May 14, 2009 prepared in connection with the annual and special meeting of shareholders held on June 9, 2009.
4.5		Press release dated June 9, 2009 announcing the ratification of the Registrant's shareholder rights plan by the shareholders.
4.6
Amended audited consolidated financial statements for fiscal years ended February 28, 2009 and February 29, 2008, and amended unaudited interim consolidated financial statements for the three month period ended May 31, 2009.
5.1		Consent of Ernst & Young LLP.
5.2		Consent of Fraser Milner Casgrain LLP.
6.1		Powers of Attorney (included on signature pages of this Registration Statement).

†
To be filed by amendment.

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process.

(a)
Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)
Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Country of Canada, on this 24th day of September, 2009.

DRAGONWAVE INC.
By:	/s/ PETER ALLEN Name: Peter Allen Title: Chief Executive Officer

III-2

 POWERS OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Peter Allen and Russell Frederick, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PETER ALLEN Peter Allen	Chief Executive Officer, and Director (Principal executive officer)	September 24, 2009
/s/ RUSSELL FREDERICK Russell Frederick	Chief Financial Officer, and Director (Principal financial officer)	September 24, 2009
/s/ RUTH BENGOUGH Ruth Bengough	Controller	September 24, 2009
/s/ GERRY SPENCER Gerry Spencer	Chairman of the Board of Directors, and Director	September 24, 2009
/s/ JEAN-PAUL COSSART Jean-Paul Cossart	Director	September 24, 2009
/s/ TERENCE MATTHEWS Terence Matthews	Director	September 24, 2009
/s/ CLAUDE HAW Claude Haw	Director	September 24, 2009
/s/ CARL EIBL Carl Eibl	Director and Authorized Representative in the United States	September 24, 2009

III-3

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement in the capacity of the duly authorized representative of the Registrant in the United States on this 24th day of September, 2009.

DRAGONWAVE INC.
By:	/s/ CARL EIBL Carl Eibl Director

III-4

 EXHIBITS

Exhibit No.		Description
3.1	†	Underwriting agreement.
4.1		Annual Information Form for the year ended February 28, 2009, dated May 7, 2009.
4.2		Management's Discussion and Analysis for the fiscal year ended February 28, 2009, dated May 7, 2009.
4.3		Management's Discussion and Analysis for the three month period ended May 31, 2009, dated July 14, 2009.
4.4		Management's Proxy Circular dated May 14, 2009 prepared in connection with the annual and special meeting of shareholders held on June 9, 2009.
4.5		Press release dated June 9, 2009 announcing the ratification of the Registrant's shareholder rights plan by the shareholders.
4.6
Amended audited consolidated financial statements for fiscal years ended February 28, 2009 and February 29, 2008, and amended unaudited interim consolidated financial statements for the three month period ended May 31, 2009.
5.1		Consent of Ernst & Young LLP.
5.2		Consent of Fraser Milner Casgrain LLP.
6.1		Powers of Attorney (included on signature pages of this Registration Statement).

†
To be filed by amendment.

QuickLinks

CALCULATION OF REGISTRATION FEE
PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS EXPLANATORY NOTE RELATED TO CANADIAN PROSPECTUS ALTERNATIVE PAGES

GENERAL MATTERS
GLOSSARY OF TECHNICAL TERMS
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION
PROSPECTUS SUMMARY OUR BUSINESS
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
RISK FACTORS
OUR BUSINESS
Bandwidth Capacity for Backhaul Networks by Type
Theoretical Peak Data Transfer Limits on Selected Mobile Technologies
DIRECTORS AND MANAGEMENT
INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS
DESCRIPTION OF SECURITIES BEING DISTRIBUTED
CONSOLIDATED CAPITALIZATION
USE OF PROCEEDS
DIVIDEND POLICY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Number of Customers Shipped to in the Quarter Ended May 31, 2009
Number of Customers Shipped to in the Year Ended February 28, 2009
OPTIONS AND WARRANTS TO PURCHASE SECURITIES
PRIOR SALES
TRADING PRICE AND VOLUME
PRINCIPAL SHAREHOLDERS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DOCUMENTS INCORPORATED BY REFERENCE
AUDITORS, TRANSFER AGENT AND REGISTRAR
RECONCILIATION TO U.S. GAAP
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR NON-RESIDENTS OF CANADA
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS
NASDAQ QUORUM REQUIREMENT
WHERE YOU CAN FIND MORE INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES
LEGAL MATTERS
EXPERTS
ELIGIBILITY FOR INVESTMENT
PURCHASERS' STATUTORY RIGHTS
AUDITORS' CONSENT
AUDITORS' REPORT
DRAGONWAVE INC. CONSOLIDATED BALANCE SHEETS (Expressed in Cdn $000's)
DRAGONWAVE INC. CONSOLIDATED STATEMENTS OF OPERATIONS, COMPREHENSIVE LOSS AND DEFICIT (Expressed in Cdn $000's except share and per share amounts)
DRAGONWAVE INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Expressed in Cdn $000's except share and per share amounts)
DRAGONWAVE INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Cdn $000's except share and per share amounts)
CERTIFICATE OF THE COMPANY
CERTIFICATE OF THE UNDERWRITERS
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
POWERS OF ATTORNEY
AUTHORIZED REPRESENTATIVE
EXHIBITS